                           SCHEDULE 14A INFORMATION
                           ------------------------

   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                         OF 1934 (AMENDMENT NO. _____)


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]


Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 Corcom, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:



          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:



          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:



          ----------------------------------------------------------------------

     (5)  Total fee paid:



          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:


          ----------------------------------------------------------------------

     (3)  Filing Party:


          ----------------------------------------------------------------------

     (4)  Date Filed:


          ----------------------------------------------------------------------


Notes:

                          [CORCOM LOGO APPEARS HERE]

                                                                         , 1998

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of the shareholders of Corcom, Inc., an Illinois corporation ("Corcom") to be held at the offices of D'Ancona & Pflaum, 30 North La Salle Street, 27th Floor, Chicago, Illinois,
at 10:00 a.m. local time, on             , 1998.

  At this important meeting, you will be asked to consider and vote upon a proposed merger of RF Acquisition Corp., a wholly owned subsidiary of Communications Instruments, Inc., with and into Corcom. In the proposed merger, Corcom will become a wholly owned subsidiary of Communications Instruments and holders of Corcom common stock will be entitled to receive $13.00 in cash for each share of their Corcom common stock. The enclosed Proxy Statement provides a detailed description of the matters to be considered at the Special Meeting and information concerning Corcom and the proposed merger.

  Consummation of the merger is subject to a number of conditions, including Communications Instruments obtaining necessary financing. Accordingly, even if the shareholders approve the merger, there can be no assurance that the merger will be consummated.

  James A. Steinback, a Director of Corcom, and I have entered into a voting agreement with Communications Instruments under which Communications Instruments has the power, upon the occurrence of certain conditions, to vote our 1,198,399 shares or 31.3% of Corcom's common stock in favor of the merger.

  ABN AMRO Incorporated ("ABN AMRO"), Corcom's financial advisor, has rendered an opinion to the Board of Directors of Corcom, to the effect that, as of the date of the merger agreement (March 10, 1998) the consideration to be paid for the Corcom common stock was fair from a financial point of view to Corcom's shareholders. A copy of such opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by ABN AMRO, appears as Appendix B to the Proxy Statement.

  AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL PRESENTED AT THE SPECIAL MEETING.

  YOUR FAILURE TO RETURN A PROXY OR TO ATTEND THE SPECIAL MEETING IN PERSON WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. YOU ARE THEREFORE ENCOURAGED TO SIGN AND RETURN THE ENCLOSED PROXY.

  It is important that your shares be present at the Special Meeting, regardless of the number of shares of common stock you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend. As soon as practicable after the effectiveness of the merger, you will receive instructions for surrendering your Corcom share certificates (in exchange for $13.00 in cash) and a letter of transmittal to be used for this purpose. You should not submit your share certificates for exchange until you have received such instructions and the letter of transmittal.

                                          Sincerely yours,

                                          /s/ Werner E. Neuman
                                          Werner E. Neuman
                                          President

                                 CORCOM, INC.
                            844 EAST ROCKLAND ROAD
                         LIBERTYVILLE, ILLINOIS 60048

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD        , 1998

                               ----------------

To the holders of Common Stock of
Corcom, Inc.

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Corcom, Inc. (the "Company") will be held at the offices of D'Ancona & Pflaum, 30 North La Salle Street, 27th Floor, Chicago, Illinois, at 10:00 a.m. local
time, on             , 1998, for the following purposes:

    (a) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated March 10, 1998, among the Company, Communications Instruments, Inc., a North Carolina corporation ("CII") and RF Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of CII ("Merger Subsidiary"), pursuant to which (i) Merger Subsidiary will be merged into the Company and (ii) each share of common stock of the Company will be converted automatically into the right to receive $13.00 per share in cash; and

    (b) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  Holders of shares of the Company's common stock have the right to dissent from the merger and to demand appraisal of, and payment for, their shares of common stock by following the procedures set forth in Sections 11.65 and 11.70 of the Business Corporation Act of the State of Illinois, copies of which are attached as Appendix C and summarized under "The Merger--Appraisal Rights of Dissenting Shareholders" in the accompanying Proxy Statement.

  The Board of Directors has fixed the close of business on         , 1998 as
the record date for the determination of shareholders entitled to receive notice of, and vote at, the Special Meeting and any adjournment thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.

                                          By order of the Board of Directors,

                                          /s/ Walter Roth
                                          Walter Roth
                                          Secretary

May   , 1998
Libertyville, Illinois

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON, EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                          [CORCOM LOGO APPEARS HERE]

                                 CORCOM, INC.
                            844 EAST ROCKLAND ROAD
                         LIBERTYVILLE, ILLINOIS 60048

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD       , 1998

                               ----------------

  This Proxy Statement is furnished to shareholders of Corcom, Inc., an Illinois corporation ("Corcom" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at
the special meeting of shareholders to be held on           , 1998 (the
"Special Meeting"), and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Special Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by notifying the Company, there being no formal procedure required. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders of the Company on
or about            , 1998.

  At the Special Meeting, holders of the Company's common stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated March 10, 1998 (the "Merger Agreement"), among the Company, Communications Instruments, Inc., a North Carolina corporation ("CII") and RF Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of CII ("Merger Subsidiary"), pursuant to which (i) Merger Subsidiary will be merged (the "Merger") into the Company and (ii) each share of common stock of the Company will be converted automatically into the right to receive $13.00 per share in cash. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

  THE COMPANY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, WHICH WERE ESTABLISHED THROUGH ARM'S-LENGTH BARGAINING WITH CII, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. FOR A DESCRIPTION OF CERTAIN CONFLICTS OF INTERESTS OF THE COMPANY'S PRESIDENT, WERNER E. NEUMAN, IN APPROVING THE MERGER AGREEMENT SEE "SPECIAL FACTORS--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

  YOUR FAILURE TO RETURN A PROXY OR TO ATTEND THE SPECIAL MEETING IN PERSON WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. YOU ARE THEREFORE ENCOURAGED TO SIGN AND RETURN THE ENCLOSED PROXY.

  Only holders of record of common stock at the close of business
on          , 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Special Meeting 3,823,243 shares of common stock.

  Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of common stock. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will have the same effect as votes against the approval of the Merger Agreement.

  As a condition precedent of CII's offer to acquire the Company, Werner E. Neuman, the Company's President, and James A. Steinback, a Director of the Company, have entered into a voting agreement with Merger Subsidiary. Under the terms of the voting agreement, Messrs. Neuman and Steinback granted to Merger Subsidiary a proxy to vote their shares at the Special Meeting for the approval of the Merger Agreement, effective only upon the occurrence of certain conditions. No consideration was paid to CII nor Messrs. Neuman and Steinback in connection with entering into the voting agreement. Other than the voting agreement and the Merger Agreement, there are no affiliations between the Company, its management and respective subsidiaries and CII, its management and respective subsidiaries. As a result of this voting agreement, Merger Subsidiary may have the power to vote 1,198,399 shares or 31.3% of the Company's outstanding shares of common stock for approval of the Merger Agreement.

  Holders of shares of the Company's common stock have the right to dissent from the Merger and to demand appraisal of, and payment for, their shares by following the procedures set forth in Sections 11.65 and 11.70 of the Business Corporation Act of the State of Illinois, a copy of which sections are attached hereto as Appendix C and summarized under "Special Factors-- Dissenter's Rights" and "The Merger--Appraisal Rights of Dissenting Shareholders" in the accompanying Proxy Statement.

  Consummating the Merger is subject to a number of additional conditions, including CII obtaining the necessary financing. Accordingly, even if shareholders approve the Merger, there can be no assurance that the Merger will be consummated.

  Each properly executed proxy returned to the Company prior to the Meeting will be voted, unless the shareholder otherwise specifies in the proxy, (i) for approval of the Merger Agreement and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the Special Meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             CAUTIONARY STATEMENT

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                   PAGE
                   -----
 CAUTIONARY        (iii)
  STATEMENT.......
 SUMMARY OF PROXY      1
  STATEMENT.......
    Parties to the     1
     Merger.......
    Special            1
     Meeting......
    The Merger....     2
    Reasons for        2
     the Merger
     and
     Recommendation
     of the
     Company's
     Board of
     Directors....
    Opinion of         3
     Financial
     Advisor......
    Effective Time     3
     of Merger....
    Interests of       3
     Certain
     Persons in
     the Merger...
    Rights of          4
     Dissenting
     Shareholders.
    Federal Income     5
     Tax
     Consequences.
    Accounting         5
     Treatment....
    Financing of       5
     the Merger...
    Conditions to      5
     the Merger...
    No                 5
     Solicitation.
    Termination...     6
    Termination        7
     Fee..........
    Exchange of        7
     Stock
     Certificates.
    Market Price       7
     for Common
     Stock and
     Dividends....
    Summary            8
     Financial
     Information..
 THE SPECIAL           9
  MEETING.........
    General.......     9
    Record Date;       9
     Quorum.......
    Vote Required.     9
    Proxies.......     9
    Other Matters      9
     To Be
     Considered...
    Solicitation      10
     of Proxies...
 SPECIAL FACTORS..    10
    Background of     10
     Merger.......
    Reasons for       12
     the Merger
     and
     Recommendation
     of the
     Company's
     Board of
     Directors....
    Voting            13
     Agreement....
    Opinion of        13
     Financial
     Advisor......
    Interests of      18
     Certain
     Persons in
     the Merger...
    Effective Time    20
     and
     Consequence
     of Merger....
    Federal Income    20
     Tax
     Consequences.
    Dissenters'       21
     Rights.......
 THE MERGER.......    21
    Exchange of       21
     Certificates
     Representing
     the Common
     Stock........
    Treatment of      22
     Outstanding
     Options......
    Conditions to     22
     Merger.......
    Amendment of      23
     the Merger
     Agreement;
     Waiver of
     Conditions...
    Conduct of        23
     Business
     Pending the
     Merger.......
    No                24
     Solicitation.
    Termination of    24
     the Merger
     Agreement....
    Fees and          25
     Expenses.....
    Representations   25
     and
     Warranties...
    Certain           25
     Regulatory
     Matters......
    Indemnification.  26
    Directors' and    26
     Officers'
     Insurance....

                                                                         PAGE
                                                                         -----
    Financing..........................................................     24
    Appraisal Rights of Dissenting Shareholders........................     25
 CERTAIN INFORMATION REGARDING CII, MERGER SUBSIDIARY AND AFFILIATES...     26
 BENEFICIAL OWNERSHIP OF COMMON STOCK..................................     27
 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING.........................     28
 INDEPENDENT PUBLIC ACCOUNTANTS........................................     28
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................     28
 ADDITIONAL INFORMATION................................................     29
 APPENDIX
 A-- Agreement and Plan of Merger......................................    A-1
 B-- Opinion of ABN AMRO Incorporated..................................    B-1
 C-- Illinois Business Corporation Act: Dissenters' Rights Provisions..    C-1
 D--   Company's Annual Report on Form 10-K for the Year Ended December    D-1
     31, 1997..........................................................
     Part I
     Item 1.   Business...............................................     D-2
     Item 2.   Properties.............................................     D-6
     Item 3.   Legal Proceedings......................................     D-6
     Item 4.   Submission of Matters to a Vote of Security Holders....     D-6
     Part II
     Item 5.   Market for the Registrant's Common Equity and Related       D-6
               Stockholder Matters....................................
     Item 6.   Selected Financial Data................................     D-7
     Item 7.   Management's Discussion and Analysis of Financial
               Condition and Results of Operations....................     D-7
     Item 7A.  Quantitative and Qualitative Disclosure About Market        D-9
               Risk...................................................
     Item 8.   Financial Statements and Supplementary Data............     D-9
     Item 9.   Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosures...................     D-9
     Part III
     Item 10.  Directors and Executive Officers of the Registrant.....     D-9
     Item 11.  Executive Compensation.................................    D-11
     Item 12.  Security Ownership of Certain Beneficial Owners and        D-13
               Management.............................................
     Item 13.  Certain Relationships and Related Transactions.........    D-14
     Part IV
     Item 14.  Exhibits, Financial Statement Schedules and Reports on     D-14
               Form 8-K...............................................
 E--   Company's Quarterly Report on Form 10-Q for the Quarterly Period    E-1
     Ended April 4, 1998...............................................
     Part I--FINANCIAL INFORMATION
     Item 1.   Financial Statements...................................     E-3
     Item 2.   Management's Discussion and Analysis of Financial
               Condition and Results of Operations....................     E-8
     Part II--OTHER INFORMATION
     Item 6.   Exhibits and Reports on Form 8-K.......................     E-9
 F-- Amendment No. 1 on Form 10-K/A to the Company's Annual Report on
      Form 10-K for the Year Ended December 31, 1997...................    F-1
     Part I
     Item 1.   Business...............................................     F-2
     Item 7.   Management's Discussion and Analysis of Financial           F-6
               Condition..............................................

                          SUMMARY OF PROXY STATEMENT

  The following is a summary of certain information contained elsewhere in this Proxy Statement. The summary is necessarily incomplete and selective and is qualified in its entirety by the more detailed information contained in this Proxy Statement, including the appendices hereto. Shareholders are urged to read this Proxy Statement and its appendices in their entirety before voting.

PARTIES TO THE MERGER

  The Company. The Company's business consists of the design, manufacture, and sale of radio frequency interference filters to the commercial, facility, and military filter markets. The Company also manufactures and sells a broad line of power entry devices that are used to connect electronic equipment to an external power source.

  Radio frequency interference ("RFI") filters are electronic components used to protect electronic equipment from radio frequency interference conducted through the AC power cord. They are also used to control the emission of the RFI generated by electronic equipment so these emissions do not interfere with other electronic devices. Customers purchase RFI filters for emission control purposes to bring their equipment into compliance with government regulations that limit the amount of radio frequency interference that can be emitted by digital computing devices. The Company also manufactures a complete line of Signal Sentry products, which are filtered modular RJ jacks designed to solve RFI problems on signal lines. The Company maintains a catalog of standard commercial filters that contains approximately 500 designs, offering a variety of sizes, electrical configurations, current ratings and environmental capabilities. All of the Company's products are marketed under its federally registered trademark, "CORCOM".

  The Company's principal executive offices are located at 844 East Rockland Road, Libertyville, Illinois, 60048, and its telephone number is (847) 680-7400.

  CII. CII is a leading designer, manufacturer and marketer of a broad line of high performance relays and solenoids. Relays, which are switches used to control electric current in a circuit, and solenoids, which convert electric signals into mechanical motion, are critical components for a wide range of commercial, industrial and electronic products. CII focuses on producing highly engineered relays and solenoids for customized niche applications that demand reliable performance, small size, light weight, low energy consumption and durability. CII's products are used in a large number of diverse end-use applications including commercial aircraft, defense electronics, telecommunication equipment, satellites, medical products and HVAC systems. CII is owned by Code Hennessy & Simmons LLC ("CHS") and certain members of CII's management. CHS is a Chicago-based private investment firm with more than $500 million of committed equity capital under management. CHS invests primarily in middle-market companies that design, manufacture and distribute a broad array of consumer and industrial products.

  Merger Subsidiary. Merger Subsidiary was recently formed by CII for effecting the Merger and has not conducted any prior business. Merger Subsidiary's principal executive offices are located at the offices of CII. See "Certain Information Regarding CII, Merger Subsidiary and Affiliates."

SPECIAL MEETING

  Place and Purpose. The Special Meeting of the shareholders of the Company will be held at the offices of D'Ancona & Pflaum, 30 North La Salle Street,
27th Floor, Chicago, Illinois, at 10:00 a.m. local time, on             ,
1998. At the Special Meeting, the Company's shareholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement attached hereto as Appendix A.

  Record Date; Quorum. Only shareholders of record of the Company at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 3,823,243 shares of the Company's common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of the Company's common stock is entitled to one vote for each such share so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting.

  Vote Required. The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of the Company's common stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Special Meeting. Abstentions on the Merger and broker non-votes will have the same effect as votes against approval of the Merger.

  As a condition precedent of CII's to offer to acquire the Company, Werner E. Neuman, the Company's President, and James A. Steinback, a Director of the Company, have entered into a voting agreement (the "Voting Agreement") on March 10, 1998 with Merger Subsidiary. Under the terms of the Voting Agreement, Messrs. Neuman and Steinback have (i) agreed to vote their respective shares of common stock in favor of the Merger, and (ii) granted to Merger Subsidiary a proxy to vote such shares in favor of approving and adopting the Merger Agreement. The obligations of Messrs. Neuman and Steinback are effective, however, only upon the occurrence of certain conditions. No consideration was paid to CII nor Messrs. Neuman and Steinback in connection with entering into the voting agreement. Other than the voting agreement and the Merger Agreement, there are no affiliations between the Company, its management and respective subsidiaries and CII, its management and respective subsidiaries. See "Special Factors--Voting Agreement."

  As a result of the Voting Agreement, Merger Subsidiary may have the power to vote 1,198,399 shares or 31.3% of the Company's outstanding shares of common stock for approval of the Merger Agreement.

THE MERGER

  Pursuant to the Merger, Merger Subsidiary will be merged into the Company and the Company will become a subsidiary of CII. Upon completion of the Merger, each share of the Company's common stock will be converted into the right to receive $13.00 in cash (the "Merger Consideration"). Shares of the Company's common stock held by shareholders who perfect their appraisal rights under Illinois law (the "Unconverted Shares") will not be converted into the Merger Consideration upon completion of the Merger.

  As a result of the Merger, the entire equity interest in the Company will be owned by CII. The shareholders of the Company will no longer have any interest in, and will not be shareholders of, the Company, and therefore will not participate in its future earnings and growth. Instead, each such holder of the Company's common stock will have the right to receive $13.00 in cash, without interest, for each share held (other than the Unconverted Shares). Following the Merger, CII will have the sole opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value. Following the Merger, the Company's common stock will no longer be traded on The Nasdaq National Market ("Nasdaq"), price quotations will no longer be available and the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  In reaching its determination to recommend the Merger, the Company's Board of Directors consulted with the Company's management, as well as its legal and financial advisors, and considered a number of factors. Among the factors that the Company's Board of Directors considered were (i) the belief that the Merger provides the best means for the Company's shareholders to maximize the value of their holdings; (ii) information relating to the financial performance, prospects and business operations of the Company; (iii) reports from management and legal advisors on specific terms of the Merger Agreement;
(iv) the belief that the Merger Agreement does not unreasonably preclude a third party from proposing an alternative transaction; (v) the opinion of ABM AMRO Incorporated ("ABN AMRO"), dated March 10, 1998, that the consideration to be received by holders of the Company's common stock is fair to such holders from a financial point of view; and (vi) the premium the Merger Consideration represents over (A) the price per share of the Company's common stock on the day immediately before the meeting of the Board of Directors to approve the Merger Agreement and (B) the historical trading price of the Company's common stock. See "Special Factors--Reasons for the Merger and Recommendation of the Company's Board of Directors."

  The Company's Board of Directors has determined that the terms of the Merger Agreement, which were established through arm's-length bargaining with CII, and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company's shareholders. ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. For a description of certain conflicts of interests of the Company's President, Werner E. Neuman, in approving the Merger Agreement, see "Special Factors--Interests Of Certain Persons In The Merger."

OPINION OF FINANCIAL ADVISOR

  ABN AMRO has delivered its written opinion to the Company's Board of Directors that, as of March 10, 1998 (the date the Board of Directors approved the Merger Agreement), the Merger Consideration was fair, from a financial point of view, to the holders of the Company's common stock. ABN AMRO will be paid a fee upon consummation of the Merger. See "Special Factors--Opinion of Financial Advisor."

  A copy of ABN AMRO's opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by ABN AMRO, is attached as Appendix B to this Proxy Statement. The Company's shareholders are encouraged to read such opinion in its entirety. See "Special Factors--Opinion of Financial Advisor."

EFFECTIVE TIME OF THE MERGER

  It is currently contemplated that the Merger will be consummated as soon as practicable after the Special Meeting and satisfaction of all closing conditions under the Merger Agreement (including receipt of financing). The Merger will be effective upon the filing of Articles of Merger with the Secretary of State of Illinois (the "Effective Time").

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Company's Board of Directors, the Company shareholders should be aware that certain members of management have interests in the Merger that are in addition to the interests of the Company shareholders generally and which may create potential conflicts of interest. See "Special Factors--Interests of Certain Persons in the Merger."

  Consulting and Noncompetition Agreement. A condition to CII's obligations under the Merger Agreement is that Mr. Neuman execute a two-year consulting agreement, effective January 1, 1999 (the "Consulting Agreement"). Although the Consulting Agreement will not be executed until the Effective Time, the parties have agreed to a form of agreement that was delivered by CII to Mr. Neuman in connection with the execution of the Merger Agreement. Under the form of Consulting Agreement agreed to by Mr. Neuman and CII, Mr. Neuman will provide consulting services to Corcom from time to time for a period of two years. In consideration of these consulting services and a noncompetition covenant during the term of the agreement, Mr. Neuman will receive $211,000 per annum, use of a Company owned automobile and health benefits that are no less favorable to Mr. Neuman than the policies in effect prior to the Effective Time. The form of Consulting Agreement also contains customary nonsolicitation covenants and confidentiality provisions.

  Change of Control Payment. On November 9, 1988, Mr. Neuman entered into an employment agreement with the Company, which was amended on September 1, 1990 (the "Neuman Employment Agreement"). Pursuant to the terms of the Neuman Employment Agreement, Mr. Neuman is employed as President at a minimum compensation of $150,000 per annum for a term to continue in effect until terminated by either party on specified written prior notice. Upon a termination of Mr. Neuman's employment for any reason, other than death, subsequent to a "change in control" (as defined in the Neuman Employment Agreement), Mr. Neuman is entitled to all amounts then due to him under the agreement and to a lump sum termination payment equal to 250% of the average of his annual minimum and bonus compensation for services during the three years preceding such termination of employment. Upon written notice by Mr. Neuman to the Company that a change in control is intended or contemplated or shall occur in the future, the Company will be obligated to place in escrow the amounts necessary to fund the amounts due to Mr. Neuman as described in the preceding sentence.

  The Merger will constitute a "change of control" of the sort contemplated by the Neuman Employment Agreement. Mr. Neuman has indicated to the Company that he plans to give notice of intent to terminate his employment with the Company to be effective on December 31, 1998. Therefore, if the Merger is consummated, Mr. Neuman will be entitled to a "change of control" payment from the Company. Under the terms of the Consulting Agreement agreed upon by Mr. Neuman and CII, Mr. Neuman will accept an amount equal to $850,000 as his "change of control" payment for purposes of the Neuman Employment Agreement, which will be payable on December 31, 1998.

  Severance Payments. Pursuant to the terms of the Merger Agreement, the Company is allowed to enter into severance agreements with certain employees prior to the consummation of the Merger. Under the terms of these severance agreements, employees shall be entitled to a payment equal to their base salary and bonus in fiscal 1997 in the event their employment with the Company is terminated by the Company without "cause" (as defined) at any time prior to the first anniversary of the Effective Time. The Company plans to enter into such severance agreements with each of Michael Raleigh (Vice President-Engineering and Quality Assurance), Fernando Pena (Vice President-Manufacturing), Oswald Hoffman (Manager-Corcom GmbH), Gary Baltimore (Vice President-Sales), Joseph Ritter (Vice President-Pacific Region Sales) and Sherrill Bishop (Vice President-Human Resources).

  In addition, Thomas J. Buns, Vice President and Treasurer of the Company, has an agreement with the Company for his employment. The agreement may be terminated by either party on six months prior written notice. Upon a termination of employment for any reason by the Company, other than "cause" (as defined), or death, subsequent to a "change in control" (as defined), Mr. Buns shall be entitled to all amounts then due him and to a lump sum termination payment equal to 100% of the average of his annual minimum and bonus compensation for services during the year preceding such termination. Following the Effective Time, if Mr. Buns' employment is terminated by the Company without cause during the term of his employment agreement, he will be entitled to such a severance payment. The total of Mr Buns' minimum and bonus compensation for fiscal 1997 was approximately $204,000.

  Treatment of Stock Options. Under the terms of the Merger Agreement, all outstanding options granted under the Company's existing stock option plans (the "Option Plans"), whether or not vested or exercisable, will be canceled. The holders of the options will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $13.00 and the exercise price of such options and (ii) the number of shares of the Company's common stock subject to such options. Members of the Company's management who own options will receive this option consideration as a result of the Merger.

  Indemnification. The Merger Agreement also provides for certain indemnification and insurance arrangements for the officers and directors of the Company. See "The Merger--Indemnification."

RIGHTS OF DISSENTING SHAREHOLDERS

  Under Illinois law, each shareholder of the Company has dissenters' appraisal rights provided such shareholder does not vote in favor of the Merger Agreement and complies with certain statutory procedures within the time frames specified by the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). The value determined in such appraisal could be more than, the same as, or less than the value of the Merger Consideration, depending upon the results of the statutory appraisal process. Sections 11.65 and 11.70 of the IBCA, which contain the provisions relating to dissenters' appraisal rights, are set forth on Appendix C to this

Proxy Statement. IT IS A CONDITION TO CII'S OBLIGATION TO CONSUMMATE THE MERGER THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING SHARES OF CORCOM COMMON STOCK. See "The Merger-- Appraisal Rights of Dissenting Shareholders."

FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash by a shareholder in exchange for his or her shares of the Company's common stock pursuant to the Merger or the exercise of dissenters' rights will, in each case, constitute a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a shareholder will recognize gain or loss equal to the difference between $13.00 per share and such shareholder's adjusted tax basis in the shares exchanged.

  All shareholders should read carefully the discussion in "Special Factors-- Federal Income Tax Consequences" and other sections of this Proxy Statement. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.

ACCOUNTING TREATMENT

  The Company understands that the Merger will be accounted for by CII as a "purchase" under generally accepted accounting principles.

FINANCING OF THE MERGER

  It is estimated that approximately $44.0 million (net of cash and cash equivalents of the Company) will be required to consummate the Merger. The principal source for financing the Merger will be a credit facility with a senior lender. CII has received a commitment letter from Bank of America National Trust and Savings Association to provide up to $60 million in senior secured credit facilities, which will be split between a $25 million revolving credit and a $35 million term loan. This senior secured credit facility will be used by CII: (i) to acquire the common stock of the Company in the Merger;
(ii) to refinance up to $7.5 million of CII's existing indebtedness; (iii) to provide for working capital needs; (iv) for general corporate purposes; and
(v) to pay related fees and expenses. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America and there being no material adverse change in the financial condition, business, operations, properties or prospects of the Company or CII. See "The Merger--Financing."

CONDITIONS TO THE MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived by a specified party or parties. The most significant conditions to consummating the Merger include
(i) obtaining the vote of holders of two-thirds of the outstanding shares of the Company's common stock, (ii) obtaining all consents and approvals, (iii) CII receiving the debt financing contemplated by the commitment provided to CII, a copy of which have been delivered to the Company's Board of Directors,
(iv) the representations and warranties of the parties being true and correct in all material respects as of the Effective Time of the Merger except for certain changes that are specifically permitted, and (v) holders of no more than 5% of the Company's common stock having perfected their dissenters' rights. See "The Merger--Conditions to Merger."

  EVEN IF THE SHAREHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

NO SOLICITATION

  The Merger Agreement provides that neither the Company nor any of its representatives will directly or indirectly (i) solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any "Acquisition Transaction" (as defined below), or (ii) negotiate or otherwise engage in substantive discussions with any person (other than Merger Subsidiary or CII) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. The Merger Agreement defines the term "Acquisition Transaction" as any of the following transactions (other than the Merger) involving the Company or any of its subsidiaries: (i) any merger, consolidation or other business combination or (ii) and acquisition of any capital stock or any material portion of such entity's assets (except for acquisitions of assets in the ordinary course of business consistent with past practice).

  Notwithstanding the nonsolicitation covenant contained in the Merger Agreement, the Company may, in response to a "Favorable Third Party Proposal" (as defined below) furnish information to, and negotiate or otherwise engage in substantive discussions with, the party making such Favorable Third Party Proposal if the Board or Directors of the Company determines in good faith by a majority vote, that failing to take such action would constitute a breach of the fiduciary duties of the Board. The term "Favorable Third Party Proposal" is defined in the Merger Agreement as a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of the Company, a merger, consolidation or other business combination with the Company or a sale of substantially all the assets of the Company, which proposal (i) is not subject to any financing or regulatory uncertainty greater than the financing and regulatory uncertainties to which the transaction contemplated by the Merger Agreement is subject, (ii) is, in the written opinion of a nationally recognized investment bank, more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (iii) was not solicited by or on behalf of the Company in violation of the nonsolicitation covenant contained in the Merger Agreement. See "The Merger--No Solicitation."

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval by the Company's shareholders, (i) by the mutual written consent of the Boards of Directors of CII, the Merger Subsidiary and the Company; (ii) by any party if (A) the Company's shareholders fail to approve the Merger at the Special Meeting or
(B) the Merger shall not have been consummated on or before June 30, 1998 (the "Termination Date"); provided that if any condition to the Merger Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed; (iii) by the Company, in the event of a material breach by CII or Merger Subsidiary of any representation, warranty or agreement of CII or Merger Subsidiary, in each case which has not been cured or is not curable by the earlier of (A) the Termination Date or (B) the 30th day after notice of such breach is given to CII or Merger Subsidiary (as the case may be); (iv) by the Company, if the Company receives a firm proposal with respect to an Acquisition Transaction which its Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger; (v) by CII, in the event of a material breach by the Company of any representation, warranty or agreement of the Company which has not been cured or is not curable by the earlier of (A) the Termination Date or (B) the 30th day after notice of such breach was given to the Company; (vi) by either party if the conditions to be satisfied by the other party pursuant the Merger Agreement shall not have been satisfied (or waived) prior to the Termination Date; or (vii) by CII if a "triggering event" occurs.

  A "Triggering Event" occurs under the Merger Agreement if (i) on or before the Termination Date, a third party or group of related third parties become the beneficial owners of 50% or more of the outstanding voting securities of the Company by a tender offer, exchange offer, stock issuance or otherwise, or
(ii) the Merger is not consummated because (A)(1) the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement or agreement in principle or closes, an Acquisition Transaction (other than the Merger), or (2) the Company's Board of Directors fails to recommend to the Company's shareholders that they vote to approve the Merger or adversely modifies or withdraws its recommendation or takes any other action to abandon or terminate the Merger Agreement as a result of a firm proposal with respect to an Acquisition Transaction which the Board determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger, or takes any action to abandon or terminate the Merger Agreement in accordance with the foregoing, (B) the Special Meeting is not called by the Termination Date or (C) the shareholders of the Company approve an Acquisition Transaction (other than the Merger). See "The Merger--Termination of the Merger Agreement."

TERMINATION FEE

  If the Merger Agreement is terminated and a Triggering Event occurs, then the Company will pay to CII the sum of $2.0 million, and up to $500,000 of transaction expenses. If the Merger Agreement is terminated by the Company arising from a breach by CII of its obligations, then CII will reimburse the Company for its out-of-pocket expenses up to $500,000. These amounts will be payable upon termination of the Merger Agreement. See "The Merger--Fees and Expenses."

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, instructions and a letter of transmittal will be furnished to all the Company's shareholders of record for use in exchanging their stock certificates for the Merger Consideration. SHAREHOLDERS OF THE COMPANY SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED. See "The Merger--Exchange of Certificates Representing the Common Stock."

MARKET PRICE FOR COMMON STOCK AND DIVIDENDS

  The Company's common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: CORC. The range of high and low sales prices for such stock for the Company's two most recent fiscal years and the first quarter of 1998 and second quarter of 1998 through May 7, 1998, as shown in the monthly statistical reports furnished to the Company by The Nasdaq Stock Market has been as follows:

      YEAR  PERIOD                                                  HIGH   LOW
      ----  ------                                                 ------ ------
      1998: 1st Quarter..........................................  $13.00 $ 8.37
            2nd Quarter through 5/7/98...........................  $12.75 $12.25
      1997: 1st Quarter..........................................  $ 8.75 $ 6.50
            2nd Quarter..........................................  $ 8.25 $ 6.25
            3rd Quarter..........................................  $10.25 $ 7.25
            4th Quarter..........................................  $10.00 $ 8.50
      1996  1st Quarter..........................................  $ 7.87 $ 5.00
            2nd Quarter..........................................  $12.75 $ 6.00
            3rd Quarter..........................................  $10.50 $ 7.25
            4th Quarter..........................................  $10.00 $ 6.25

  The Company has declared no cash dividends with respect to its common stock and presently intends to retain all earnings for use in its business. It is anticipated that dividends will not be paid to holders of common stock in the foreseeable future.

  On March 10, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of the Company's common stock as reported by Nasdaq was $9.75. On May 7, 1998, the last trading day prior to printing of this Proxy Statement, the closing price per share of the Company's common stock as reported by Nasdaq was $12.75.

  At the Record Date, there were approximately       beneficial holders of the
Company's common stock of which     were holders of record.

SUMMARY FINANCIAL INFORMATION

  The following table summarizes certain data from the Company's annual consolidated financial statements for each of the five fiscal years in the period ended December 31, 1997 and thirteen weeks ended March 29, 1997 and April 4, 1998 excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "10-K") and Quarterly Report on Form 10-Q for the quarter ended April 4, 1998 (the "10-Q"). The 10-K and 10-Q are attached to this Proxy Statement as Appendix D and Appendix E, and should be read by shareholders in conjunction herewith. More comprehensive financial and business information concerning the Company is included in such reports, and the following information is qualified in its entirety by reference to such reports and all the financial information (including any related notes) contained therein.

                                                                      QUARTERLY PERIOD
                                 YEAR ENDED DECEMBER 31:                   ENDED
                         ------------------------------------------  ------------------
                                                                     MARCH 29, APRIL 4,
                          1997       1996    1995    1994    1993      1997      1998
                         -------    ------- ------- ------- -------  --------- --------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales............... $36,788    $33,166 $30,660 $26,726 $25,854   $ 8,993  $ 9,385
INCOME (LOSS):
  Before income taxes
   and extraordinary
   item................. $ 5,013    $ 3,683 $ 2,967 $ 1,310 $(1,993)  $ 1,101  $ 1,168
  Net income (loss)..... $ 3,003    $ 5,472 $ 2,786 $ 1,243 $(2,047)  $   741  $   700
NET INCOME (LOSS) PER
 COMMON AND COMMON
 EQUIVALENT SHARE:
  Basic EPS............. $   .79    $  1.45 $   .76 $   .35 $  (.57)  $   .19  $   .19
  Diluted EPS........... $   .76    $  1.38 $   .72 $   .33 $  (.57)  $   .19  $   .18
AT DECEMBER 31:
  Total assets.......... $24,978    $23,227 $17,394 $14,816 $16,936   $24,813  $25,498
  Long-term debt........ $    40    $   102 $   162 $   213 $ 1,256   $    87  $    25
SELECTED PER SHARE DATA
 AT DECEMBER 31
  Book value............ $  5.77(4)

  No cash dividends were declared during the five years in the period ended December 31, 1997 or the quarterly period ended April 4, 1998.

Notes:
(1) Loss before income taxes in 1993 includes restructuring costs of $2,051,000.
(2) The benefit from the utilization of net operating loss carryforwards in 1994 ($381,000), 1995 ($848,000), 1996 ($1,122,000), and 1997 ($0 ) is
    included in the provision for income taxes. An additional component to the 1996 benefit is a $2,000,000 reversal of valuation allowance.
(3) Earnings per share amounts prior to 1997 have been restated as required by FAS No. 128 "Earnings per Share." See the notes to the consolidated financial statements on the Company's Annual Report on Form 10K, a copy of which is attached as Appendix D to this Proxy Statement.
(4) Determined by dividing total shareholders' equity of $22,032,000 as of December 31, 1997 by the weighted average number of shares of common stock outstanding (excluding options) as of December 31, 1997.

                              THE SPECIAL MEETING

GENERAL

  The Special Meeting of the shareholders of the Company will be held at the offices D'Ancona & Pflaum, 30 North La Salle Street, 27th Floor, Chicago,
Illinois, at 10:00 a.m. local time, on             , 1998 to (i) consider and
vote upon the approval and adoption of the Merger Agreement and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  The Company's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that such transactions are in the best interests of the Company and its shareholders. The Company's Board of Directors unanimously recommends that the Company's shareholders vote for approval and adoption of the Merger Agreement. For a description of certain conflicts of interests of the Company's president, Werner Neuman, in approving the Merger Agreement, see "Special Factors--Interests Of Certain Persons In The Merger."

RECORD DATE; QUORUM

  Only shareholders of record of the Company at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special
Meeting. On the Record Date, there were        shares of the Company's common
stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of the Company's common stock outstanding on the Record Date is entitled to one vote for each such share so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting.

VOTE REQUIRED

  The affirmative vote of the holders of record of at least two-thirds of the outstanding shares of the Company's common stock entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement. Messrs. Neuman and Steinback who collectively held, as of the Record Date, 1,198,399 shares or 31.3% of the outstanding shares of the Company's common stock have granted to Merger Subsidiary a proxy to vote such shares in favor of approving and adopting the Merger Agreement. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger and will be counted toward determining whether a quorum is present at the Special Meeting.

PROXIES

  Shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to the Company in the enclosed postage-paid envelope.

  Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the Special Meeting by notifying the Company, there being no formal procedure requirement. A later dated proxy or notice of revocation given prior to the vote at the Special Meeting to the Secretary of the Company will serve to revoke such proxy. Also, a shareholder who attends the Special Meeting in person may, if he or she wishes, vote by ballot at the Special Meeting, thereby canceling any proxy previously given. Mere presence at the Special Meeting will not serve to revoke any proxy previously given.

OTHER MATTERS TO BE CONSIDERED

  The Company's Board of Directors is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the discretion of the holders of such proxies.

SOLICITATION OF PROXIES

  D.F. King & Co., Inc. will assist in the solicitation of proxies for the Company for a fee of approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  On March 7 1996, the Company engaged The Chicago Dearborn Company (predecessor firm to ABN AMRO Incorporated, "ABN AMRO") to review financial and strategic alternatives for the purpose of assisting the Company explore options for enhancing shareholder value. On April 30, 1996, the Company issued a press release disclosing it had retained a financial advisor to explore financial and strategic alternatives.

  From April 1996 to November 1996, ABN AMRO reviewed alternatives for the Company which included engaging in discussions with strategic third parties to explore various strategic relationships, including sale or merger transactions. No proposal from a strategic third party resulted from these discussions.

  On December 17, 1996, ABN AMRO representatives attended a meeting of the Company's Board of Directors and discussed financial and strategic alternatives with the Board. Share repurchase programs, minority equity investments, ESOP structures, acquisitions, joint ventures and sale of the Company alternatives were discussed at the meeting. The Board concluded from this meeting that it would be in the shareholders' best interest to, at that time, remain independent and continue implementing the Company's strategic plan. Furthermore, the Board believed that the financial and business outlook for 1997 appeared to be favorable and believed the Company would have the opportunity to evaluate different alternatives as they became available.

  From January 1997 to December 1997, the Company referred unsolicited inquiries received from several third parties to ABN AMRO. ABN AMRO held informal discussions with these third parties, and no preliminary or formal proposals resulted from these discussions. CII was not among the parties described in this paragraph.

  CII was acquired by Code, Hennessy & Simmons LLC ("CHS"), a Chicago-based private investment firm, in September 1997 and had been actively pursuing an acquisition strategy to expand its product mix as well as its engineering and distribution capabilities. In November 1997, CHS reviewed its acquisition strategy for CII with ABN AMRO. As a result of these discussions, ABN AMRO contacted Werner Neuman, President of the Company, to ascertain his interest in learning more about CII and CHS. In December 1997, ABN AMRO organized a meeting between CII representatives and Mr. Neuman. The meeting was an introductory meeting to explore a possible strategic relationship between CII and Corcom.

  Within a week after the initial meeting, CHS representatives communicated to ABN AMRO that in conjunction with its portfolio company, CII, it would like to pursue discussions to acquire Corcom. Around December 19, 1997, CHS communicated to ABN AMRO that it placed a value of "around $11 per share" for the Company's common stock. ABN AMRO, based on previous conversations with Mr. Neuman, told CHS that it was unlikely the Board would consider a transaction at that price level. On December 23, 1997, CHS delivered a non-binding indication of interest (the "Indication") to ABN AMRO. The Indication was not an offer and outlined many significant conditions. The Indication outlined that based on publicly available information, CHS and CII indicated a valuation range for Corcom of $12.25 to $13.25 per share (the "Indicated Range"). Among other things, the Indication proposed that CHS and CII: (i) begin business, legal and accounting due diligence, (ii) seek to obtain the necessary financing to consummate a transaction and (iii) negotiate a mutually satisfactory definitive Merger Agreement. On January 16, 1998, the engagement letter between the Company and its financial advisor dated March 7, 1996 was amended. The portion of the financial advisory fee paid on transaction value, as defined in the engagement letter, in excess of $10 million was changed from 1.50% to 1.75%. The period of time the financial advisory fee shall become due and payable, if a transaction is consummated (i) after the engagement letter agreement is terminated by the Company, (ii) after the engagement letter agreement is terminated by ABN AMRO after a breach by the Company or (iii) after the engagement letter agreement's term expires, was changed from nine months to fifteen months.

  On January 6, 1998, CHS and CII agreed to a confidentiality and standstill agreement with Corcom and began conducting due diligence which included reviewing non-public information. In addition to performing legal, accounting and business due diligence, CHS and CII representatives, along with a representative from Bank of America, toured the Company's Juarez manufacturing facility on January 29, 1998. Around February 20, 1998, CHS contacted ABN AMRO to indicate it still had not completed its due diligence effort, but at that point in time CHS anticipated it would be prepared to acquire Corcom at a price per share around the midpoint of the Indicated Range. On February 25, CHS and CII representatives met with Mr. Neuman to discuss various management and operations issues. Both parties concluded from the meeting that a strategic relationship between CII and Corcom could bring substantial opportunities to their respective shareholders, employees, customers and suppliers.

  Throughout the months of February and March, 1998 in connection with CII's review of the Company and in the course of negotiations between the Company and CII, the Company provided CII and its representatives with certain non-public business and financial information, including, without limitation, financial projections, detailed customer information, accounts receivable reports and inventory reports. The financial projections given to CII are summarized under the caption "Special Factors--Opinion of Financial Advisor." Such financial projections do not give effect to the Merger or the financing thereof.

  On February 27, Mr. Neuman contacted Board members and called for a Board meeting on March 9 in Chicago to discuss the terms of a potential transaction.

  On March 6, Corcom's legal and financial advisors met with CHS representatives, CHS legal advisors and Bank of America representatives to discuss various issues involving the Merger Agreement and related documents. Negotiations between the parties continued until March 10. Poor weather conditions in Chicago forced the Company Board meeting to be postponed from March 9 to March 10.

  On March 10, 1998, ABN AMRO communicated to CHS that CHS would need to be higher than the midpoint of the Indicated Range for the Board to consider a transaction. CHS told ABN AMRO it was prepared to pay no more than $13.00 per share. Subsequently, CHS delivered to ABN AMRO an executed Merger Agreement and related documents indicating that it was prepared to acquire all of the outstanding shares of the Company at $13.00 per share in cash.

  At the March 10 Board meeting, ABN AMRO and the Company's legal advisors reviewed key provisions of the Merger Agreement and ABN AMRO presented an extensive valuation analysis of the Company. ABN AMRO presented its written opinion that the merger price of $13.00 per share in cash (the "Merger Price") to be offered to the Company's shareholders in the Merger would be fair to the Company's shareholders from a financial point of view. The Board of Directors unanimously determined that, in light of the valuation discussions concerning the Company, ABN AMRO's fairness opinion and the other factors described below, the Merger Price would be fair to and in the best interest of the Company's shareholders and that it would recommend to the Company's shareholders that they vote in favor of the Merger. Following the Board meeting, the Company executed the Merger Agreement.

  On the morning of March 11, the Company issued a press release announcing the transaction and the principal terms and conditions thereof.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  The Company's Board of Directors has determined that the terms of the Merger Agreement, which were established through arm's-length bargaining with CHS and CII, and the transactions contemplated thereby, are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Company's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the shareholders vote for approval and adoption of the Merger Agreement and the approval of the terms of the Merger. For a description of certain conflicts of interests of the Company's President, Werner E. Neuman, in approving the Merger Agreement, see "Special Factors-- Interests Of Certain Persons In The Merger."

  In reaching its determination, the Company's Board of Directors consulted with the Company's management, as well as its legal and financial advisors, and considered and weighed the following material matters:

    (i) An assessment of the Company's strategic alternatives, which include remaining a publicly owned independent company. In this regard, the Board of Directors concluded, following extensive analysis and discussion with its legal and financial advisors and among the directors, that the terms of the Merger Agreement provide the best means for holders of the Company's common stock to maximize the value of their holdings at this time;

    (ii) The familiarity of the Board with the Company's business, financial condition, results of operations, properties and prospects as an independent entity, and the nature of the industry in which it operates, based in part upon presentations by the Company's management and financial advisors;

    (iii) The results of the process undertaken by the Company to identify and solicit proposals from third parties to enter into a strategic transaction with the Company, the small number of unsolicited inquiries from potential bidders and based on these factors, the low likelihood that any third party would propose to acquire the Company at a price higher than $13.00 per share;

    (iv) The terms and conditions of the Merger Agreement, including the right of the Company to negotiate and provide information to third parties under certain circumstances. If the Merger Agreement is terminated after an Acquisition Transaction, the Company would be obligated to pay CII $2.0 million and up to $500,000 of expenses and fees. The Company's Board of Directors did not view these obligations as unreasonably precluding any third party from proposing an alternative transaction and concluded that entering into the Merger Agreement given the available strategic alternatives was in the best interests of the Company;

    (v) The presentation of the Company's financial advisor, ABN AMRO, and its opinion dated March 10, 1998, to the effect that, as of such date and based upon and subject to the matters reviewed with the Board of Directors, the $13.00 per share Merger Price to be received by the shareholders pursuant to the Merger was fair to such holders from a financial point of view. A copy of the written opinion of ABN AMRO is attached as Appendix B to this Proxy Statement. SHAREHOLDERS ARE URGED TO READ THE OPINION OF ABN AMRO CAREFULLY IN ITS ENTIRETY; for a summary of ABN AMRO's opinion, including the assumptions made, matters considered and limits of review, see "--Opinion of Financial Advisor"; and

    (vi) The recent trading price of the Company's common stock and that the Merger Price represents a premium of 33.3% over the closing price as reported on Nasdaq on March 10, the last trading day prior to the public announcement of the execution of the Merger Agreement.

  The Board of Directors also recognized and considered the fact that consummation of the Merger is subject to certain conditions, including CII's obtaining financing substantially similar to the financing outlined in a commitment letter addressed to CII from Bank of America National Trust and Savings Association. The Board of Directors discussed and acknowledged that due to such conditions, there is a risk that the Merger will not be consummated. If the Merger is not consummated, the public announcement of the Merger and non-consummation of the Merger could have an adverse effect on the Company's operational plans, employee morale, financing prospects and the market price of the Company's common stock. In addition, in evaluating the

Merger, the Board of Directors discussed the potential disadvantage in the shareholders of the Company no longer being able to participate in the potential future growth of the Company.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination, each of which was viewed as supportive of its conclusion that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT. FOR A DESCRIPTION OF CERTAIN CONFLICTS OF INTERESTS OF THE COMPANY'S PRESIDENT, WERNER E. NEUMAN, IN APPROVING THE MERGER AGREEMENT SEE "SPECIAL FACTORS--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

VOTING AGREEMENT

  Messrs. Neuman and Steinback who collectively held, as of the Record Date, 1,198,399 shares or 31.3% of the outstanding shares of the Company's common stock, have entered into a voting agreement, dated March 10, 1998, with Merger Subsidiary (the "Voting Agreement") pursuant to which each of them has (i) agreed to vote their respective shares of common stock in favor of the Merger, and (ii) granted to Merger Subsidiary a proxy to vote such shares in favor of approving and adopting the Merger Agreement. The obligations of Messrs. Neuman and Steinback are effective, however, only upon the occurrence of certain conditions. Specifically, the Voting Agreement provides that if Messrs. Neuman and Steinback provide Merger Subsidiary with at least three business days notice prior to any meeting of the shareholders of the Company (or any action by written consent of the shareholders of the Company), in which the shareholders of the Company will vote on the adoption of the Merger Agreement, or the approval or adoption of any action or agreement that would adversely affect the Merger, then the voting obligation and proxy contained in the Voting Agreement is effective if, and only if, Merger Subsidiary has either
(i) entered into a definitive credit agreement for the purpose of financing the Merger or (ii) waived its financing condition to closing of the Merger Agreement. The Voting Agreement is automatically effective if Messrs. Neuman and Steinback do not provide Merger Subsidiary with at least three business days notice prior to any meeting or action of the shareholders of the Company, as described above.

  No consideration was paid to CII nor Messrs. Neuman and Steinback in connection with entering into the voting agreement. Other than the voting agreement and the Merger Agreement, there are no affiliations between the Company, its management and respective subsidiaries and CII, its management and respective subsidiaries.

OPINION OF FINANCIAL ADVISOR

  The Company retained ABN AMRO to act as its financial advisor and to render an opinion to the Board of Directors of the Company as to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's common stock in the Merger.

  On March 10, 1998, in connection with the evaluation of the proposal from CII by the Board of Directors of the Company, ABN AMRO rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the consideration to be received by the Company's shareholders is fair to such shareholders from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF ABN AMRO DATED MARCH 10, 1998 IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY ABN AMRO IN RENDERING SUCH OPINION. ABN AMRO'S OPINION WAS PREPARED FOR THE COMPANY'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF

THE CONSIDERATION TO THE HOLDERS OF THE COMPANY'S COMMON STOCK FROM A FINANCIAL POINT OF VIEW. THE ABN AMRO OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER. THE SUMMARY OF THE OPINION OF ABN AMRO SET FORTH IN THIS PROXY STATEMENT CONTAINS ALL MATERIAL ELEMENTS OF SUCH OPINION, BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with its opinion, ABN AMRO has, among other things: (a) reviewed the Merger Agreement and certain related documents; (b) held discussions with certain senior officers and other representatives and advisors of the Company concerning the business, operations and prospects of the Company; (c) examined certain publicly available business and financial information relating to the Company as well as certain financial data and other data for the Company which were provided to or otherwise discussed with ABN AMRO by the management of the Company; (d) reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: (i) current and historical market prices and trading volumes of the Company's common stock; (ii) the Company's financial and other operating data; and (iii) the capitalization and financial condition of the Company. ABN AMRO also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which ABN AMRO considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations ABN AMRO considered relevant in evaluating those of the Company.

  In rendering its opinion, ABN AMRO has, with the Company's consent, assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it and it did not make or obtain or assume any responsibility for independent verification of such information. In addition, with the Company's consent, ABN AMRO did not make an independent evaluation or appraisal of the assets and liabilities of Corcom or any of its respective subsidiaries. With respect to the financial data, ABN AMRO has assumed, with the Company's consent, that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. ABN AMRO has assumed, with the Company's consent, that the Merger will be consummated in accordance with the terms of the Merger Agreement. ABN AMRO's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to ABN AMRO as of, the date of its opinion.

  There have been no recent public solicitations of indications of interest in a possible acquisition of the Company. However, in connection with its engagement, ABN AMRO approached a limited number of third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties.

  The following is a summary of the material financial analyses ABN AMRO utilized in connection with providing its written opinion to the Board of Directors of the Company on March 10, 1998. The summary of the analyses contains all material elements of such analyses, but does not purport to be a complete description of the analyses underlying ABN AMRO's opinion.

    (a) Stock Trading History. ABN AMRO reviewed the performance of the trading price and volume of the Company's common stock for the period from March 8, 1996 through March 10, 1998. This examination indicated that during this period, the trading price of the Company's common stock ranged from $6.00 per share to $12.75 per share, and the weekly volume ranged from 1,300 shares to 357,400 shares.

    (b) Implied Multiple and Premium Analysis. ABN AMRO calculated certain valuation multiples implied by the terms of the Merger Agreement based on a per share value for each share of the Company's common stock of $13.00. ABN AMRO calculated that the total equity value as a multiple of the Company's latest twelve months' ("LTM") net income, projected calendar 1998 net income, and projected calendar 1999 net income was 17.1x, 14.9x and 13.0x, respectively, based on a per share value of $13.00. ABN AMRO also calculated that the total enterprise value (defined to be total equity value plus total debt less cash and cash equivalents, also referred to as adjusted market capitalization) as a multiple of the Company's LTM earnings before interest and taxes ("EBIT"), LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM sales was 8.9x, 7.1x, and 1.1x, respectively, based on a per share value of $13.00.

    ABN AMRO calculated the percentage premium implied by the terms of the Merger Agreement relative to the market price of the Company's common stock one day, one week and four weeks prior to the announcement of the Merger. ABN AMRO calculated that the percentage premium to the market price of the Company's common stock one day, one week and four weeks prior to the announcement of the Merger was 33.3%, 30.0% and 35.1%, respectively.

    (c) Discounted Cash Flow Analysis. ABN AMRO performed discounted cash flow analyses of the Company based on estimates of projected financial performance prepared by the Company's management for the fiscal years 1998 to 2002. ABN AMRO calculated a range of present values of the sum of: (i) the Company's estimated free cash flows for the fiscal years ending 1998 through 2002 using discount rates ranging from 15.0% to 18.0%, and (ii) the estimated terminal value in fiscal year 2002 based on a multiple of the Company's EBITDA in fiscal 2002 ranging from 4.5x to 5.5x and discounted at rates ranging from 15.0% to 18.0%. Using the foregoing discounted cash flows and terminal values, ABN AMRO calculated the equity value per share of the Company's common stock to range from $10.32 to $12.39.

    The table below summarizes key income statement, balance sheet and cash flow data from the Company's projections.

                                            FISCAL YEAR ENDED DECEMBER 31
                                       ----------------------------------------
                                        1998     1999    2000    2001    2002
                                       -------  ------- ------- ------- -------
                                               (DOLLARS IN THOUSANDS)
      INCOME STATEMENT DATA:
        Revenue....................... $39,110  $43,021 $47,323 $52,055 $57,261
        Gross Profit..................  15,157   16,673  18,340  20,174  22,191
        Earnings Before Interest &
         Taxes (EBIT).................   5,368    5,905   6,495   7,145   7,859
        Net Income....................   3,441    3,977   4,463   4,990   5,573
      BALANCE SHEET DATA:
        Cash.......................... $14,254  $18,001 $21,909 $26,304 $31,257
        Long-Term Debt................      90       90      90      90      90
      CASH FLOW DATA:
        Depreciation & Amortization... $ 1,200  $ 1,331 $ 1,448 $ 1,593 $ 1,769
        Incr./(Decr.) in Working
         Capital......................  (2,560)     240     552     591     632
        Capital Expenditures..........   1,200    1,320   1,452   1,597   1,757
        Free Cash Flow................   6,022    3,747   3,908   4,395   4,953

    The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The projections provided to ABN AMRO were not prepared with a view to public disclosure and are included in the Proxy Statement only because such information was made available to ABN AMRO in connection with its opinion regarding financial fairness. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those described. The projections were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, and the projections were not and are not intended to be representations or warranties by the Company as to its future performance. These forward-looking statements reflect numerous assumptions made by the Company's management. In addition, factors including but not limited to industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict, may cause the projections provided to ABN AMRO or the underlying assumptions to be inaccurate.

  Accordingly, there can be no assurance that the projections provided to ABN AMRO will be realized, and actual results may be materially greater or less than those contained therein.

    The inclusion of the projections provided to ABN AMRO herein should not be regarded as an indication that ABN AMRO or the Company considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

    (d) Comparable Public Company Analysis. ABN AMRO compared certain financial and operating information for the Company to the corresponding financial and operating information of the following group of electronic component manufacturing companies which were selected based on their product mix, distribution channels and profitability characteristics (the "Comparable Companies"): Aerovox Inc., AVX Corporation, Burr-Brown Corporation, KEMET Corporation, Methode Electronics, Inc., RF Monolithics, Inc., Spectrum Control, Inc., Thermo Voltek Corp., and Vishay Intertechnology, Inc. ABN AMRO analyzed, among other things, the market price per share of common stock of each Comparable Company and Corcom as a multiple of LTM EPS, estimated calendar 1998 EPS, and estimated calendar 1999 EPS (estimates for comparables provided by Zacks Investment Research estimates for Spectrum Control were not available), and the adjusted market capitalization as a multiple of LTM EBIT, LTM EBITDA, and LTM sales. For the Comparable Companies (excluding outliers), an analysis of market price per share as a multiple of LTM EPS yielded a range of 12.7x to 17.0x with a mean of 14.8x; an analysis of market price per share as a multiple of estimated 1998 EPS yielded a range of 12.0x to 13.9x with a mean of 13.0x; an analysis of market price per share as a multiple of estimated 1999 EPS yielded a range of 10.4x to 11.4x with a mean of 11.0x; an analysis of adjusted market capitalization as a multiple of LTM EBIT yielded a range of 8.7x to 13.0x with a mean of 10.2x; an analysis of adjusted market capitalization as a multiple of LTM EBITDA yielded a range of 6.4x to 8.2x with a mean of 6.9x; an analysis of adjusted market capitalization as a multiple of LTM sales yielded a range of 1.05x to 1.49x with a mean of 1.29x. Based on this analysis and applying the mean multiples to the Company's historical and estimated financial results, ABN AMRO estimated the implied value per share of the Company's common stock to range from $11.02 to $14.37. ABN AMRO identified the LTM EBIT multiple as less relevant because of Corcom's low depreciation relative to the comparable companies and the LTM sales multiple as less relevant because it does not account for profitability characteristics. Based on this analysis and applying the mean multiples, excluding LTM EBIT and LTM sales multiples, to the Company's historical and estimated financial results, ABN AMRO estimated the implied value per share of the Company's common stock to range from $11.02 to $12.88.

    (e) Comparable Transactions Analysis. ABN AMRO analyzed certain information relating to selected transactions where public data was available in the electronic components manufacturing industry (the "Comparable Transactions"). The Comparable Transactions were selected based on their product mix, distribution channels and profitability characteristics and include the following: Zytec Corporation/Computer Products, Inc.; Tower Electronics, Inc./Advanced Energy Industries, Inc.; C&S Hybrid/Remec, Inc.; Opal Inc./Applied Materials, Inc.; Augat, Inc./Thomas & Betts Corp.; Hazeltine Corp. (ESCO Electronics)/GEC-Marconi Electronics Systems Corporation; Fenwal Electronics, Inc. (Publicker Industries Inc.)/Elmwood Sensors; Amerace Corp. (Eagle Industrial Products Corp.)/Thomas & Betts Corp.; Pulse Engineering, Inc./Technitrol, Inc.; M/A-Com Inc./AMP Inc.; Vitramon Inc. (Thomas & Betts Corp.)/Vishay Intertechnology Inc.; Astrio Corp./Altron Inc.; TeleSciences Transmission Systems, Inc./California Microwave, Inc.; Sundstrand Data Control/AlliedSignal Inc.; Base2 Systems/Brooktree Corp.; and Microwave Radio Corp./California Microwave, Inc. Such analysis indicated that for the Comparable Transactions (excluding outliers), total equity value as a multiple of LTM net income ranged from 7.4x to 25.8x with a mean of 14.7x, total enterprise value as a multiple of LTM EBIT ranged from 4.3x to 14.7x with a mean of 9.9x, total enterprise value as a multiple of LTM EBITDA ranged from 4.1x to 10.2x with a mean of 7.0x and total enterprise value as a multiple of LTM sales ranged from 0.4x to 1.6x with a mean of 1.1x. LTM EBITDA multiples were not available for the following transactions:
  Hazeltine Corp. (ESCO Electronics)/GEC-Marconi Electronics Systems Corporation; Fenwal Electronics, Inc. (Publicker Industries Inc.)/Elmwood Sensors; Vitramon Inc. (Thomas & Betts Corp.)/Vishay Intertechnology Inc.; and Sundstrand Data Control/AlliedSignal Inc. Based on this analysis and applying the mean multiples to the Company's historical financial results, ABN AMRO estimated the implied value per share of the Company's common stock to range from $11.17 to $14.04. For the same reasons discussed in paragraph
  (e), ABN AMRO identified the LTM EBIT and LTM sales multiples as less relevant. Based on this analysis and applying the mean multiples, excluding LTM EBIT and LTM sales multiples, to the Company's historical financial results, ABN AMRO estimated the implied value per share of the Company's common stock to range from $11.17 to $12.69.

    (f) Premium Analysis. ABN AMRO analyzed the percentage premiums offered in cash transactions of $30 million to $100 million in size announced since January 1, 1996. ABN AMRO calculated the premium offered relative to the market price one day, one week, and four weeks prior to the announcement date of each transaction. The analysis indicated that the median percentage premium one day, one week, and four weeks prior to announcement was 18.4%, 20.5% and 29.7%, respectively. Based on this analysis and applying the median premiums to the market price of the Company's common stock one day, one week and four weeks prior to the announcement of the Merger, ABN AMRO estimated the implied value per share of the Company's common stock to range from $11.52 to $11.84.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ABN AMRO's opinion. In arriving at its fairness determination, ABN AMRO considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or the Merger. The analyses were prepared for purposes of ABN AMRO's opinion for the benefit and use of the Board of Directors in its consideration of the Merger and may not be used for any other purpose, except that the opinion letter may be discussed and included in any proxy statement of the Company relating to the Merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, CII, ABN AMRO or any other person assumes responsibility if future results are materially different from those forecast.

  Corcom selected ABN AMRO as its financial advisor because ABN AMRO is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. ABN AMRO, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. In the ordinary course of ABN AMRO's business, ABN AMRO and its affiliates may actively trade securities of Corcom for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  The consideration to be received by the shareholders of the Company pursuant to the Merger was determined through negotiations between the Company and CII and was approved by the Company's Board of Directors. ABN AMRO provided advice to the Company during the course of such negotiations; however, the decision to enter into the Merger Agreement and accept the offer of CII was solely that of the Company's Board of Directors.

  Pursuant to a letter agreement dated March 7, 1996 and amended on January 16, 1998 (the "Engagement Letter"), Corcom engaged ABN AMRO to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Engagement Letter, Corcom has paid ABN AMRO a $75,000 retainer fee and an additional $100,000 upon rendering of the fairness opinion. Pursuant to the terms of the Engagement Letter, Corcom will pay ABN AMRO, on the Closing Date, cash compensation equal to $150,000 and one and three-quarters percent (1.75%) of the transaction value in excess of $10 million, less amounts paid previously under the Engagement Letter. Further, Corcom has agreed to reimburse ABN AMRO for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify ABN AMRO against certain liabilities, including certain liabilities under the federal securities laws. If the Merger is consummated, ABN AMRO will receive in connection with its engagement approximately $704,000 from Corcom which is net of the fairness opinion fee and retainer fees, and excludes reimbursement of out-of-pocket expenses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Company's Board of Directors, the Company shareholders should be aware that certain members of management and the Company's Board of Directors have interests in the Merger that are in addition to the interests of the Company shareholders generally and which create conflicts of interest.

  Consulting and Noncompetition Agreement. A condition to CII's obligations under the Merger Agreement is that Mr. Neuman execute a two-year consulting agreement, effective January 1, 1999 (the "Consulting Agreement"). Although the Consulting Agreement will not be executed until the Effective Time, the parties have agreed to a form of agreement that was delivered by CII to Mr. Neuman in connection with the execution of the Merger Agreement. Under the form of Consulting Agreement agreed to by Mr. Neuman and CII, Mr. Neuman will provide consulting services to the Company from time to time for a period of two years. In consideration of these consulting services and a noncompetition covenant during the term of the agreement, Mr. Neuman will receive $211,000 per annum, use of a Company owned automobile and health benefits that are no less favorable to Mr. Neuman than the policies in effect prior to the Effective Time. The form of Consulting Agreement also contains customary nonsolicitation covenants and confidentiality provisions.


  Change of Control Payment. On November 9, 1988, Mr. Neuman entered into an employment agreement with the Company, which was amended on September 1, 1990 (the "Neuman Employment Agreement"). Pursuant to the terms of the Neuman Employment Agreement, Mr. Neuman is employed as President at a minimum compensation of $150,000 per annum for a term to continue in effect until terminated by either party on specified written prior notice. Upon a termination of Mr. Neuman's employment for any reason, other than death, subsequent to a "change in control" (as defined in the Neuman Employment Agreement), Mr. Neuman is entitled to all amounts then due to him under the agreement and to a lump sum termination payment equal to 250% of the average of his annual minimum and bonus compensation for services during the three years preceding such termination of employment. Upon written notice by Mr. Neuman to the Company that a change in control is intended or contemplated or shall occur in the future, the Company will be obligated to place in escrow the amounts necessary to fund the amounts due to Mr. Neuman as described in the preceding sentence.

  The Merger will constitute a "change of control" of the sort contemplated by the Neuman Employment Agreement. Mr. Neuman has indicated to the Company that he plans to give notice of intent to terminate his employment with the Company to be effective on December 31, 1998. Therefore, if the Merger is consummated, Mr. Neuman will be entitled to a "change of control" payment from the Company. Under the terms of the Consulting Agreement agreed upon by Mr. Neuman and CII, Mr. Neuman will accept an amount equal to $850,000 as his "change of control" payment for purposes of the Neuman Employment Agreement, which will be payable on December 31, 1998. The amounts to be paid to Mr. Neuman as a change of control payment under the Neuman Employment Agreement and as consulting fees under the Consulting Agreement are in addition to the amounts Mr. Neuman would be entitled to receive pursuant to the Merger due to his ownership of shares of common stock of the Company generally.

  Severance Payments. Pursuant to the terms of the Merger Agreement, the Company is allowed to enter into severance agreements with certain employees prior to the consummation of the Merger. Under the terms of these severance agreements, employees shall be entitled to a payment equal to their base salary and bonus in fiscal 1997 in the event their employment with the Company is terminated by the Company without "cause" (as defined) at any time prior to the first anniversary of the Effective Time. The Company plans to enter into such severance agreements with each of Michael Raleigh (Vice President-- Engineering and Quality Assurance), Fernando Pena (Vice President-- Manufacturing), Oswald Hoffman (Manager--Corcom GmbH), Gary Baltimore

(Vice President--Sales), Joseph Ritter (Vice President--Pacific Region Sales) and Sherrill Bishop (Vice President--Human Resources).

  In addition, Thomas J. Buns, Vice President and Treasurer of the Company, has an agreement with the Company for his employment. The agreement may be terminated by either party on six months prior written notice. Upon a termination of employment for any reason by the Company, other than "cause" (as defined), or death, subsequent to a "change in control" (as defined), Mr. Buns shall be entitled to all amounts then due him and to a lump sum termination payment equal to 100% of the average of his annual minimum and bonus compensation for services during the year preceding such termination. Following the Effective Time, if Mr. Buns' employment is terminated by the Company without cause during the term of his employment agreement, he will be entitled to such a severance payment. The total of Mr. Buns' minimum and bonus compensation for fiscal 1997 was approximately $204,000.

  Treatment of Stock Options. Certain officers, directors and employees of the Company hold options to purchase the Company's common stock granted under the Option Plans. Under the terms of the Merger Agreement, all options granted under the Option Plans (whether or not vested or exercisable) will be canceled at or about the Effective Time, and the holders of the options will be entitled to receive an amount in cash equal to the product of (i) the difference between $13.00 and the exercise price of such option and (ii) the number of shares of the Company's common stock subject to such option. As of May 7, 1998, there were options outstanding to purchase an aggregate of 142,000 shares of the Company's common stock at a weighted average exercise price of $3.33 per share.

  The following table sets forth information as to the options outstanding on May 7, 1998, for which cash payment will be received upon consummation of the Merger (assuming there is no exercise of such options prior to the Effective
Time), and the proceeds to be received upon termination of such options by the directors and executive officers of the Company:

                                  OUTSTANDING OPTIONS        CASH PAYMENT TO BE
                                     FOR WHICH CASH            RECEIVED UPON
      NAME                      PAYMENT WILL BE RECEIVED CONSUMMATION OF THE MERGER
      ----                      ------------------------ --------------------------
      DIRECTORS:
      Werner E. Neuman........           30,000                  $  316,750
      Herbert Roth............           12,000                      96,000
      James Steinback.........            6,000                      36,000
      Renato Tagiuri..........           18,000                     163,500
      Gene F. Straube ........            6,000                      36,000
      Bruce P. Anderson ......              -0-                         -0-
      Carolyn A. Berry .......              -0-                         -0-
      ADDITIONAL EXECUTIVE
       OFFICERS:
      Thomas J. Buns..........           30,000                  $  325,000
      Fernando Pena...........           15,000                     162,500
      Michael P. Raleigh .....           11,000                     117,000
      ALL DIRECTORS AND
       EXECUTIVE OFFICERS AS A
       GROUP..................          128,000                  $1,252,750

  Director and Officer Indemnification and Insurance. CII has agreed in the Merger Agreement that after the Effective Time, the Company will indemnify its current and former officers and directors for any losses, claims, damages, costs and other liabilities or claims made against such persons because they were a director or officer of the Company to the fullest extent permitted by Articles of Incorporation and Bylaws of the Company. In addition, the Merger Agreement provides that for six years after the Effective Time, the Company will maintain its current directors' and officers' liability insurance for the benefit of its directors and officers (or substitute policies of at least the same coverage and containing terms not materially adverse to the indemnified parties).

EFFECTIVE TIME AND CONSEQUENCES OF THE MERGER

  If approved by the requisite vote of the shareholders of the Company and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Secretary of State of the State of Illinois pursuant to the IBCA. At the Effective Time, Merger Subsidiary will be merged with and into the Company, which will be the Surviving Corporation in the Merger, and the separate corporate existence and identity of Merger Subsidiary will cease. The corporate existence and identity of the Company will continue unaffected by the Merger, although it will become a wholly owned subsidiary of CII.

  It is currently contemplated that the Effective Time of the Merger will occur as promptly as practicable after the approval of the Merger by the Company's shareholders at the Special Meeting, subject to the conditions described under "The Merger--Conditions to Merger."

  As a result of the Merger, the entire equity interest in the Company will be owned by CII. The shareholders of the Company will no longer have any interest in, and will not be shareholders of, the Company, and therefore will not participate in its future earnings and growth. Instead, each such holder of the Company's common stock will have the right to receive $13.00 in cash, without interest, for each share held (other than the Unconverted Shares). Following the Merger, CII will have the opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value. Following the Merger, the Company's common stock will no longer be traded on Nasdaq, price quotations will no longer be available and the registration of the Company's common stock under the Exchange Act will be terminated.

  At the Effective Time, the present board of directors of the Company will be replaced with the board of directors of Merger Subsidiary. The present executive officers of the Company will initially be the officers of the Surviving Corporation after the Effective Time.

  CII expects that, following consummation of the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. The board of directors and management of the Company will, however, continue to evaluate the Company's business, operations, corporate structure and organization and will make such changes as they deem appropriate.

FEDERAL INCOME TAX CONSEQUENCES

  A shareholder who exchanges the shares of the Company's common stock for cash pursuant to the Merger or exercises appraisal rights will recognize gain or loss equal to the difference between the cash received in the Merger or pursuant to the exercise of appraisal rights and such shareholder's adjusted tax basis in the shares exchanged. Gain or loss recognized will be treated as a long-term capital gain or loss if the shares are held as capital assets and if the shares of the Company's common stock exchanged have a holding period of more than one year at the Effective Time. Even if the gain or loss is treated as a long-term capital gain or loss, the tax rate will vary depending on the holding period.

  THE FOREGOING PARAGRAPH PRESENTS THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A SHAREHOLDER WHO ACQUIRED HIS SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF SHARES OF THE COMPANY'S COMMON STOCK IS URGED TO OBTAIN, AND SHOULD RELY UPON, HIS OWN TAX ADVICE.

DISSENTERS' RIGHTS

  Under Illinois law, each shareholder of Corcom has dissenters' appraisal rights provided such shareholder does not vote in favor of the Merger Agreement and complies with certain statutory procedures within the time frames specified by the IBCA. The value determined in such appraisal could be more than, the same as, or less than the value of the Merger Consideration, depending upon the results of the statutory appraisal process. Sections 11.65 and 11.70 of the IBCA, which contain the provisions relating to dissenters' appraisal rights, are set forth on Appendix C to this Proxy Statement. IT IS A CONDITION TO CII'S OBLIGATION TO CONSUMMATE THE MERGER THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 5% OF THE OUTSTANDING SHARES OF CORCOM COMMON STOCK. See "The Merger--Appraisal Rights of Dissenting Shareholders."

                                  THE MERGER

  The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Proxy Statement as Appendix
A. The summary of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

  At the time the Merger becomes effective, Merger Subsidiary will be merged with and into the Company in accordance with Illinois law. As a result of the Merger, the separate corporate existence of Merger Subsidiary (which was formed solely for the purposes of the Merger and has not engaged in any operations or business) will cease, and the Company will continue its existence as a separate subsidiary of CII.

  Upon the consummation of the Merger, each share of the Company's common stock (except for Unconverted Shares) will be converted into the right to receive $13.00 in cash.

EXCHANGE OF CERTIFICATES REPRESENTING THE COMMON STOCK

  Instructions with regard to the surrender of the Company's stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to the Company's shareholders of record as promptly as practicable after the Effective Time. In order to receive the Merger Consideration, the shareholders of the Company will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to American Stock Transfer and Trust Company (the "Paying Agent"). Promptly after the Effective Time, the cash amount of the Merger Consideration will be deposited in trust with the Paying Agent. Upon receipt of such stock certificates and letter of transmittal, the Paying Agent will deliver the Merger Consideration to the registered holder or his transferee of the shares of the Company's common stock. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates.

  SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

  If the Merger Consideration is to be delivered to a person other than the person in whose name the certificate for the shares of the Company's common stock surrendered in exchange therefor is registered, it will be a condition to the payment of such Merger Consideration that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment (i) pay in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the stock certificate surrendered or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

  After the Effective Time, there will be no further transfers on the stock transfer books of the Company of the shares of the Company's common stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the Merger Consideration.

  Each certificate representing shares of the Company's common stock immediately prior to the Effective Time (other than the Unconverted Shares) will, at the Effective Time, be deemed for all purposes to represent only the right to receive the Merger Consideration into which the shares of the Company's common stock represented by such certificate were converted in the Merger.

  Any Merger Consideration delivered or made available to the Paying Agent and not exchanged for stock certificates within 180 days after the Effective Time will be returned by the Paying Agent to the Company, which will thereafter act as Paying Agent. Neither CII, the Company or the Paying Agent will be liable to a holder of shares of the Company's common stock for any of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

TREATMENT OF OUTSTANDING OPTIONS

  The Merger Agreement provides that all options outstanding under the Option Plans, whether or not exercisable, shall be canceled at the Effective Time. Holders of the options will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $13.00 and the exercise price of such option and (ii) the number of shares of the Company's common stock subject to such option. As of May 7, 1998, there were options outstanding to purchase an aggregate of 142,000 shares of the Company's common stock at a weighted average exercise price of $3.33 per share.

CONDITIONS TO MERGER

  Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, which may be waived by a specified party or parties. See "--Amendment of Merger Agreement; Waiver of Conditions." These conditions include that (i) the Merger Agreement and the Merger being approved and adopted by the affirmative vote of the holders of at least two-thirds the Company's common stock, (ii) the expiration of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (iii) no order, statute, rule or regulation having been issued, promulgated or enacted by any governmental or regulatory authority and no action, suit, or proceeding being pending before any court or quasi judicial or administrative agency wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would prevent consummation of any of the transactions contemplated by the Merger or cause any of such transactions to be rescinded following consummation of the Merger.

  In addition, the obligations of CII and Merger Subsidiary to effect the Merger are subject to the satisfaction of additional conditions, which include the following: (i) the representations and warranties of the Company in the Merger Agreement are true and correct in all material respects as of the Effective Time, (ii) at the time of Closing, the holders of no more than 5% of the outstanding shares of the Company's common stock will have dissented and preserved their statutory right to seek appraisal, (iii) Werner Neuman, the President of the Company, shall have entered into a consulting and noncompetition agreement with the Company (in a form previously agreed to by the parties thereto), (iv) CII shall have obtained the debt financing necessary in order to finance the Merger on terms which are substantially similar to the financing commitment letter obtained by CII in connection with the execution of the Merger Agreement, (v) the delivery of an opinion of D'Ancona & Pflaum with respect to certain legal matters and (vi) the fees and expenses of the Company's legal counsel, investment bankers and accountants incurred in connection with the Merger not exceeding $1,250,000 in the aggregate.

  The obligation of the Company to effect the Merger is subject to the satisfaction of additional conditions, including (i) the representations and warranties of the CII and the Merger Subsidiary in the Merger Agreement are true and correct in all material respects as of the Effective Time, (ii) an amount equal to the aggregate Merger Consideration shall have been deposited with the Paying Agent and (iii) the delivery of an opinion of Kirkland & Ellis with respect to certain legal matters.

AMENDMENT OF THE MERGER AGREEMENT; WAIVER OF CONDITIONS

  The respective Boards of Directors of CII, Merger Subsidiary and the Company may, by written agreement, at any time before or after the approval of the Merger Agreement by the Company's shareholders, amend the Merger Agreement, provided that after such shareholder approval no amendment or modification may be made that would amend the Merger Price or materially adversely affect the rights of the Company's shareholders without the further approval of such shareholders. Each party may extend the time for the performance of any of the obligations of any other party to the Merger Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Merger Agreement, waive compliance or performance by any other party with any covenants, agreements or obligations contained in the Merger Agreement or waive the satisfaction of any condition that is precedent to its performance under the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

  The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by CII, each of the Company and its subsidiaries will conduct its business in the usual, regular, and ordinary course of business substantially the same manner as conducted prior to the date of the Merger Agreement and will use all reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve relationships with customers, suppliers and others having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. The Company has further agreed that it will not or permit its subsidiaries to take certain enumerated actions which include the following:
(i) adopt any amendment to its Articles of Incorporation, Bylaws or comparable organizational documents; (ii) issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (a) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of common stock, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of options outstanding on the date hereof, or (b) any other securities in respect of, in lieu of, or in substitution for, shares of common stock outstanding on the date hereof; (iii) declare, set aside or pay any dividend or other distribution in respect of any class or series of its capital stock; (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (v) without the prior written consent of CII, (a) except for increases in salary and wages granted to officers and hourly employees of the Company or its subsidiaries in the ordinary course of business consistent with past practice, grant any increases in the compensation of any of its directors, officers or employees, (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing benefit plans or employee arrangements as in effect on the date of the Merger Agreement to any such director, officer or employee, whether past or present, (c) enter into any new, or materially amend any existing, employment, severance, or termination agreement with any such director, officer, or key employee or, (d) except as may be required by law, become obligated under any new employee benefit plan or employee arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement; provided, that the Company is allowed to enter into severance agreements with each of Michael Raleigh, Fernando Pena, Oswald Hoffman, Gary Baltimore, Joseph Ritter and Sherrill Bishop in the form previously agreed to between the Company and CII; (vi) acquire, sell, lease or dispose of any assets or securities which are material to the Company and the Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice; (vii) except as previously disclosed to CII by the Company (a) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (c) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice;
(viii) settle or compromise any suit or claim or threatened suit or claim other than in the ordinary course of business consistent with past practice,
(ix) without CII's prior written consent, (a) modify, amend or terminate any contract, (b) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (c) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries; (x) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its subsidiaries; or (xi) agree in writing or otherwise to take any of the foregoing actions or any action which would cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect in any material respect.

NO SOLICITATION

  The Merger Agreement provides that neither the Company nor any of its representatives will directly or indirectly (i) solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any Acquisition Transaction, or (ii) negotiate or otherwise engage in substantive discussions with any person (other than Merger Subsidiary or CII) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Notwithstanding the nonsolicitation covenant contained in the Merger Agreement, the Company may, in response to a Favorable Third Party Proposal, furnish information to, and negotiate or otherwise engage in substantive discussions with, the party making such Favorable Third Party Proposal if the Board or Directors of the Company determines in good faith by a majority vote, that failing to take such action would constitute a breach of the fiduciary duties of the Board.

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the Company's shareholders, (i) by the mutual written consent of the Boards of Directors of CII, the Merger Subsidiary and the Company; (ii) by any party if
(A) the Company's shareholders fail to approve the Merger at the Special Meeting or (B) the Merger shall not have been consummated on or before the Termination Date; provided that if any condition to the Merger Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed; (iii) by the Company, in the event of a material breach by CII or Merger Subsidiary of any representation, warranty or agreement of CII or Merger Subsidiary, in each case which has not been cured or is not curable by the earlier of (A) the Termination Date or (B) the 30th day after notice of such breach is given to CII or Merger Subsidiary (as the case may be); (iv) by the Company, if the Company receives a firm proposal with respect to an Acquisition Transaction which its Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger; (v) by CII, in the event of a material breach by the Company of any representation, warranty or agreement of the Company which has not been cured or is not curable by the earlier of (A) the Termination Date or (B) the 30th day after notice of such breach was given to the Company; or (vi) by either party if the conditions to be satisfied by the other party pursuant the Merger Agreement shall not have been satisfied (or waived) prior to the Termination Date.

  In addition, the Merger Agreement may be terminated by CII if a "triggering event" occurs whereby (i) on or before the Termination Date, a third party or group of related third parties become the beneficial owners of 50% or more of the outstanding voting securities of the Company by a tender offer, exchange offer, stock issuance or otherwise, or (ii) the Merger is not consummated because (A)(1) the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement or agreement in principle or closes, an Acquisition Transaction (other than the Merger), or (2) the Company's Board of Directors fails to recommend to the Company's shareholders that they vote to approve the Merger or adversely modifies or withdraws its recommendation or takes any other action to abandon or terminate the Merger Agreement as a result of a firm proposal with respect to an Acquisition Transaction which the Board determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger, or takes any action to abandon or terminate the Merger Agreement in accordance with the foregoing, (B) the Special Meeting is not called by the Termination Date or (C) the shareholders of the Company approve an Acquisition Transaction (other than the Merger).

  If CII or the Company terminates the Merger Agreement as provided above, there will be no liability on the part of any party or its officers, directors or shareholders, except as described in "Fees and Expenses" below.

FEES AND EXPENSES

  The Merger Agreement provides that all costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement. If the Merger Agreement is terminated and a Triggering Event has occurred, then the Company will pay to CII the sum of $2.0 million, and up to $500,000 of expenses incurred in connection with the transactions contemplated by the Merger Agreement. The Company has agreed to pay this amount within three days of the occurrence of such Triggering Event.

  If Merger Agreement is terminated by the Company arising from a breach by CII of its obligations, then CII will reimburse the Company for its out-of-pocket expenses. These amounts will be payable upon termination of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties, including representations and warranties by the Company with respect to its corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, SEC filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of undisclosed material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, proprietary rights, accounts receivable, inventory, warranties, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens, and other matters.

  CII and Merger Subsidiary have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, consent and approvals, noncontravention, information supplied, board recommendation, financing, and other matters.

CERTAIN REGULATORY MATTERS

  Consummation of the Merger is conditioned upon receipt by CII and the Company of such regulatory and other approvals as are required under applicable law. Other than matters described below, CII and the Company know of no such regulatory or other approvals required by law.

  Under the HSR Act, certain acquisition transactions, including the proposed Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. In accordance with the HSR Act, CII and the Company each filed Notification and Report Forms and certain supplementary materials with the Antitrust Division and the FTC for review in connection with the proposed Merger. The FTC granted early termination of the waiting period under the HSR Act on April 10, 1998.

INDEMNIFICATION

  The Merger Agreement provides that the Company will, and from and after the Effective Time indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or had been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent a corporation is permitted under the Articles of Incorporation and Bylaws of the Company to indemnify its own directors or officers, as the case may be. All rights to indemnification existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less six years from the Effective Time.

DIRECTORS' AND OFFICERS' INSURANCE

  For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that CII may substitute therefor policies of at least the same coverage and containing terms and conditions which are not materially less advantageous to the parties to be indemnified) with respect to matters arising before the Effective Time.

FINANCING

  It is estimated that approximately $44.0 million (net of cash and cash equivalents of the Company) will be required to consummate the Merger. The principal source for financing the Merger will be a credit facility with a senior lender. CII has received a commitment letter from Bank of America National Trust and Savings Association to provide up to $60 million in senior secured credit facilities, which will be split between a $25 million revolving credit and a $35 million term loan. This senior secured credit facility will be used by CII: (i) to acquire the common stock of the Company in the Merger;
(ii) to refinance up to $7.5 million of CII's existing indebtedness; (iii) to provide for working capital needs; (iv) for general corporate purposes; and
(v) to pay related fees and expenses. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America and there being no material adverse change in the financial condition, business, operations, properties or prospects of the Company or CII. See "The Merger--Financing."

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Any shareholder of the Company who does not vote in favor of the Merger Agreement and who gives written notice prior to the vote by the shareholders of Corcom to approve the Merger Agreement may demand dissenters' appraisal rights pursuant to Sections 11.65 and 11.70 of the IBCA. Copies of these sections are attached as Appendix C hereto. Dissenting shareholders may elect to receive payment in cash in an amount equal to the estimated "fair value" of their shares, which will be the value of the shares immediately before the consummation of the Merger excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The following is a summary of the procedural steps which must be taken to ensure that a dissenting shareholder's appraisal rights are recognized.

  IT IS A CONDITION TO CII AND MERGER SUBSIDIARY'S OBLIGATION TO CONSUMMATE THE MERGER, THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT

TO MORE THAN 5% OF THE OUTSTANDING SHARES OF CORCOM COMMON STOCK. SEE "-- CONDITIONS TO MERGER."

  A SHAREHOLDER DESIRING TO PERFECT HIS OR HER RIGHT TO PAYMENT FOR HIS OR HER SHARES MUST MAIL OR DELIVER TO THE COMPANY (ATTENTION: THOMAS BUNS, CHIEF FINANCIAL OFFICER, CORCOM, INC., 844 EAST ROCKLAND ROAD, LIBERTYVILLE, ILLINOIS 60048), A WRITTEN DEMAND FOR PAYMENT OF HIS OR HER SHARES BEFORE THE VOTE ON THE MERGER AGREEMENT IS TAKEN, AND SUCH SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT. THE DELIVERY OF A PROXY WITH INSTRUCTIONS TO VOTE THE SHARES REPRESENTED THEREBY AGAINST APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, SATISFY THE REQUIREMENT OF A WRITTEN DEMAND.

  Only a holder of record is entitled to request dissenters' appraisal rights and payment for the shares registered in his or her name. A record owner of shares may assert dissenters' appraisal rights as to fewer than all of the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf the record owner asserts dissenters' appraisal rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares held by such holder of record are recorded in the names of different shareholders of the Company. A beneficial owner of shares who is not the record owner may assert dissenters' appraisal rights as to shares held on such person's behalf only if the beneficial owner submits to the Company the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' appraisal rights.

  A demand must reasonably inform the Company of the identity of the holder of record of the shares of common stock covered by the demand and that such holder of record demands payment for such shares. The demand should be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on his or her Corcom stock certificate(s).

  A Corcom shareholder who makes written demand for payment retains all other rights of as a shareholder until those rights are canceled or modified at the Effective Time by the consummation of the Merger. Within ten days after the Effective Time, the CII shall send each dissenting shareholder who has delivered a written demand for payment, a statement setting forth the opinion of CII as to the estimated fair value of the shares of common stock, Corcom's 1997 financial statements, Corcom's latest available interim financial statements, and a commitment to pay for the shares of common stock held by the dissenting shareholder the estimated fair value thereof upon transmittal to CII of the Corcom stock certificate or certificates.

  Upon consummation of the Merger, and given demand for payment by a dissenting shareholder, CII shall, upon receipt of the applicable stock certificates, pay the amount CII estimates to be the fair value of the shares, plus accrued interest, if any. An explanation of how the interest was calculated will be provided by CII to the dissenting shareholder at the time that CII pays the amount it estimates to be the fair value of the shares.

  If the dissenting Corcom shareholder does not agree with the opinion of CII as to the estimated fair value of the shares, or the amount of interest due, he or she shall, within thirty days from the delivery of CII's statement of value, notify CII in writing of such shareholder's determination of the estimated fair value and interest due relating to the shares, and demand payment of the difference.

  If within sixty days after delivery of such written notification by a dissenting shareholder, CII and the dissenting shareholder are unable to agree as to the value of the shares, CII shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the Circuit Court of Cook County, Illinois requesting a determination of the fair value of the shares and the interest due. All shareholders who have perfected their dissenters' appraisal rights and who have not settled with CII will be made parties to this proceeding. The cost of the proceedings may be assessed against one or more parties to the proceedings as the court may consider equitable. Failure of CII to commence an action shall not limit or affect the right of the dissenting shareholder to otherwise commence an action as permitted by law.

  The foregoing is only a summary of the provisions of the IBCA and is qualified in its entirety by reference to the text of Sections 11.65 and 11.70 of the IBCA which are set forth in Appendix C hereto and incorporated by reference herein. ANY SHAREHOLDERS OF THE COMPANY WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW APPENDIX C AND IS ADVISED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

      CERTAIN INFORMATION REGARDING CII, MERGER SUBSIDIARY AND AFFILIATES

  CII is a leading designer, manufacturer and marketer of a broad line of high performance relays and solenoids. Relays, which are switches used to control electric current in a circuit, and solenoids, which convert electric signals into mechanical motion, are critical components for a wide range of commercial, industrial and electronic products. CII focuses on producing highly engineered relays and solenoids for customized niche applications that demand reliable performance, small size, light weight, low energy consumption and durability. CII's products are used in a large number of diverse end-use applications including commercial aircraft, defense electronics, telecommunication equipment, satellites, medical products and HVAC systems.

  CII is owned by Code Hennessy & Simmons LLC ("CHS") and certain members of CII's management. CHS is a Chicago-based private investment firm with more than $500 million of committed equity capital under management. CHS invests primarily in middle-market companies that design, manufacture and distribute a broad array of consumer and industrial products.

  Merger Subsidiary is a wholly-owned subsidiary of CII formed for the purpose of consummating the Merger.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following information is furnished as of May 7, 1998 (except as otherwise indicated) to indicate beneficial ownership of the Company' common stock by each director, each executive officer of the Company, by all directors and executive officers as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the Company' outstanding common stock Such information has been furnished to the Company by the indicated owners. Unless otherwise indicated, beneficial ownership is direct.

NAME (AND ADDRESS IF MORE THAN 5%) OF            AMOUNT
BENEFICIAL OWNER                           BENEFICIALLY OWNED   PERCENT
-------------------------------------      ------------------ ------------
DIRECTORS:
Bruce P. Anderson.........................          100       Less than 1%
Carolyn A. Berry..........................      583,000(A)           15.2%
  Omicron Capital Partners ("Omicron")
  980 Ikena Circle
  Honolulu, HI 96821
Werner E. Neuman..........................      972,899(B)           25.3%
  c/o Corcom, Inc.
  844 E. Rockland Rd.
  Libertyville, IL 60048
Herbert L. Roth...........................       34,500(C)    Less than 1%
James A. Steinback........................      259,500(D)            6.8%
  MSD Inc.
  211 Waukegan Rd.
  Northfield, IL 60093

NAME (AND ADDRESS IF MORE THAN 5%) OF             AMOUNT
BENEFICIAL OWNER                            BENEFICIALLY OWNED   PERCENT
-------------------------------------       ------------------ ------------
Gene F. Straube............................        56,454(E)           1.5%
Renato Tagiuri.............................        55,750(F)           1.5%
ADDITIONAL EXECUTIVE OFFICERS:
Thomas J. Buns.............................        54,000(G)           1.4%
Michael P. Raleigh.........................        14,310(H)   Less than 1%
Fernando A. Pena...........................        19,000(I)   Less than 1%
All directors and executive officers as a
 group.....................................     2,049,513(J)          51.9%
ADDITIONAL 5% OWNERS:
Dimensional Fund Advisors, Inc.
 ("Dimensional")...........................       211,000(K)           5.5%
  1299 Ocean Av.
  Santa Monica, CA 90401
FMR Corp...................................       381,400(L)          10.0%
  82 Devonshire St.
  Boston, MA 02109

--------
(A) Shares are owned by Omicron, a general partnership whose partners are Carolyn A. Berry individually and as personal representative of the estate of George B. Berry.
(B) Includes 28,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Neuman. Also includes 33 shares owned by Mr. Neuman's spouse, as to which he disclaims beneficial ownership.
(C) Includes 12,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Roth.
(D) Consists of 253,500 shares owned by a corporation of which Mr. Steinback is the controlling shareholder, and 6,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Steinback.
(E) Consists of 26,750 shares owned by Mr. Straube, 23,704 shares owned by Straube Associates, Incorporated, of which Mr. Straube is president, a director and majority shareholder, and 6,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Straube. Does not include 1,100 shares held by Straube Associates Profit Sharing Plan.
(F) Includes 18,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Tagiuri.
(G) Includes 28,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Buns.
(H) Includes 10,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Raleigh.
(I) Includes 14,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Pena.
(J) Includes 122,000 stock options deemed exercised solely for purposes of showing total shares owned by such group.
(K) The Company has been advised by communication from Dimensional dated February 6, 1998, as follows: The above holding was as of December 31, 1997 and Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 211,000 shares, all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(L) Schedule 13F-E shows no voting power and sole power to dispose or direct the disposition of 381,400 shares at December 31, 1997; and that Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor, is the beneficial owner of 381, 400 shares as a result of acting as investment advisor to various investment companies.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  If the Merger Agreement is approved by the Company's shareholders and the Merger is consummated, no annual meeting of the Company's shareholders will occur in 1998. In order for proposals of shareholders to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders of the Company (if the Merger is not consummated), such proposals must be received by the Secretary of the Company not later than twenty days after the public announcement by the Company that the Merger will not be consummated.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's and its subsidiaries' balance sheets as of December 31, 1997 and December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1997, incorporated by reference in this Proxy Statement, have been audited by Coopers & Lybrand L.L.P., independent public accountants. A representative of Coopers & Lybrand L.L.P. will be at the Special Meeting to answer questions from shareholders and will have the opportunity to make a statement if so desired.

                     ATTACHMENT OF CERTAIN DOCUMENTS

  The Company's Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the quarterly period ended April 4, 1998 and Amendment No. 1 on Form 10-K/A to the Company's Annual Report for the year ended December 31, 1997 are attached as Appendix D, Appendix E and Appendix F to this Proxy Statement, respectively.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission, located at Suite 1300, 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such materials may be accessed on the World Wide Web via the Commission's EDGAR database at its website (http://www.sec.gov).

  All information contained in this Proxy Statement concerning CII, Merger Subsidiary and their affiliates has been supplied by CII and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

                                          By Order of the Board of Directors,

                                          /s/ Walter Roth
                                          Walter Roth
                                          Secretary

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement"), dated as of March 10, 1998, is made by and among Communications Instruments, Inc., a North Carolina corporation (the "Parent"), RF Acquisition Corp., an Illinois corporation and a wholly-owned subsidiary of the Parent (the "Merger Sub"), and Corcom, Inc., an Illinois corporation (the "Company"). Cross-references to the defined terms used in this Agreement are set forth in Article VIII below.

  Whereas, the Merger Sub is a corporation duly organized and validly existing under the laws of the State of Illinois having authorized capital shares consisting of 1,000 shares of common stock, $.01 par value per share ("Merger Sub Shares"), all of which are of one class and all of which are entitled to vote, and all of which are issued and outstanding and owned by the Parent.

  Whereas, the Company is a corporation duly organized and validly existing under the laws of the State of Illinois and having authorized capital shares consisting of 10,000,000 shares of common stock, no par value per share ("Common Shares"), all of which are of one class and all of which are entitled to vote, and of which 3,823,243 shares are issued and outstanding.

  Whereas, the Parent desires to purchase all outstanding Common Shares through the merger of the Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger and the Merger Sub ceasing to exist (the Company and the Merger Sub being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"), all upon the terms and subject to the conditions set forth herein.

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the Business Corporation Act of 1983 of the State of Illinois (the "Illinois Act"), at the Effective Time (as defined in
Section 1.02) the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

  Section 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company and the Merger Sub shall execute in the manner required by the Illinois Act and deliver to the Secretary of State of the State of Illinois a duly executed and verified Articles of Merger in accordance with Section 5/11.25 of the Illinois Act, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective when a certificate of merger (the "Certificate of Merger") is issued by the Secretary of State of the State of Illinois. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is issued.

  Section 1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 5/11.50 of the Illinois Act.

  Section 1.04 Articles of Incorporation and By-Laws of the Surviving
Corporation.

    (a) The Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

    (b) Subject to the provisions of Section 5.06 of this Agreement, the By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

  Section 1.05 Directors. Subject to applicable law, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

  Section 1.06 Officers. To the extent permitted under applicable law, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

  Section 1.07 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by the Parent, the Merger Sub, any wholly-owned subsidiary of the Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.01)) shall be converted into the right to receive in cash an amount equal to the Merger Price (as defined below), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share. The "Merger Price" shall be an amount per Common Share equal to $13.00. The "Aggregate Common Share Merger Price" shall be an amount equal to the Merger Price multiplied by the number of Common Shares outstanding as of the Effective Time. The "Aggregate Merger Price" shall be an amount equal to the sum of the Aggregate Common Share Merger Price and the Option Payment (as defined in Section 1.09).

  Section 1.08 Conversion of the Merger Sub Shares. At the Effective Time, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

  Section 1.09 Company Option Plans. The Company shall cause each outstanding option to purchase Common Shares (each, an "Option") to be cancelled, as of the Effective Time, at which time the Company will pay each holder of an Option (whether or not such Option is then vested or exercisable) an amount determined by multiplying (i) the excess, if any, of the Merger Price over the applicable exercise price of such Option by (ii) the number of Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time (without giving effect to any antidilutive changes in the number of such Common Shares arising from the Merger and assuming any unvested Options have vested) (the sum of all such payments, the "Option Payment"). Prior to the Effective Time, the Company shall obtain all consents necessary to give effect to the transaction described in the foregoing sentence.

  Section 1.10 Shareholders' Meeting; Proxy Statement.

    (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

      (i) duly call, give notice of, convene and hold a special meeting of its shareholders (a "Shareholders' Meeting") as soon as reasonably practicable following the date hereof for the purpose of considering and taking action upon this Agreement;

      (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

      (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    (b) The Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Merger Sub or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

  Section 1.11 Closing. The closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois as soon as practicable after the satisfaction or waiver of all of the conditions to the Merger contained in Article VI or at such other time and place as the Parent, the Merger Sub and the Company shall agree.

                                  ARTICLE II

                     DISSENTING SHARES; PAYMENT FOR SHARES

  Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his or her appraisal rights in accordance with Section 5/11.65 of the Illinois Act and who has not effectively withdrawn or lost his right to such appraisal, if such Section 5/11.65 provides for dissenters' rights for such Common Shares in the Merger (a "Dissenting Share"), shall not be converted into the right to receive the Merger Price as provided in Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the Illinois Act, but the holder thereof shall only be entitled to such rights as are granted by the Illinois Act and shall not be entitled to vote or to exercise any other rights of a shareholder of the Company except as provided in the Illinois Act. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to the Illinois Act shall receive such payment from the Surviving Corporation in accordance with the Illinois Act. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to dissent, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of Common Shares and, prior to the Effective Time, the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

  Section 2.02 Payment for Common Shares.

    (a) From and after the Effective Time, a bank or trust company as shall be mutually acceptable to the Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 1.07. At the Effective Time, the Parent or the Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the Aggregate Common Share Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 1.07.

    (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by the Parent or the Merger Sub, any wholly-owned subsidiary of the Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by the Parent or the Merger Sub, any wholly owned subsidiary of the Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the Aggregate Common Share Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

    (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Aggregate Common Share Merger Price relating thereto, without any interest or dividends thereon.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the Aggregate Common Share Merger Price relating thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

    (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Price as provided in Section 1.07.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to the Parent and the Merger Sub that except as set forth in the Company Disclosure Statement which it has delivered to the Parent and the Merger Sub simultaneous with its execution of this Agreement (the "Company Disclosure Statement"):

  Section 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of the Company's subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

  Section 3.02 Charter and By-Laws. The Company has heretofore made available to the Parent and the Merger Sub a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of the Subsidiaries.

  Section 3.03 Capitalization. The authorized capital stock of the Company consists of 10,000,000 Common Shares. As of the close of business on March 6, 1998 (the "Reference Date"), the Company had issued and outstanding 3,823,243 Common Shares and 142,000 options to purchase Common Shares. Since the Reference Date, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, and neither the Company nor any of its Subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and except for the Company's obligations in respect of the Options under the Corcom, Inc. 1985 Key Employees' Incentive Stock Option Plan, the Corcom, Inc. 1988 Key Employees' Incentive Stock Option Plan, the Corcom, Inc. 1991 Directors' Stock Option Plan, and the Corcom, Inc. 1994 Directors' Stock Option Plan (collectively, the "Option Plans"), there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or any of its Subsidiaries are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien").

  Section 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of two-thirds of the Common Shares then outstanding, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Parent and the Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  Section 3.05 No Conflict; Required Filings and Consents.

    (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company or comparable organizational documents of any of the Subsidiaries,
  (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the properties or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected.

    (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the issuance of the Certificate of Merger by the Secretary of State of the State of Illinois, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (v) consents the failure of which to obtain or make would not have a Material Adverse Effect on the Company (as defined in Section 3.10 below), or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

  Section 3.06 SEC Reports and Financial Statements.

    (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 1995 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

  Section 3.07 Information. None of the information set forth in the Company Disclosure Statement or supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company pursuant to this Section
3.07 with respect to statements made therein based on information supplied by the Parent or the Merger Sub in writing specifically for inclusion in the Proxy Statement.

  Section 3.08 State Takeover Statutes; Required Vote. The Board has taken all action so that prior to the execution hereof, the Board has approved the Merger pursuant to Sections 5/7.85 and 5/11.75 of the Illinois Act. As of the date hereof, no other state takeover statutes, including without limitation, any business combination act, are applicable to the Merger, this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares is required to approve the transactions contemplated by this Agreement. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or By-Laws of the Company or otherwise for the Company to consummate the Merger and the transactions contemplated hereby.

  Section 3.09 Brokers. Except for the Company's retention of ABN AMRO Incorporated, none of the Company, any of the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

  Section 3.10 Material Adverse Effect. There have been no events, conditions, developments or states of fact which singly or in the aggregate since December 31, 1996 have had or are reasonably expected to have a Material Adverse Effect on the Company that were not disclosed in the Company Disclosure Statement or in any of the reports filed with the SEC as described in Section 3.06. Since December 31, 1997, the Company has not taken any action or agreed to take any action that the Company is prohibited from taking after the date hereof by
Section 5.01. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition, results of operations, customer relations, supplier relations, or business prospects of the Company or any of the Subsidiaries that is, or is reasonably expected to be, materially adverse to the Company and the Subsidiaries taken as a whole.

  Section 3.11 Litigation. Except as may be disclosed in the SEC Reports (as defined in Section 3.06(a) hereof) or the Company Disclosure Statement, there are no actions, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company or the Subsidiaries before any court or governmental or regulatory authority or body. Neither the Company nor the Subsidiaries nor any of their assets is subject to any order, judgment, injunction or decree.

  Section 3.12 Absence of Certain Changes or Events. Since December 31, 1997, except as set forth in the SEC Reports (as defined in Section 3.06(a) hereof) or the Company Disclosure Statement, (a) neither the Company nor any Subsidiary has incurred any indebtedness for money borrowed except in the ordinary and usual conduct of the Company's business; (b) neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any other individual, firm or corporation, other than any obligation relating to existing co-insurance programs and the endorsement of checks for collection in the ordinary and usual course of business; (c) there has been no creation or assumption by the Company or any Subsidiary of any Lien on any asset; (d) there has been no loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary except in the ordinary and usual conduct of the Company's business;
(e) neither the Company nor any Subsidiary has entered into any contract, lease, commitment or transaction with any officer, director or any affiliate (as defined in Rule 405 of the SEC promulgated under the Securities Act) of the Company or any Subsidiary (other than pursuant to consulting or employment agreements or other employee benefit arrangements); (f) there has been no transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, which in either case is material to the Company and the Subsidiaries taken as a whole (other than transactions, commitments and relinquishments contemplated by this Agreement and other than sales of inventory in the ordinary and usual course of business and other than investments of a capital nature in the ordinary and usual course of business);
(g) neither the Company nor any Subsidiary has purchased or leased any real property; (h) neither the Company nor any Subsidiary has leased any equipment or property other than in the ordinary and usual course of business; (i) there has been no change in any method of accounting or accounting practice by the Company or the Subsidiaries; (j) there has been no grant (whether or not in writing and whether formal or informal) of any severance or termination pay to any current or former officer or employee of the Company or any Subsidiary, any employment, bonus, profit sharing, pension, retirement, deferred compensation, fringe benefit, or other similar agreement with or plan or program for (or, except as required by law, any amendment, formal or informal, to any such existing agreement with or plan or program for) any current or former officer, director, employee or consultant of the Company or any Subsidiary, any increase in benefits payable under any existing severance or termination pay policies, employment agreements, or deferred compensation or fringe benefit plan or program or any increase in compensation, bonus or other benefits payable, or to become payable, to officers, directors, employees or consultants of the Company or any Subsidiary other than increases in benefits to non-officer employees of the Company in the ordinary course of business in accordance with past practices; (k) there has been no repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other ownership interest of the Company or any Subsidiary; (l) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of the Company or any Subsidiary; and (m) neither the Company nor any Subsidiary has entered into any other transaction other than in the ordinary course of business.

  Section 3.13 Employee Benefit Plans.

    (a) The Company Disclosure Statement sets forth a true and complete list of all Plans (as defined below) maintained or sponsored by the Company or any Subsidiary, contributed to by the Company or any Subsidiary, to which the Company or any Subsidiary is obligated to contribute or with respect to which the Company or any Subsidiary has any liability or potential liability, including all Plans contributed to, maintained or sponsored by any member of the controlled group of companies, within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company and/or any Subsidiary is or, during the last three years, ever was a member (the "Company Controlled Group") (to the extent that the Company or any Subsidiary has any liability or potential liability with respect to such Plans). For purposes of this Agreement, the term "Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded, (ii) employment agreements, and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not covering employees residing in the United States, including without limitation, stock bonus, stock option, stock appreciation right, stock purchase, "phantom stock," deferred compensation, pension, profit sharing, savings, severance, bonus, vacation, incentive, travel, and health, disability and welfare plans. Neither the Company nor any Subsidiary has any commitment, whether formal or informal, to create any additional employee benefit plans, or to modify any existing Plan except as may be required to conform to changes in applicable law.

    (b) Neither the Company nor any Subsidiary has within the last five years participated in, contributed to or been obligated to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA ("Multiemployer Plan"), nor does the Company or any Subsidiary have any other liability or potential liability with respect to any Multiemployer Plan or with respect to any employee benefit plan of the type described in
  Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

    (c) Neither the Company nor any Subsidiary maintains, contributes to, has any obligation to contribute to or has any other liability or potential liability with respect to any Plan that is a defined benefit pension plan or that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA. There has been no complete or partial termination of any Plan which could result in any material liability to the Company or any Subsidiary.

    (d) Neither the Company nor any Subsidiary maintains or has any obligation to contribute to (or has any other liability or potential liability with respect to) any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees, current or future former employees, current or future former independent contractors, or the spouses, dependents or beneficiaries thereof, other than in accordance with Section 4980B of the Code, Sections 601 et seq. of ERISA, and/or other applicable continuation coverage law.

    (e) None of the Plans obligates the Company or the Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control", as such term is defined in Section 280G of the Code.

    (f) With respect to each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued. No Plan has any unfunded liabilities.

    (g) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in material compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company nor any Subsidiary has incurred, or expects to incur, any liability to the Internal Revenue Service ("IRS"), the Department of Labor, any other governmental (whether of the United States or otherwise) agency, or any person with respect to any Plan currently or previously maintained by members of the Company Controlled Group that has not been satisfied in full, and no condition exists that presents a risk to the Company and/or the Subsidiaries or any other member of the Company Controlled Group of incurring such a liability (other than liability for routine benefit claims). None of the Company, any Subsidiary, any trustee or administrator of any Plan, or other person has engaged in any transaction with respect to the Plans which could subject the Company, any Subsidiary, or any trustee or administrator of the Plans, or any party dealing with any Plan, to any tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. No actions, investigations, suits or claims with respect to the Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Plans are pending or threatened and the Company has no knowledge of any facts which could give rise to or be expected to give rise to any such actions, investigations, suits or claims.

    (h) No prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan, other than a transaction which is exempt under Section 408 of ERISA or for which no excise tax is assessed under Section 4975 of ERISA.

    (i) All Plans which are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS.

    (j) No underfunded defined benefit plan has been, during the five years preceding the Effective Time, transferred out of the Company Controlled Group.

    (k) With respect to each Plan, and upon the request of the Parent, the Company has provided the Parent with true, complete and correct copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered.

  Section 3.14 Material Contracts and Other Agreements. The Company Disclosure Statement sets forth a complete and accurate list of the following contracts and commitments to which the Company or any Subsidiary is a party or by which any of their respective properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving personal property with annual rental payments in excess of $50,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments (other than letters of credit issued in the ordinary course of business pursuant to existing credit agreements in respect of inventory purchases) in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from the Company or its Subsidiaries of more than $50,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual, (i) contracts that are terminable, or under which payments by the Company or any Subsidiary may be accelerated, upon a change in control of the Company, (j) written contracts with distributors of the Company's or any of the Subsidiaries' products, and (k) any other agreements material to the Company and its Subsidiaries taken as a whole. The Company has furnished or made available accurate and complete copies of the foregoing contracts and agreements to the Parent. The termination of any oral agreement or understanding to which the Company or a Subsidiary is a party of the type described in Sections 3.14(f) and 3.14(j) above would not, to the Company's knowledge, have a Material Adverse Effect on the Company. Each such oral agreement or understanding is terminable by the Company or a Subsidiary, as the case may be, without premium or penalty. As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary or, to the best knowledge of the Company, on the part of any third party and (ii) as of the Effective Time, no third party consent, approval or authorization shall be required for the consummation of the Transactions. This Section 3.14 does not relate to real property, such items being the subject of Section 3.15.

  Section 3.15 Real Estate Leases. The Company Disclosure Statement sets forth a list of (a) all leases and subleases under which the Company or the Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto; (b) all options held by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsidiaries to purchase or acquire any interest in real property; and (c) all options granted by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsidiaries to sell or dispose of any interest in real property. Except as set forth in the Company Disclosure Statement, as to such leases, subleases and other agreements referred to above, (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary, or on the part of any other party thereto, and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Merger. To the Company's knowledge, there are no Liens on any of the leasehold interests set forth on the Company Disclosure Statement hereof except for (i) Liens reflected in the balance sheet included in the Company's Form 10-K for the period ended December 31, 1996, (ii) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or materially impair the use of, such property by the Company or the Subsidiaries in the operation of their respective businesses, (iii) Liens for current Taxes (as defined in Section 3.22(a)), assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (which contested levies are described on the Company Disclosure Statement), and (iv) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice. (collectively, "Permitted Liens").

  Section 3.16 Real Property. The Company Disclosure Statement lists all real property owned by the Company and the Subsidiaries. Each of the Company and the Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on the Company Disclosure Statement, in each case, to the Company's knowledge, free and clear of all Liens, except for Permitted Liens.

  Section 3.17 Compliance with Laws. The Company and the Subsidiaries have substantially complied and, to the Company's knowledge, are in substantial compliance with applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning, health, sanitation, safety, labor relations or other law, ordinance or regulation. Neither the Company nor any Subsidiary has (a) failed to obtain any license, permit, franchise or other governmental authorization which is necessary to the operations of the business of the Company and the Subsidiaries, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization.

  Section 3.18 Proprietary Rights. The Company Disclosure Statement contains a complete and accurate list of all patents and patent applications; all trademarks, service marks, trade dress, trade names, internet domain names and corporate names; all registered copyrights and all material unregistered copyrights; all registrations, applications and renewals for any of the foregoing; owned by the Company or the Subsidiaries or in which any of them has any rights and all contracts, agreements and licenses relating to any of the foregoing. All right, title and interest in and to each of the foregoing is owned by the party identified on the Company Disclosure Statement, free and clear of any Liens or royalty obligations except as set forth on the Company Disclosure Statement. The Company and each Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license to use, free and clear of all Liens, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), trademarks, trade names, service marks, internet domain names, copyrights, mask works, and registrations, applications and renewals for any of the foregoing, trade secrets and confidential information (including, but not limited to know-how and formulas), computer software and other material intellectual property rights necessary for the conduct of their respective businesses as now being conducted (collectively, the "Proprietary Rights"). To the Company's knowledge, neither the Company nor any Subsidiary has infringed or is infringing on any Proprietary Rights belonging to any other person, firm or corporation. Neither the Company nor any of the Subsidiaries has granted any licenses with respect to any of their respective Proprietary Rights. Neither the Company nor any of the Subsidiaries has received any notice, nor does the Company or any of the Subsidiaries have any knowledge of any infringement or misappropriation by or misuse or conflict with respect to the use of its corporate name or any of its Proprietary Rights or of any facts which indicate a likelihood of any of the foregoing. The validity of the Proprietary Rights and the Company's or any Subsidiary's title thereto is not being questioned in any suit, action, investigation, legal, administrative or other proceeding to which the Company or any Subsidiary has been notified that it is a party or, to the Company's knowledge, to which any other person is a party nor, to the Company's knowledge, is any such suit, action, investigation, legal, administrative or other proceeding threatened. None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, except where such malfunctions would not have a Material Adverse Effect on the Company. The consummation of the Merger will not adversely affect the Company's or any Subsidiary's title and interest in and to the Proprietary Rights.

  Section 3.19 No Undisclosed Liabilities. There is no liability or obligation of the Company or any Subsidiary of any nature, whether absolute, accrued, contingent or otherwise other than: (a) the liabilities and obligations reflected on the September 30, 1997 consolidated balance sheet contained in the SEC Reports (the "September Balance Sheet"); (b) all liabilities and obligations of the Company and the Subsidiaries incurred since September 30, 1997 in the ordinary and usual course of business; and (c) any liabilities and obligations relating to contracts not yet required to be performed.

  Section 3.20 Title to Personal Property. Each of the Company and the Subsidiaries has good title to or a valid and enforceable leasehold interest in, or a contractual or common law right to use, all personal property material to the operation of its business, free and clear of all Liens other than Permitted Liens.

  Section 3.21 Labor Relations. There is (a) no unfair labor practice complaint, grievance or arbitration pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary and (c) to the best knowledge of the Company, no labor union organizing campaign in progress with respect to any employees of the Company or the Subsidiaries.

  Section 3.22 Taxes and Tax Returns. Except as set forth in the Company Disclosure Statement:

    (a) all United States federal and state income and other Tax returns and reports required to be filed by the Company and the Subsidiaries on or before the Effective Time (including extensions to the due date for such returns) with respect to the business or assets of the Company and the Subsidiaries have been or will be duly filed and all federal, state, local and foreign taxes of any kind ("Taxes") have been paid or will be paid when due, except such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

    (b) neither the Company nor the Subsidiaries has been notified in writing by any taxing authority, or otherwise has any knowledge, of any pending actions, suits, claims or assessments for any Tax deficiency;

    (c) all U.S. federal and state income tax returns referred to in Section 3.22(a) above filed through the year ended December 31, 1994 have been examined and closed, or the periods during which any tax due with respect to such returns may be assessed have expired without extension or waiver;

    (d) no consent has been or will be filed with respect to the Company or the Subsidiaries relating to Section 341(f) of the Internal Revenue Code;

    (e) neither the Company nor the Subsidiaries is a party to any Tax indemnity or Tax sharing agreement;

    (f) there are no liens for Taxes (other than for Taxes not yet due) on any assets of the Company or the Subsidiaries;

    (g) neither the Company nor any of the Subsidiaries will be required (i) as a result of a change in method of accounting or a taxable period ending on or prior to the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision of federal, state, local or foreign income Tax law) in taxable income for any taxable period ending after the Effective Time or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in or exclude any item of deduction from any taxable period ending after the Effective Time;

    (h) neither the Company nor any of the Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) other than one of which the Company was the common the Parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company; and

    (i) neither the Company nor any of the Subsidiaries has made any payments, or is or will become obligated (under any contract entered into on or before the Effective Time) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

  Section 3.23 Environmental Matters.

    (a) Compliance Generally. The Company and the Subsidiaries have complied in all material respects with and are in material compliance with all Environmental and Safety Requirements (as defined in Section 3.23(j)).

    (b) Permits. The Company and the Subsidiaries have obtained and complied in all material respects with, and are in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of their business, and such permits, licenses and other authorizations may be relied upon for continued lawful conduct of the business and operations of the Company and its Subsidiaries immediately after the Effective Time without transfer, reissuance, or other approval or action by any governmental entity or other person.

    (c) Claims. Except as set forth in the Company Disclosure Statement, the Company and the Subsidiaries have not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

    (d) Storage Tanks, Asbestos, PCBs. Except as set forth in the Company Disclosure Statement, no above-ground or underground storage tank, asbestos in any form or condition, or polychlorinated biphenyls (PCBs) exists at any property owned, used, leased or occupied or formerly owned, used, leased or occupied in connection with the business or operation of the Company and its Subsidiaries.

    (e) Certain Environmental Liabilities. Except as set forth in the Company Disclosure Statement, the Company and the Subsidiaries have not stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, pollutant, contaminant or waste, or owned or operated any facility or property, so as to give rise to liabilities of the Company and its Subsidiaries pursuant to the Environmental and Safety Requirements, including without limitation any liability for response costs, corrective action, natural resources damages, personal injury, property damage or attorneys fees.

    (f) Operations. Except as set forth in the Company Disclosure Statement, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company and the Subsidiaries will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

    (g) Transaction-Triggered Requirements. Except as set forth in the Company Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein imposes any obligations for site investigation or cleanup, or notification to or consent of governmental entity or any other person, pursuant to any "transaction-triggered" Environmental and Safety Requirement.

    (h) Liability for Others. Except as set forth in the Company Disclosure Statement, the Company and the Subsidiaries have not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other person relating to Environmental and Safety Requirements.

    (i) Environmental Liens. Except as set forth in the Company Disclosure Statement, no Environmental Lien (as defined below) has attached to any property owned, leased or operated by the Company and the Subsidiaries arising out of any action or omission of the Company and the Subsidiaries or, to the Company's knowledge, any other person.

    (j) "Environmental and Safety Requirements" means all legal requirements, and all obligations under any contract, concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

    (k)"Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any governmental entity and relating to any liability arising under Environmental and Safety Requirements.

  Section 3.24 Accounts Receivable. All of the notes and accounts receivable of the Company and the Subsidiaries reflected on the face of the September Balance Sheet were, and all notes and accounts receivable of the Company and the Subsidiaries as of the Effective Time will be, good and valid receivables and, to the best knowledge of the Company, collectible after the Effective Time at the aggregate amount recorded therefor on the books and records of the Company as of the Effective Time, net of a reasonable allowance for doubtful accounts.

  Section 3.25 Inventory. All inventory of the Company and the Subsidiaries reflected on the face of the September Balance Sheet was, and all inventory of the Company and the Subsidiaries as of the Effective Time will be, in accordance with the Company's past custom and practice, merchantable and fit for the purpose for which it was procured or manufactured and is and as of the Effective Time will be, to the best knowledge of the Company, useable for the purpose for which such inventory was acquired or produced by the Company.

  Section 3.26 Product and Service Warranty. Each product sold or delivered and each service rendered by the Company and the Subsidiaries with respect to any such product has been in conformity with all material applicable contractual commitments and all material express and implied warranties of the Company and the Subsidiaries. No product sold or delivered or service rendered by the Company or the Subsidiaries with respect to any such product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. Prior to the date hereof, the Company and the Subsidiaries have delivered to the Parent copies of the standard terms and conditions of sale for products delivered and services rendered by the Company and the Subsidiaries with respect thereto (containing all applicable guaranty, warranty and indemnity provisions).

  Section 3.27 Opinion of Financial Advisor. The Company has received the opinion of ABN AMRO Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to the Parent and the Merger Sub.

  Section 3.28 Effective Time. The representations and warranties of the Company and the Subsidiaries contained in this Article 3 and elsewhere in this Agreement and all information contained in any exhibit, schedule, or attachment hereto or in any certificate or other writing delivered by, or on behalf of the Company to the Parent shall be true and correct on the date of the Closing as though then made, except as affected by the transactions expressly disclosed in writing to the Parent by the Company prior to the Closing.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                       OF THE PARENT AND THE MERGER SUB

  The Parent and the Merger Sub represent and warrant to the Company as follows:

  Section 4.01 Organization and Qualification. The Parent is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and each material subsidiary of the Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Parent and each of its subsidiaries (including the Merger
Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary. The term "Material Adverse Effect on the Parent", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition, results of operations, customer relations, supplier relations, or business prospects of the Parent or any of its subsidiaries that is, or is reasonably expected to be, materially adverse to the Parent and its subsidiaries taken as a whole.

  Section 4.02 Authority Relative to this Agreement. Each of the Parent and the Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and the Merger Sub and by the Parent as shareholder of the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent and the Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditor's rights generally and (ii) is subject to general principles of equity.

  Section 4.03 No Conflict; Required Filings and Consents.

    (a) None of the execution and delivery of this Agreement by the Parent or the Merger Sub, the consummation by the Parent or the Merger Sub of the transactions contemplated hereby or compliance by the Parent or the Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of the Parent or the Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Parent or the Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or the Merger Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected.

    (b) None of the execution and delivery of this Agreement by the Parent and the Merger Sub, the consummation by the Parent and the Merger Sub of the transactions contemplated hereby or compliance by the Parent and the Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the issuance of the Certificate of Merger by the Secretary of State of the State of Illinois, (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (iv) compliance with the HSR Act, and (v) Consents the failure of which to obtain or make would not have a Material Adverse Effect on the Parent or materially adversely affect the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereby.

  Section 4.04 Information. None of the information supplied or to be supplied by the Parent and the Merger Sub in writing specifically for inclusion in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  Section 4.05 Ownership of Securities. Neither the Parent or any of its affiliates was at the time the Board approved the Merger, an "Interested Shareholder" as defined in Section 5/7.85 of the Illinois Act.

  Section 4.06 Financing. In connection with the transactions contemplated in this Agreement, Bank of America has issued a commitment letter to the Parent to provide funds sufficient to pay the Merger Price, a true and correct copy of which has been delivered to the Company two business days prior to the execution of this Agreement.

  Section 4.07 Equity Investment. At the Closing, the Parent will have received at least a $30.0 million equity investment from CII Technologies, Inc., its sole stockholder ("CIIT"), including, for purposes of this calculation, all amounts previously received from CIIT.

                                   ARTICLE V

                                   COVENANTS

  Section 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of the Subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of the Parent:

    (a) adopt any amendment to its charter or By-Laws or comparable organizational documents;

    (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

    (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned Subsidiaries;

    (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

    (e) except for increases in salary and wages granted to officers and hourly employees of the Company or the Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies described in the Company Disclosure Statement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable; provided, further, however, that the Company may enter into severance agreements, in the form heretofore agreed upon with Parent, with each of Michael Raleigh, Fernando Pena, Oswald Hoffman, Gary Baltimore, Joseph Ritter and Sherrill Bishop.

    (f) except as set forth in the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and the Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

    (g) except as set forth in the Company Disclosure Schedule (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned Subsidiary; or

    (h) settle or compromise any suit or claim or threatened suit or claim material to the transactions contemplated hereby or material to the Company and its Subsidiaries, taken as a whole;

    (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any material contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of the Subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

    (j) make any Tax election not required by law or settle or compromise any Tax liability, in either case that is material to the Company and the Subsidiaries; or

    (k) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect as of the date when made or deemed made.

  Section 5.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause the Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give the Parent and the Merger Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and the Subsidiaries and will cause the Company Representatives and the Subsidiaries to furnish the Parent, the Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and the Subsidiaries as the Parent and the Merger Sub may from time to time request. In addition, the Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

  Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

  Section 5.04 Consents.

    (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

    (b) In furtherance and not in limitation of the foregoing, each of the parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ("Antitrust Laws").

    (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Parent proposes to make or enter into with the Federal Trade

  Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

  Section 5.05 Public Announcements. So long as this Agreement is in effect, but only until the Effective Time, the Parent, the Merger Sub and the Company agree to use best efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

  Section 5.06 Indemnification.

    (a) The Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and the Subsidiaries (the "Indemnified Parties"), as provided in their respective charters or by-laws or, to the extent set forth in the Company Disclosure Statement, as provided in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Parent shall pay all expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.06 subject to the limitations of the Illinois Act.

    (b) The Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the director's and officer's liability insurance maintained by the Company and during such six-year period shall notify the directors in writing covered thereby of payment by the Surviving Corporation of the premiums associated with such liability insurance ten business days prior to the date such premium payments are due; provided that the Surviving Corporation may substitute therefor other policies not materially less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

  Section 5.07 Notification of Certain Matters. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Prior to the Effective Time, the Parent shall promptly notify the Company of (i) any material developments which are likely to result in the Parent not having sufficient funds to pay the Merger Price and (ii) any material changes agreed to by the Parent to the commitment letter described in Section 4.06.

  Section 5.08 State Takeover Laws. The Company shall, upon the request of the Parent, take all reasonable steps to assist in any challenge by the Parent to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

  Section 5.09 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of the Subsidiaries or any of its or the Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the Subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries (an "Acquisition Transaction") or negotiate or otherwise engage in substantive discussions with any person (other than the Merger Sub, the Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, in response to a Favorable Third Party Proposal (as defined below) furnish information to, and negotiate or otherwise engage in substantive discussions with, the party making such Favorable Third Party Proposal if the Board or Directors of the Company determines in good faith by a majority vote, that failing to take such action would constitute a breach of the fiduciary duties of the Board.

  For purposes of this Agreement a "Favorable Third Party Proposal" shall mean a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of the Company, a merger, consolidation or other business combination with the Company or a sale of substantially all the assets of the Company, which proposal (i) is not subject to any financing or regulatory uncertainty greater than the financing and regulatory uncertainties to which the transaction contemplated by this Agreement is subject, (ii) is, in the written opinion of a nationally recognized investment bank, more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (iii) was not solicited by or on behalf of the Company in violation of this Section 5.09.

  (b) Upon executing this Agreement, the Company shall immediately advise the Parent in writing regarding the identity of any other persons or entities with whom the Company has had direct or indirect contact since September 30, 1997 regarding a possible Acquisition Transaction. The Company shall immediately advise the Parent in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.09(a) and furnish to the Parent either a copy of any such proposal or a written summary of any such proposal.

  Section 5.10 Break-Up Fee; Expense Reimbursement.

    (a) If (i) on or before June 30, 1998 (the "Termination Date"), a third party or group of related third parties become the beneficial owners of 50% or more of the outstanding voting securities of the Company (by a tender offer, exchange offer, stock issuance or otherwise), including any such transaction in which any of Werner E. Neuman, James A. Steinback or Carolyn
  A. Berry (each, a "Controlling Shareholder") or their affiliates participate, or (ii) the Merger is not consummated for any of the following reasons: (A) the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement or agreement in principle or closes, an Acquisition Transaction (other than the Merger) or the Company's Board of Directors fails to recommend, or adversely modifies or withdraws its recommendation, to the Company's shareholders that they vote to approve the Merger as a result of Section 7.01(d), or takes any action to abandon or terminate this Agreement in accordance with Section 7.01(d), (B) a Controlling Shareholder or the Company fails to call a Shareholders' Meeting, or (C) the shareholders of the Company approve an Acquisition Transaction (other than the Merger), then the Company will promptly, but in no event later than three business days after the first of such events to occur, pay $2,000,000 to the Parent, plus an amount not to exceed $500,000 for the transaction expenses incurred by the Merger Sub and the Parent.

    (b) The parties agree that the payment of the fees and expenses required pursuant to and in the manner set forth in this Section 5.10 is a material inducement to the Parent and the Merger Sub to enter into this Agreement and is intended to compensate the Parent and the Merger Sub for the opportunity costs and risks of entering into this Agreement.

                                  ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 6.01 Conditions to Parties' Obligations. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding Common Shares of the Company entitled to vote thereon.

    (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

    (c) No (i) order issued by any United States federal or state or foreign governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority shall be in effect which, or (ii) action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would (A) prevent consummation of any of the Transactions or (B) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

  Section 6.02 Conditions to the Parent's and the Merger Sub's Obligation to Effect the Merger. The obligations of the Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

    (b) The Company shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by them hereunder.

    (c) At the time of Closing, holders of no more than 5% of the outstanding Common Shares shall have dissented and preserved their rights to seek appraisal.

    (d) The Company shall have furnished to the Parent a certificate dated as of the Effective Time in which the Company shall certify that an appropriate inquiry has been made of the principal executive officers of the Company having principal responsibilities for the matters as to which representations and warranties have been made by the Company in this Agreement and for the performance of the covenants of the Company set forth in this Agreement, and after completion of such inquiry, the Company has no reason to believe that the conditions set forth in Section 6.02(a) and
  Section 6.02(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of the Company executing the certificate described above on behalf of the Company shall have no personal liability in respect of such certificate.

    (e) Mr. Werner E. Neuman and the Company shall have entered into a Consulting and Noncompetition Agreement effective January 1, 1999 in the form heretofore agreed among Mr. Neuman, the Company and the Parent, and such agreement shall be in full force and effect.

    (f) The Parent shall have obtained the debt financing in the amount identified in the commitment letter referenced in Section 4.06 above on terms and conditions which are substantially similar to the Parent and its affiliates than the terms and conditions set forth on such commitment letter.

    (g) The Parent shall have received from the Company's counsel, D'Ancona & Pflaum, an opinion, addressed to the Parent and its senior lenders, dated as of the Effective Time, subject to customary qualifications and exceptions, to the effect that (i) this Agreement and all other agreements entered into by the Company or Controlling Shareholders in connection with the Transactions have been duly authorized by the Board of Directors of the Company (in case of the Company) and are valid, binding and enforceable in accordance with their respective terms and (ii) the Articles of Merger have been filed in accordance with applicable law and upon filing of the Articles of Merger in Illinois, the Merger has been duly consummated and is effective under Illinois law.

    (h) The fees and expenses of legal counsel, investment bankers and accountants (including any representatives of legal counsel, investment bankers or accountants) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and paid or payable by the Company (whether before or after the Closing) shall not have exceeded $1,250,000 in the aggregate.

  Section 6.03 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) All representations and warranties of the Parent and the Merger Sub in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

    (b) Each of the Parent and the Merger Sub shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by it hereunder (including, without limitation, deposit of the Aggregate Common Share Merger Price with the Paying Agent).

    (c) The Company will have received from the Parent's counsel, Kirkland & Ellis, an opinion, addressed to the Company, dated as of the Effective Time, subject to customary qualifications and exceptions, to the effect that (i) this Agreement and all other agreements entered into by the Parent or the Merger Sub in connection with the Transactions have been duly authorized by the Board of Directors of the Parent or the Merger Sub, as the case may be, and are valid, binding and enforceable in accordance with their respective terms.

    (d) Each of the Parent and the Merger Sub shall have furnished to the Company a certificate dated as of the Effective Time in which the Parent or the Merger Sub, as the case may be, shall certify that an appropriate inquiry has been made of its executive officers having principal responsibilities for the matters as to which representations and warranties have been made by the Parent or the Merger Sub, as the case may be, in this Agreement and for the performance of the covenants of the Parent or the Merger Sub, as the case may be, set forth in this Agreement, and after completion of such inquiry, the Parent or the Merger Sub, as the case may be, has no reason to believe that the conditions set forth in Section 6.03(a) and Section 6.03(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of the Parent or the Merger Sub, as the case may be, executing the certificate described above on behalf of the Parent or the Merger Sub, as the case may be, shall have no personal liability in respect of such certificate.

  Section 6.04 Satisfaction or Waiver of Conditions. The conditions set forth in this Article VI shall be deemed to have been satisfied for purposes of this Agreement if, as and when (a) the conditions in Section 6.01 have been satisfied or waived by the Parent, the Merger Sub and the Company in writing;
(b) the conditions in Section 6.02 shall have been satisfied or waived by the Parent and the Merger Sub in writing; and (c) the conditions in Section 6.03 shall have been satisfied or waived by the Company in writing.

                                  ARTICLE VII

                        TERMINATION; AMENDMENTS; WAIVER

  Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by the Parent also being an effective termination by the Merger
Sub):

    (a) by the mutual written consent of the Boards of Directors (or duly authorized committees thereof) of the Parent, the Merger Sub and the Company;

    (b) by any party if (i) the Company's shareholders fail to approve this Agreement at the Shareholders' Meeting or (ii) the Merger shall not have been consummated on or before the Termination Date; provided that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed;

    (c) by the Company, in the event of a material breach by the Parent or the Merger Sub of any representation, warranty or agreement of the Parent or the Merger Sub contained in this Agreement, in each case which has not been cured or is not curable by the earlier of (i) the Termination Date or
  (ii) the 30th day after notice of such breach was given to the Parent or the Merger Sub (as the case may be);

    (d) by the Company, if the Company receives a firm proposal with respect to an Acquisition Transaction which its Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger;

    (e) by the Parent, in the event of a material breach by the Company of any representation, warranty or agreement of the Company contained in this Agreement which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the 30th day after notice of such breach was given to the Company;

    (f) by the Parent upon the occurrence of any event described in 5.10(a)(i) or 5.10(a)(ii); or

    (g) by either party if the conditions to be satisfied by the other party pursuant to Article VI hereof shall not have been satisfied (or waived) prior to the Termination Date.

  Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Section 5.10 with respect to the payment of the breakup fee and expense reimbursement as described therein, the last sentence of Section 5.02, which in each case shall survive any such termination. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of the Confidentiality Agreement.

  Section 7.03 Expense Reimbursement for Company. In the event this Agreement is terminated by the Company pursuant to Section 7.01(c) hereof, Parent shall promptly pay to the Company an amount equal to the actual out-of-pocket fees and expenses reasonably incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement.

  Section 7.04 Amendment. This Agreement may be amended by the Company, the Parent and the Merger Sub at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

  Section 7.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                  DEFINITIONS

  "Acquisition Transaction" has the meaning set forth in Section 5.09.

  "affiliate" has the meaning set forth in Section 9.09(a).

  "Agreement" has the meaning set forth in the preamble.

  "Antitrust Laws" has the meaning set forth in Section 5.04(b).

  "Certificates" has the meaning set forth in Section 2.02(a).

  "Closing Invoice Amount" has the meaning set forth in Section 1.07.

  "Code" has the meaning set forth in Section 3.13(a).

  "Common Shares" has the meaning set forth in the preamble.

  "Company" has the meaning set forth in the preamble.

  "Company Controlled Group" has the meaning set forth in Section 3.13(a).

  "Company Disclosure Statement" has the meaning set forth in Article III.

  "Company Representatives" has the meaning set forth in Section 5.02.

  "Confidentiality Agreement" has the meaning set forth in Section 9.02(a).

  "Consent" has the meaning set forth in Section 3.05(b).

  "Constituent Corporations" has the meaning set forth in the preamble.

  "control" has the meaning set forth in Section 9.09(a).

  "Controlling Shareholder" has the meaning set forth in Section 5.10(a).

  "Dissenting Shares" has the meaning set forth in Section 2.01.

  "Effective Time" has the meaning set forth in Section 1.02.

  "Employee Benefit Arrangement" has the meaning set forth in Section 5.01(e).

  "Environment and Safety Requirements" has the meaning set forth in Section 3.23(j).

  "Environmental Lien" has the meaning set forth in Section 3.23(k).

  "ERISA" has the meaning set forth in Section 3.13(a).

  "Exchange Act" has the meaning set forth in Section 3.05(b).

  "Favorable Third Party Proposal" has the meaning set forth in Section
5.09(a).

  "GAAP" has the meaning set forth in Section 3.06(b).

  "Governmental Entity" has the meaning set forth in Section 3.05(b).

  "HSR" has the meaning set forth in Section 3.05(b).

  "Illinois Act" has the meaning set forth in Section 1.01.

  "Indemnified Parties" has the meaning set forth in Section 5.06(a).

  "IRS" has the meaning set forth in Section 3.13(g).

  "Lien" has the meaning set forth in Section 3.03.

  "Material Adverse Effect on the Company" has the meaning set forth in Section 3.10.

  "Material Adverse Effect on the Parent" has the meaning set forth in Section 4.01.

  "Merger" has the meaning set forth in the preamble.

  "Merger Price" has the meaning set forth in Section 1.07.

  "Merger Sub" has the meaning set forth in the preamble.

  "Merger Sub Shares" has the meaning set forth in the preamble.

  "Multiemployer Plan" has the meaning set forth in Section 3.13(b).

  "Option" has the meaning set forth in Section 1.09.

  "Option Plans" has the meaning set forth in Section 3.03.

  "Other Filings" has the meaning set forth in Section 3.07.

  "Parent" has the meaning set forth in the preamble.

  "Parent Representatives" has the meaning set forth in Section 5.02.

  "Paying Agent" has the meaning set forth in Section 2.02(a).

  "Permitted Liens" has the meaning set forth in Section 3.15.

  "Person" has the meaning set forth in Section 9.09(b).

  "Plans" has the meaning set forth in Section 3.13(a).

  "Proprietary Rights" has the meaning set forth in Section 3.18.

  "Proxy Statement" has the meaning set forth in Section 1.10(a)(ii).

  "SEC" has the meaning set forth in Section 1.10(a)(ii).

  "SEC Reports" has the meaning set forth in Section 3.06(a).

  "Securities Act" has the meaning set forth in Section 3.06(a).

  "September Balance Sheet" has the meaning set forth in Section 3.19.

  "Shareholders' Meeting" has the meaning set forth in Section 1.10(a)(i).

  "Subsidiaries" has the meaning set forth in Section 3.01.

  "Surviving Corporation" has the meaning set forth in the preamble.

  "Taxes" has the meaning set forth in Section 3.22(a).

  "Termination Date" has the meaning set forth in Section 5.10(a).

  "Violation" has the meaning set forth in Section 3.05(a).

  "Voting Debt" has the meaning set forth in Section 3.03.

                                  ARTICLE IX

                                 MISCELLANEOUS


  Section 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.02, the last sentence of Section 5.03, Section 5.06 and the last sentence Section 5.02 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

  Section 9.02 Entire Agreement; Assignment.

    (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated January 6, 1998 (the
  "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

    (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that the Parent may assign its rights and the Merger Sub may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of the Parent without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

  Section 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

    If to the Parent or the Merger Sub:

    c/o CII Technologies, Inc.
    1396 Charlotte Hwy.
    Fairview, NC 28730
    Attention: President

    with a copy to:

    Kirkland & Ellis
    200 E. Randolph Drive
    Chicago, IL 60601
    Attention: Sanford E. Perl

    If to the Company:

    Corcom, Inc.
    844 East Rockland Road
    Libertyville, IL 60048
    Attention: Werner E. Neuman

    with a copy to:

    D'Ancona & Pflaum
    30 North LaSalle Street
    Suite 2900
    Chicago, IL 60602
    Attention: Walter Roth

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

  Section 9.05 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

  Section 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 1.09, 5.06 and 5.07, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 9.09 Certain Definitions. As used in this Agreement:

    (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

    (c) the term "Subsidiary" or "subsidiaries" means, with respect to the Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  In Witness Whereof, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          Communications Instruments, Inc.

                                                   /s/ Brian Simmons
                                          By: _________________________________
                                               Brian Simmons, Vice President

                                          RF Acquisition Corp

                                                   /s/ Brian Simmons
                                          By: _________________________________
                                               Brian Simmons, Vice President

                                          Corcom, Inc.

                                                  /s/ Werner E. Neuman
                                          By: _________________________________
                                                Werner E. Neuman, President

                                  APPENDIX B

                                                             [LOGO OF ABN AMRO]

March 10, 1998

Board of Directors
Corcom, Inc.
844 E. Rockland Road
Libertyville, IL 60048

Members of the Board:

  You have asked us to advise you with respect to the fairness to the shareholders of Corcom, Inc. (the "Company"), from a financial point of view, of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 10, 1998 (the "Merger Agreemen"), by and among the Company, Communications Instruments, Inc. ("CII") and RF Acquisition Corp., a wholly-owned subsidiary of CII (the "Merger Sub"). The Merger Agreement provides for the merger of the Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger and the Merger Sub ceasing to exist. Each issued and outstanding share of common stock of the Company, no par value per share (the "Company Common Stock") shall be converted into the right to receive in cash an amount equal to $13.00 per share (the "Merger Price").

  In connection with this opinion, we have, among other things: (a) reviewed the Merger Agreement and certain related documents, (b) held discussions with certain senior officers and other representatives and advisors of the Company concerning the business, operations and prospects of the Company, (c) examined certain publicly available business and financial information relating to the Company as well as certain financial data and other data for the Company which were provided to or otherwise discussed with us by the management of the Company, and (d) reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: (i) current and historical market prices and trading volumes of the Company Common Stock; (ii) the Company's financial and other operating data; and (iii) the capitalization and financial condition of the Company.

  We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company.

  In rendering our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, with your consent, we have not made or reviewed any independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries. With respect to the financial data, we have assumed, with your consent, that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Merger Agreement.

  There have been no recent public solicitations of indications of interest in a possible acquisition of the Company. However, in connection with our engagement, we approached a limited number of third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

  ABN AMRO Incorporated ("ABN AMRO"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as public offerings and secondary market transactions of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, ABN AMRO and its affiliates may actively trade securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be included and discussed in any proxy statement of the Company relating to the Merger and that a copy of this letter will be sent to CII and to Merger Sub pursuant to Section 3.27 of the Merger Agreement. This letter does not address the Company's underlying business decision to enter into the Merger or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Price to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          ABN AMRO Incorporated

                                  APPENDIX C

               DISSENTERS' APPRAISAL RIGHTS UNDER SECTIONS 11.65
                AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION
                            ACT OF 1983, AS AMENDED

SECTION 11.65. RIGHT TO DISSENT

  Section 11.65. Right to Dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of such shares;

      (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

      (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
  Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

  (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

  (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights

SECTION 11.70. PROCEDURE TO DISSENT

  Section 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

  (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation 30 days from the date of mailing the notice a written demand for payment for his or her shares.

  (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

  (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of the interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

  (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

  (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

    (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

    (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

  (j) As used in this Section:

    (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  APPENDIX D

        ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

(Mark One)
  [X]          ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 1997

                                      OR

  [_]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-9487

                                  CORCOM, INC
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               ILLINOIS                              36-2307626
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)


844 E. ROCKLAND ROAD, LIBERTYVILLE, ILLINOIS            60048
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)          (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (847) 680-7400

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                     None

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                          COMMON STOCK, NO PAR VALUE
                               (TITLE OF CLASS)

  Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form 10-K or an amendment to this Form 10-K. [_]

  State the aggregate market value of the voting stock held by nonaffiliates of the registrant. The aggregate market value has been computed by reference to the closing price of such stock as of March 11, 1998: Approximately $23,460,000.

  Indicate the number of shares outstanding of the registrant's common stock as of March 11, 1998: 3,823,243.

  Documents incorporated by reference: None

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART I

ITEM 1. BUSINESS

  CORCOM, Inc. is an Illinois corporation incorporated in March, 1955. Except as otherwise indicated by the context, references herein to "CORCOM" or the "Company" mean CORCOM, Inc. and its subsidiaries. CORCOM's business consists of the design, manufacture, and sale of radio frequency interference filters to the commercial, facility, and military filter markets. The Company also manufactures and sells a broad line of power entry devices that are used to connect electronic equipment to an external power source.

PRODUCTS

  Radio frequency interference (RFI) filters are electronic components used to protect electronic equipment from radio frequency interference conducted through the AC power cord. They are also used to control the emission of the RFI generated by electronic equipment so these emissions do not interfere with other electronic devices. Customers purchase RFI filters for emission control purposes to bring their equipment into compliance with government regulations that limit the amount of radio frequency interference that can be emitted by digital computing devices. The Company also manufactures a complete line of Signal Sentrya products, filtered modular RJ jacks designed to solve RFI problems on signal lines.

  CORCOM maintains a catalog of standard commercial filters that contains approximately 500 designs, offering a variety of sizes, electrical configurations, current ratings and environmental capabilities. These filters consist of electronic circuits utilizing passive electrical components: inductance coils, capacitors, and resistors. These are enclosed in a metal or plastic case having terminals, lead wires, or an integral connector, for attachment to associated equipment. Sales of commercial filters, including Signal Sentrya products, accounted for approximately 72% of net sales in 1997, 75% in 1996, and 70% in 1995.

  CORCOM also manufactures and sells RFI filters for the military and facility markets. Both product lines are similar to commercial filters in their basic function and design. However, military filters are subject to extremely high performance requirements as described by military specification. Facility filters are larger versions of the Company's line of commercial filters and are used to control RFI conducted through the main power line feeding secure facilities. Together they represented 5% of 1997 sales, 4% of 1996 sales, and 5% of 1995 sales.

  The Company also distributes a line of power entry products that are used to connect electronic equipment with a power source. These devices come in a variety of configurations and may include an on-off switch, voltage selector, fuse holder, and an IEC connector. Some power entry products also contain an RFI filter. CORCOM's line of power entry products contains items of its own design, plus some products obtained under a private label agreement. Sales of power entry devices accounted for 23% of net sales in 1997, 21% in 1996, and 25% in 1995.

  In addition to filters and power entry products, the Company distributes a variety of A/C power cords for use with filters and power entry products having integral power connectors plus a series of line to line capacitors used for RFI suppression.

  All of the Company's products are marketed under its federally registered trademark, "CORCOM".

  CORCOM filters are designed to meet the requirements of one or more safety and reliability specifications, such as those of Underwriters Laboratories
(UL), the Canadian Standards Association (CSA), the Verband Deutscher Electrotechniker (VDE) in Germany, and the Schweizerischer Elektrotechnischer Verein (SEV) in Switzerland.

  All CORCOM filters are designed and built to operate continuously for at least five years when connected across a live A/C power line. CORCOM filters must perform without interruption because in most cases they are energized even when the equipment in which they are installed is switched off.

MARKETS

  CORCOM power line RFI filters are used as electronic pollution control devices by manufacturers of digital electronic equipment all over the world. In addition, many filters are used by field service organizations for installation in sensitive equipment which was manufactured without an effective filter. Power entry products are sold into the same markets and through the same channels of distribution. Military filters are sold to defense contractors and U.S. government agencies for use in sensitive electronic devices. Facility filters are sold principally to contractors for installation in screen room test facilities, computer installations, or other locations containing sensitive electronic equipment.

  Over 4,000 customers in the United States and more than 100 customers in other countries purchased filters and power entry products from CORCOM or its distributors in 1997. No single customer accounted for more than 10% of sales in 1997, 1996, or 1995.

DISTRIBUTION

  Sales of CORCOM products in the United States are obtained by 18 independent sales representative firms which call on major original equipment manufacturers (OEM's), government contractors, U.S. government agencies, and independent electronic parts distributors. There are 28 United States distributor firms which carry the Company's products; these distributors service the smaller OEM's and the service organizations. Both representatives and distributors handle other types of products, and some distributors carry competing lines.

  Export sales are conducted through combination representative/distributor organizations. Representative sales are on a commission basis with shipments directly to OEM's. On a distributor basis, filters and power entry products are imported and sold to customers within their countries.

  The Company has 35 international representative/distributors plus wholly-owned subsidiaries in Germany and Mexico. This network sold into 24 countries in 1997. Primary export markets include Canada, Germany, the United Kingdom, France, Italy, Spain, Sweden, Japan, South Korea, Taiwan, and Hong Kong. International catalogs are published in German, Japanese, Malaysian, Chinese and English. During 1997, the Company closed its direct sales office in Hong Kong but continues to serve this market through local distributors. Total international sales, which include the sales from Corcom's German subsidiary, totaled $9,933,000 in 1997 (27.0% of net sales), $9,490,000 in 1996 (28.6% of net sales) and $7,688,000 in 1995 (25.1% of net sales).

  Export sales from the United States are invoiced in United States dollars while sales of the Company's German subsidiary are invoiced in German Deutschmarks. All international sales are subject to factors such as changes in foreign exchange rates, protective tariffs, tax policy and export/import controls.

  CORCOM supports the marketing of its products by wide distribution of its catalogs, by advertising in technical publications, and via an informational internet site on the worldwide web. Advertising and catalog costs for the Company were approximately $289,000, $284,000, and $209,000 in 1997, 1996, and
1995, respectively.

BACKLOG

  The Company's backlog of orders with firm delivery schedules was approximately $8,260,000 on January 31, 1998, compared to $9,296,000 on January 31, 1997. The backlog consists principally of special orders and scheduled increments of volume contracts. Most catalog items are shipped from inventory. Typical lead time for special orders is 12-14 weeks. Over 80% of all orders are scheduled for delivery within 6 months. The Company does not believe that its business is subject to seasonal variations.

COMPETITION

  Although industry statistics generally are not available, CORCOM believes that in the United States it accounts for approximately 25% of commercial and industrial power line interference filters, exclusive of military applications. Competition principally includes Schaffner A.G. of Switzerland; Delta of Taiwan;

Aerovox, Inc.; Stanford Applied Engineering, Inc.; as well as a number of lesser participants. CORCOM believes that its sales volume is approximately equal to the aggregate volume of its three principal United States competitors. In Europe, the principal competitors are Schaffner A.G., Siemens, Timonda and Eichoff. In the Far East CORCOM's principal competitor is Delta. Many of the competitors are firms much larger than CORCOM, with far greater financial resources, broader product lines and larger marketing organizations.

  CORCOM believes that its position in the commercial and industrial power line interference filter market results from a number of factors, including the Company's concentration on this market sector, its emphasis on application engineering to meet individual customer requirements, its reputation for high product reliability and quality, its broad catalog line, and its ability to provide standard items from inventory and/or local distributor stock. The Company believes that these factors have to date enabled CORCOM products to achieve high acceptance in the marketplace.

  Because the Company's products are an integral part of the digital electronic equipment produced by its OEM customers, there will always be the possibility of a customer electing to produce its own RFI filters and power entry products rather than purchase the Company's products.

  CORCOM's major competitor in power entry products is Schaffner A.G. of Zurich, Switzerland. The Company believes that the two companies comprise approximately half the market for these devices in the United States, with each company having approximately the same market share.

PRODUCTION, TESTING, AND ASSEMBLY

  CORCOM's products are composed of electrical components such as capacitors and inductors and connectors which are wired into specific circuit configurations, soldered, assembled into metal or plastic housings, and tested. Materials and components generally are available from multiple sources, and loss of a particular supplier would not be expected to have a materially adverse effect on the Company's operations.

ENGINEERING

  The Engineering Department is divided into four sections--Applications, Catalog, Support, and Manufacturing Engineering. Applications Engineering provides assistance to key OEM accounts as well as customers within specific geographic regions. Catalog Engineering develops new products based on input from Marketing, and maintains and improves existing catalog products through new technologies. Support Engineering consists of Safety Engineering, which ensures compliance with safety regulations worldwide, and Test Engineering, which develops and maintains all testing and inspection equipment. Manufacturing Engineering verifies that the necessary equipment, tooling and processes are in place, and updates manufacturing on new and developing techniques and processes. The costs associated with the Engineering Department were $1,333,000 in 1997. This compares to $1,220,000 in 1996 and $1,247,000 in
1995.

ISO REGISTRATION

  CORCOM's manufacturing facilities were granted ISO 9001 registration in 1995 by Underwriters Laboratories. This registration validates a company's management system to the internationally accepted ISO 9001 standard relative to the design, manufacturing, and quality of the products it manufactures. ISO registration is seen as a benefit to CORCOM's customers, as well as a vehicle to promote a continuous improvement philosophy within the Company.

GOVERNMENT REGULATIONS

  The Federal Communications Commission (FCC) has adopted regulations to reduce the interference potential of electronic equipment having circuitry "that generates and uses timing signals or pulses at a rate in excess of 10,000 pulses (cycles) per second and uses digital techniques." This definition includes essentially all

A/C powered computers and other digital equipment. Although the FCC has exempted several specific types of devices, compliance with these rules has been required for most types of A/C powered digital equipment since October, 1983.

  CORCOM believes that in most cases compliance with the FCC requirements will require the suppression of conducted RFI through the use of power line interference filters, and these are now considered a standard component in most A/C powered digital electronic equipment.

  Outside the United States, RFI is controlled by national and regional regulation. In Europe, the European Union (EU) has established directives to control RFI which, in most respects, take into account the recommendations of the special committee on radio interference (CISPR) of the International Electrotechnical Commission (IEC). As of January 1, 1996, all electrical or electronic products under the scope of the EU directives intended for sale or distribution in the EU countries must display the CE marking for proof of compliance with the EU specifications. These specifications in many respects are similar to the FCC rules. It is therefore possible for a manufacturer using a CORCOM filter to produce equipment in such a manner that it complies with both FCC and international interference control regulations as well as domestic and foreign safety requirements.

PATENTS

  The Company holds 11 patents. It may be possible for competitors of CORCOM to copy aspects of its products even though the Company regards these as proprietary. However, the Company believes that patent protection is of less importance than the knowledge and experience of its management and personnel and their ability to develop and market the Company's products. The Company will apply for patents if and when it develops patentable processes or products. The Company is not aware that the manufacture and sale of its products, including those presently under development, require it to obtain any licenses from others, although it may be necessary or desirable in the future to obtain licenses for one or more of its future products.

EMPLOYEES

  On January 31, 1998, CORCOM had 672 full-time employees, of whom 576 were engaged in production activities, 19 in product development and related activities, 23 in sales and marketing, and 54 in general and administrative capacities. The Company considers its employee relations to be excellent. The Company has not experienced any work stoppage due to a labor dispute in over 31 years.

RECENT DEVELOPMENT

  On March 10, 1998 Corcom, Inc. (the "Registrant") entered into an Agreement and Plan of Merger by and among Communications Instruments, Inc., a North Carolina corporation ("ACII"), RF Acquisition Corp., an Illinois corporation and wholly owned subsidiary of CII ("Merger Sub") and the Registrant (the "Merger Agreement"). CII is owned by Code Hennessy & Simmons, LLC, a Chicago based private investment firm, and CII management. Pursuant to the Merger Agreement, (a) CII will acquire all of the Registrant's issued and outstanding shares of common stock for $13.00 per share in cash, or approximately $51.2 million, and (b) Merger Sub will merge with and into Registrant (the "Merger"), with Registrant being the surviving corporation in the Merger.

  The closing of the Merger is subject to the satisfaction of certain conditions, including, among other matters, approval by the holders of two-thirds of the issued and outstanding shares of common stock of the Registrant, certain regulatory approvals and receipt by CII of debt financing necessary to consummate the Merger, a commitment for which has been provided by Bank of America National Trust and Savings Association. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America. A copy of the Merger Agreement is attached as
Exhibit 2.1 to the registrant's Current Report on Form 8-K (date of report March 10, 1998) and is hereby incorporated by reference.

  CII also entered into an agreement with Werner E. Neuman, the President of the Registrant, and James A. Steinback, a Director of the Registrant, whereby such individuals agreed to vote in favor of the Merger. These two individuals hold approximately 31% of the shares outstanding. A copy of this voting agreement is attached as Exhibit 99.1 to the aforesaid Form 8-K and is hereby incorporated by reference.

  A copy of the press release of the Registrant, dated March 11, 1998, is attached as Exhibit 99.2 to the aforesaid Form 8-K and is hereby incorporated by reference.

ITEM 2. PROPERTIES

  The following table contains information about the Company's principal facilities at February 26, 1998:

LOCATION                 SQUARE FOOTAGE OWNED OR LEASED(1)         TYPE OF FACILITY
--------                 -------------- ------------------         ----------------
Libertyville, Illinois..     35,000     Lease expiring 1999 Office, research, manufacturing
                                                            and warehouse
El Paso, Texas..........     16,000     Lease expiring 1998 Office and warehouse
Ciudad Juarez, Mexico...     47,000     Beneficially owned  Office and manufacturing
Ciudad Juarez, Mexico...     13,000     Lease expiring 2000 Office, manufacturing, and
                                                            warehouse
Martinsried, Germany....      7,000     Lease expiring 2000 Office and warehouse

--------
(1) For further information regarding lease rentals and foreign properties, see Notes 7 and 8 to consolidated financial statements

  In 1997, 1996, and 1995, the major portion of the Company's production was performed in Mexico.

ITEM 3. LEGAL PROCEEDINGS

  None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  Not applicable

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

  The Company's common stock is traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: CORC. The range of high and low sales prices for such stock for the Company's two most recent fiscal years, as shown in the monthly statistical reports furnished to the Company by The Nasdaq Stock Market has been as follows:

      PERIOD                                                         HIGH   LOW
      ------                                                        ------ -----
      1997:
        1st Quarter................................................ $ 8.75 $6.50
        2nd Quarter................................................ $ 8.25 $6.25
        3rd Quarter................................................ $10.25 $7.25
        4th Quarter................................................ $10.00 $8.50
      1996:
        1st Quarter................................................ $ 7.87 $5.00
        2nd Quarter................................................ $12.75 $6.00
        3rd Quarter................................................ $10.50 $7.25
        4th Quarter................................................ $10.00 $6.25

  The approximate number of record holders of the Company's common stock at December 31, 1997 (including participants in security position listings) was greater than 500.

  The Company has declared no cash dividends with respect to its common stock and presently intends to retain all earnings for use in its business. It is anticipated that such dividends will not be paid to holders of common stock in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA.

                                               YEAR ENDED DECEMBER 31:
                                       ---------------------------------------
                                        1997    1996    1995    1994    1993
                                       ------- ------- ------- ------- -------
                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales............................. $36,788 $33,166 $30,660 $26,726 $25,854
Income (loss):
  Before income taxes and
   extraordinary item................. $ 5,013 $ 3,683 $ 2,967 $ 1,310 $(1,993)
Net income (loss)..................... $ 3,003 $ 5,472 $ 2,786 $ 1,243 $(2,047)
Net income (loss) per common
 and common equivalent share:
  Basic EPS........................... $   .79 $  1.45 $   .76 $   .35 $  (.57)
  Diluted EPS......................... $   .76 $  1.38 $   .72 $   .33 $  (.57)
At December 31:
  Total assets........................ $24,978 $23,227 $17,394 $14,816 $16,936
  Long-term debt...................... $    40 $   102 $   162 $   213 $ 1,256

  No cash dividends were declared during the five years in the period ended December 31, 1997.

NOTES:
(1) Loss before income taxes in 1993 includes restructuring costs of $2,051,000.
(2) The benefit from the utilization of net operating loss carryforwards in 1994 ($381,000), 1995 ($848,000), 1996 ($1,122,000), and 1997 ($0) is
    included in the provision for income taxes.

  An additional component to the 1996 benefit is a $2,000,000 reversal of valuation allowance.

  Earnings per share amounts prior to 1997 have been restated as required by FAS No.128 "Earnings per Share." See the notes to the consolidated financial statements beginning on page F-7.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  CORCOM's net sales for 1997 were $36,788,000, an increase of 10.9% from the $33,166,000 reported for the previous year. The bulk of the increase came in the form of a volume increase in the Company's North American commercial filter business, the result of an increase in the overall electronics market. There were no appreciable price changes year to year. Between 1995 and 1996, sales increased 8.2%. Most of this increase came as a result of volume increases in the Company's North American and European commercial filter businesses. The increase in North America was the result of an increase in the overall electronics market. The increase in Europe was principally attributable to more stringent European RFI/EMI testing regulations which went into effect January 1, 1996. There were no appreciable price changes in this period either.

  The Company's backlog of orders with firm delivery schedules was $8,260,000 as of January 31, 1998, compared to $9,296,000 as of January 31, 1997 and $10,346,000 on January 31, 1996. There has been a reduction in the last two years of very long lead time orders by certain of the Company's customers; however the value of orders deliverable in the upcoming 13 week period has remained relatively constant over the last two years.

  In 1997 the Company's gross margins improved to 39.1% of sales from the 37.9% reported in 1996. This was primarily the result of cost reductions in certain raw materials used by the Company, coupled with the leveraging impact of higher production levels on the Company's fixed production-related costs. The period 1995 to 1996 also showed an improvement in gross margins from 37.1% in 1995 to 37.9% in 1996. This improvement was due to a shift in mix to more profitable European sales partially offset by an increase in the peso-based costs at the Company's Mexican production facility as a result of the inflation in that currency during 1996. Since a portion of the Company's costs are Mexican peso-based, should the value of that currency increase relative to the dollar, or if inflation in Mexico escalates, the Company's manufacturing costs could rise.

  Engineering expenses in 1997, at $1,333,000, were about 9.3% higher than the $1,220,000 incurred in 1996, the result of resources added to this area in 1997 to keep up with rising demand. In 1996, engineering expenses were approximately the same as they were in 1995. As a percent of revenue, engineering expenses remained about the same in 1997, at 3.6% of sales, as they were in 1996.

  Selling, administrative and other expenses were $545,000, or 7%, higher in 1997 than in 1996, the majority of which was due to higher commission and sales expenses on the higher 1997 revenue and higher incentive compensation costs on higher 1997 pretax income. Sales, administrative and other expenses increased $704,000, or 10%, from 1995 to 1996. The major components of this increase were higher sales commission and sales expenses on the higher levels of sales in 1996.

  Interest expense was $10,000 in 1997 as compared with $16,000 and $71,000 for 1996 and 1995 respectively. Interest expense for 1997 and 1996 represents the interest portion of lease payments on certain equipment leases only. Interest expense for 1995 includes not only the interest portion of the Company's lease payments, but interest expense on cash borrowings against the Company's line of credit for a portion of that year. There have been no cash borrowings since 1995.

  The Company recorded interest income from its cash and investments of $306,000 in 1997. This was $172,000 higher than in 1996 as a result of the increase in the Company's cash balances in this period. Interest income in 1996 was $127,000 higher than 1995, also the result of an increase in the Company's level of cash.

  The Company's pre-tax earnings for 1997 were $5,013,000. This compares to pre-tax earnings of $3,683,000 and $2,967,000 in 1996 and 1995 respectively. The primary reasons for the improvement are discussed above.

  The Company recorded a provision for income tax expense of $2,010,000 in 1997. This represents approximately 40% of pretax earnings. In 1996, the Company recorded a net income tax benefit of $1,789,000. The principal component of this benefit was a $2,000,000 reversal of part of the valuation allowance which existed as of December 31, 1995 as related to existing tax net operating loss (NOL) carryforwards. Since it became apparent in 1996 that there were no longer any uncertainties surrounding the ultimate utilization of these NOL's, the valuation allowances against this deferred asset were removed, resulting in the negative income tax expense in the period. In 1995, the Company had recorded a minimal provision for income tax expense of $181,000, or 6.1% of pretax earnings.

  The Company's net income after tax in 1997 was $3,003,000 ($.76 per share, diluted). This compares to net earnings of $5,472,000 ($.1.38 per share, diluted) and $2,786,000 ($.72 per share, diluted) in 1996 and 1995 respectively. The decrease from 1996 to 1997 is due to the effect of the 1996 tax credit described in the paragraph above. If both 1995 and 1996 earnings were taxed at the full statutory 40% rate, proforma diluted earnings per share for these two periods would have been $.46 and $.56, respectively. Weighted average shares outstanding (diluted) for 1997 were 3,952,000, a decrease of 5,000 shares from the 3,957,000 weighted average shares outstanding reported for 1996. The decrease was the net effect of the issuance of the 48,000 shares on exercise of stock options by certain key employees in 1996, the dilutive effect of existing unexercised stock options, and the purchase by the Company throughout 1997 of 98,300 shares for the treasury. Weighted average shares outstanding in 1996 were 3,957,000, an increase of 90,000 shares from the 3,867,000 reported in 1995. This increase was the joint result of the issuance of 75,000 shares on exercise of stock options by certain key employees in 1996, and the dilutive effect of existing unexercised stock options.

LIQUIDITY AND CAPITAL RESOURCES

  As of December 31, 1997, the Company had cash reserves on hand of $8,232,000 as compared with $4,789,000 cash on hand as of December 31, 1996. This cash is invested in money-market, Eurodollar, and other conservative and liquid vehicles. In addition to current cash reserves, the Company's loan agreement with American National Bank and Trust Company of Chicago was renewed on December 31, 1996 and is now in effect until April 30, 1998. This agreement is an unsecured line of credit with maximum borrowings of $4,000,000, or 80% of eligible accounts receivable, whichever is less. Interest on this loan is the Company's choice of either LIBOR plus 150 basis points, or the Bank's prime rate. There were no borrowings against this agreement as either December 31, 1997 or 1996.

  As of December 31, 1997, the Company had foreign income tax carryforwards of $1,894,000, principally in Hong Kong, Mexico and the West Indies.
Approximately $1,485,000 of the foreign NOL carryforwards have no expiration date. The company had no domestic income tax NOL carryforwards remaining as of December 31, 1997.

  Management feels that existing cash balances and the existing bank line of credit will be sufficient to support its cash needs through 1998.

  In 1997, the Company began converting its computer systems to be year 2000 compliant. Most of the Company's business software consists of externally written, generic "packages" which have already been upgraded to be year 2000 compliant by their publishers. These upgraded versions have been made available to the Company as part of its normal software licensing and/or maintenance agreements. In certain cases, installation of the upgraded systems may require additional purchased hardware or software which would be recorded as assets and amortized. In addition to its main purchased business software, but to a much lesser extent, the Company also has some internally developed systems and subsystems which are in the process of being made year 2000 compliant. The Company does not believe it will encounter any material problems with this conversion. Management does not feel that the cost of this conversion will be material.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Not applicable.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The response to this item is submitted in a separate section of this report following Item 14.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Directors--The following table sets forth information with respect to each director according to information furnished the Company by him:

NAME, AGE, AND POSITION PRESENTLY                                                              DIRECTOR OF
     HELD WITHIN THE COMPANY            PRINCIPAL OCCUPATIONS DURING PAST FIVE YEARS          COMPANY SINCE
---------------------------------       --------------------------------------------          -------------
Bruce P. Anderson, 63                  President, Sumer Incorporated (electronic component        1997
 Member of executive                   manufacturer's representative)
 compensation committee
Carolyn A. Berry, 63                   Private investor                                           1996
 Member of audit committee
Werner E. Neuman, 72                   President of the Company                                   1955
 President
Herbert L. Roth, 74                    Self-employed as a financial consultant and general        1976(A)
 Member of audit committee             manager of several real estate partnerships
James A. Steinback, 54                 Chairman, President & Treasurer of Magnecraft Electric     1991
 Chairman of audit committee           Co, Inc. (manufacturer of electronic components)
Gene F. Straube, 69                    President, Straube Associates, Inc. (electronics           1983
 Member of audit committee             manufacturer's representative)
Renato Tagiuri, 78                     Professor Emeritus, Graduate School of Business            1986
 Chairman of executive                 Administration, Harvard University; consultant in
 compensation committee                management of human resources

--Also a director of the Company from 1956-1962

  Herbert L. Roth is also a director of Shelby Williams Industries, Inc. There is no family relationship between any director or executive officer of the Company. Herbert L. Roth is the brother of Walter Roth, who is Secretary of the Company and a partner of the law firm of D'Ancona & Pflaum. During the last fiscal year the Company retained D'Ancona & Pflaum as legal counsel and such retainer is continuing during the current fiscal year.

  Each director shall hold office until the next annual meeting of shareholders or until their respective successors shall have been elected and qualified.

  Executive Officers--The following table sets forth information about the Company's executive officers:

                                  PRINCIPAL OCCUPATION AND POSITION AND OFFICE
NAME                        AGE                 WITH REGISTRANT
----                        ---   --------------------------------------------
Werner E. Neuman...........  72 President and Director since 1955; Treasurer from 1955 until April, 1980, and again from
                                March, 1981 until August, 1981.
Thomas J. Buns.............  48 Vice President and Treasurer since April, 1991.
Michael P. Raleigh.........  36 Vice President of Engineering and Quality
                                Assurance since August, 1995. Vice President of
                                Engineering from July, 1993 to August, 1995.
                                Director of Engineering from May, 1992 to July,
                                1993.
Fernando A. Pena...........  40 Vice President of Manufacturing since January,
                                1997. Vice President and General Manager, Corcom
                                S.A. from May, 1992 to December, 1996. General
                                Manager, Corcom S.A. from December, 1988 to May,
                                1992.

  The officers of the registrant are elected annually by the Board of Directors at the first meeting of the Board held after each annual meeting of shareholders. Each officer holds office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed as provided in the next sentence. Any officer may be removed by the Board whenever in its judgment the best interests of the registrant would be served thereby. Mr. Neuman and Mr. Buns have employment agreements with the registrant. These agreements are described in Item 11 below.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company is advised, based on a review of forms submitted to it, that Mr. Steinback filed two late reports under Section 16(a) of the Securities Exchange Act of 1934 covering the late reporting of three transactions during 1997; and Mr. Straube filed two late reports covering three such transactions. In addition, it appears that Mr. Steinback may have failed to file one report covering one transaction.

ITEM 11. EXECUTIVE COMPENSATION

  There is shown below certain information concerning the compensation of each executive officer of the Company whose total annual salary and bonus exceeded $100,000 for 1997.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                 ANNUAL COMPENSATION    COMPENSATION
                                 -------------------    ------------
                                                      AWARDS SECURITIES
                                      SALARY   BONUS     UNDERLYING      ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   ($)     ($)   OPTIONS (SHARES)  COMP ($)(1)
  ---------------------------    ---- ------   -----  ----------------- -----------
Werner E. Neuman                 1997 230,000 178,450           0          5,679
President                        1996 220,000 170,924           0          8,341
                                 1995 212,000 155,000      10,000          8,098
Thomas J. Buns                   1997 115,000  89,000           0          6,767
Vice President & Treasurer       1996 110,000  88,160           0          7,630
                                 1995 106,000  77,500      10,000          7,021
Michael P. Raleigh(2)            1997 100,000  77,400           0          4,428
Vice President of Engineering    1996  90,000  65,916           0          3,855
and Quality Assurance            1995  80,000  22,422       5,000          1,209
Fernando A. Pena (3)             1997 110,000  85,400           0          2,203
Vice President of Manufacturing

--------
(1) Consists of Company's "matching" contributions under its 401(k) plan; payments under the Company's medical reimbursement plan, which covers all officers of the Company who are employees and provides certain medical benefits not to exceed $5,000 for any one participant (and his family) in any fiscal year; and Company payments for $100,000 term life insurance for officers (such officers have no interest in any cash surrender value under such policies). Such payments were as follows for the years 1997, 1996, and 1995: 401(k) plan: Neuman: $2,375, $2,375, and $2,310; Buns: $1,437,
    $2,344, $1,770; Raleigh $1,497, $1,686, $1,209; Pena (for 1997 only):
    $1,648. Medical plan: Neuman: $1,311, $4,176, $4,185; Buns: $5,000,
    $5,000, $5,000; Raleigh: $2,931, $2,169, $0; Pena (1997 only): $555.
    Insurance: Neuman: $1,993, $1,790, $1,603; Buns: $330, $286, $251;
    Raleigh: $0, $0, $0; Pena (1997 only): $0. The aggregate amount of any perquisites or other personal benefits was less than 10% of the total of annual salary and bonus and is not included in the above table.

(2) Mr. Raleigh became an executive officer upon his election to this position in August, 1995. Prior to such election he was the Company's Vice President of Engineering.

(3) Mr. Pena became an executive officer upon his election to this position effective January, 1997. Prior to such election he was the Company's Vice President and General Manager, Corcom S.A..

  The Company has adopted an executive profit sharing bonus plan for 1998 based upon meeting certain goals for pre-tax, pre-bonus earnings for 1998. If goals are met, certain percentages of earnings will be allocated to a bonus pool to be split by the executives in proportion to their individual salaries. Similar plans were in effect for 1997, 1996, and 1995. Bonuses earned under such plans are set forth in the above table.

  Mr. Neuman has an agreement with the Company for his employment as President at a minimum compensation of $150,000 per annum for a term to continue in effect until terminated by either party on specified written prior notice. In the event of the death of Mr. Neuman while in the employ of the Company, the Company shall pay an amount equal to twice the annual basic compensation in effect at the time of death to Mr. Neuman's wife, children or estate. Such amount shall be paid in equal monthly installments over 24 months following the month of death. Upon a termination of Mr. Neuman's employment for any reason, other than death, subsequent to a change in control (as defined), Mr. Neuman shall be entitled to all amounts then due to him under the agreement and to a lump sum termination payment equal to 250% of the average of his annual minimum and bonus compensation for services during the three years preceding such termination of employment. Upon written notice by Mr. Neuman to the Company that a change in control is intended or contemplated or shall occur in the future, the Company will be obligated to place in escrow the amounts necessary to fund the amounts due to Mr. Neuman as described in the preceding sentence.

  Mr. Buns has an agreement with the Company for his employment at a minimum basic compensation of $80,000 per annum. The agreement may be terminated by either party on six months prior written notice. Upon a termination of employment for any reason by the Company, other than cause (as defined), or death, subsequent to a change in control (as defined), Mr. Buns shall be entitled to all amounts then due him and to a lump sum termination payment equal to 100% of the average of his annual minimum and bonus compensation for services during the year preceding such termination.

                            EMPLOYEE STOCK OPTIONS

  The Company has stock option plans under which stock options are granted to key employees. All options are incentive stock options and are granted at 100% of fair market value at time of grant, except that options granted to Werner
E. Neuman are granted at 110% of fair market value at time of grant. All options become exercisable 40% after one year, 60% after two years, 80% after three years, and 100% after four years after date of grant, and expire five years after date of grant.

  No individual grants of stock options were made during the last completed fiscal year to any of the executive officers named in the summary compensation table.

  Shown below is information with respect to exercises of stock options during the last completed fiscal year by the executive officers named in the summary compensation table and the fiscal year-end value of unexercised options.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FY-END OPTION VALUES

                           SHARES                     NUMBER OF SHARES      VALUE OF UNEXERCISED IN-
                         ACQUIRED ON               UNDERLYING UNEXERCISED   THE-MONEY OPTIONS AT FY-
                          EXERCISE      VALUE       OPTIONS AT FY-END (#)            END ($)
NAME                         (#)     REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ----------- ------------ ------------------------- -------------------------
Werner E. Neuman........        0            0          42,000/8,000             409,000/78,000
Thomas J. Buns..........    6,000       39,750          40,000/8,000             390,000/78,000
Michael P. Raleigh......        0            0           9,000/4,000              88,000/39,000
Fernando A. Pena........    5,000       41,875          11,000/4,000             107,000/39,000

  Prior to May 22, 1997, the Company paid each director who is not an employee of the Company the sum of $500 plus expenses for each board meeting physically attended, plus an annual retainer of $5,000 payable in equal quarterly installments. Commencing May 22, 1997, these sums increased to $1,000 and $6,000 respectively.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following information is furnished as of March 11, 1998 (except as otherwise indicated) to indicate beneficial ownership of the Company's common stock by each director, by certain executive officers of the Company, by all directors and executive officers as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock. Such information has been furnished to the Company by the indicated owners. Unless otherwise indicated, beneficial ownership is direct.

NAME (AND ADDRESS IF MORE THAN 5%) OF
BENEFICIAL OWNER                         AMOUNT BENEFICIALLY OWNED   PERCENT
-------------------------------------    ------------------------- ------------
DIRECTORS:
Bruce P. Anderson......................                100         Less than 1%
Carolyn A. Berry.......................           583,000 (A)             15.2%
 Omicron Capital Partners ("Omicron")
 980 Ikena Circle
 Honolulu, HI 96821
Werner E. Neuman.......................           972,899 (B)             25.3%
 c/o Corcom, Inc.
 844 E. Rockland Rd.
 Libertyville, IL 60048
Herbert L. Roth........................            34,500 (C)      Less than 1%
James A. Steinback.....................           259,500 (D)              6.8%
 MSD Inc.
 211 Waukegan Rd.
 Northfield, IL 60093
Gene F. Straube........................            56,454 (E)              1.5%
Renato Tagiuri.........................            55,750 (F)              1.5%
ADDITIONAL EXECUTIVE OFFICERS:
Thomas J. Buns.........................            54,000 (G)              1.4%
Michael P. Raleigh.....................            14,310 (H)      Less than 1%
Fernando A. Pena.......................            19,000 (I)      Less than 1%
All directors and executive officers as
 a group...............................         2,049,513 (J)             51.9%
ADDITIONAL 5% OWNERS:
Dimensional Fund Advisors, Inc.
 ("Dimensional").......................           211,000 (K)              5.5%
 1299 Ocean Av.
 Santa Monica, CA 90401
FMR Corp...............................           381,400 (L)             10.0%
 82 Devonshire St.
 Boston, MA 02109

--------
(A) Shares are owned by Omicron, a general partnership whose partners are Carolyn A. Berry individually and as personal representative of the estate of George B. Berry.
(B) Includes 28,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Neuman. Also includes 33 shares owned by Mr. Neuman's spouse, as to which he disclaims beneficial ownership.
(C) Includes 12,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Roth.
(D) Consists of 253,500 shares owned by a corporation of which Mr. Steinback is the controlling stockholder, and 6,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Steinback.

(E) Consists of 26,750 shares owned by Mr. Straube, 23,704 shares owned by Straube Associates, Incorporated, of which Mr. Straube is president, a director and majority shareholder, and 6,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Straube. Does not include 1,100 shares held by Straube Associates Profit Sharing Plan.
(F) Includes 18,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Tagiuri.
(G) Includes 28,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Buns.
(H) Includes 10,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Raleigh.
(I) Includes 14,000 stock options deemed exercised solely for purposes of showing total shares owned by Mr. Pena.
(J) Includes 122,000 stock options deemed exercised solely for purposes of showing total shares owned by such group.
(K) The Company has been advised by communication from Dimensional dated February 6, 1998, as follows: The above holding was as of December 31, 1997 and Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 211,000 shares, all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(L) Schedule 13F-E shows no voting power and sole power to dispose or direct the disposition of 381,400 shares at December 31, 1997; and that Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor, is the beneficial owner of 381,400 shares as a result of acting as investment advisor to various investment companies.

NOTE:

  The Merger Agreement described in Item 1 under "Recent Development" will, if consummated, result in a change in control of the Company.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Gene F. Straube, a director of the Company, is president, a director and majority shareholder of Straube Associates, Incorporated ("Associates") and Straube Associates Mountain States, Incorporated ("Mountain"), sales representatives of the Company. Commissions received by Associates and Mountain from the Company for 1997 were approximately $187,980 and $107,248, respectively, and it is anticipated that the sales representation will continue during 1998. Associates and Mountain are compensated on the same basis as other representatives of the Company. The Company is advised by Associates and Mountain that commissions received by Associates and Mountain from the Company during their last fiscal years were in excess of 5% of their consolidated gross revenue for their last full fiscal years and that such commissions during their current fiscal years are also expected to exceed 5% of their consolidated gross revenues for their last full fiscal years.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

  (a) The lists of financial statements and schedules are submitted in a separate section of this report following Item 14. The exhibit index immediately precedes the index.

  (b) No report on Form 8-K was filed during the last quarter of the period covered by this report. Subsequent to the end of the period, the Company filed a Current Report on Form 8-K (date of report March 10, 1998), covering items 5 and 7 to report the execution of the Merger Agreement.

  (c) List of exhibits: see exhibit index immediately preceding exhibits.

                          ANNUAL REPORT ON FORM 10-K

                  ITEM 8 AND ITEM 14 (A)(1) AND (2), AND (D)

        LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         FINANCIAL STATEMENT SCHEDULES

                         YEAR ENDED DECEMBER 31, 1997

                                 CORCOM, INC.

                            LIBERTYVILLE, ILLINOIS

                         CORCOM, INC. AND SUBSIDIARIES

        INDEX OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                                      PAGE(S)
                                                                      -------
Report of Independent Accountants.................................      F-2
The following consolidated financial statements of Corcom, Inc.
 and Subsidiaries are included in Item 8:
  Consolidated Balance Sheets, December 31, 1997 and 1996.........      F-3
  Consolidated Statements of Income for each of the three years
   ended December 31, 1997........................................      F-4
  Consolidated Statements of Stockholders' Equity for each of the
   three years ended December 31, 1997............................      F-5
  Consolidated Statements of Cash Flow for each of the three years
   ended December 31, 1997........................................      F-6
Notes to Consolidated Financial Statements........................  F-7 to F-13
The following consolidated financial statement schedule of Corcom,
 Inc. and Subsidiaries is included in Item 14(d):
  Schedule II--Valuation and Qualifying Accounts..................     F-14

  All other schedules for which provision is made in the applicable regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Stockholders and Board of Directors
Corcom, Inc.
Libertyville, Illinois

  We have audited the consolidated financial statements and related financial statement schedules of Corcom, Inc. and Subsidiaries listed in the index on page F-1 of this Form 10-K. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and related schedules based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and related schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and related schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corcom, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included herein.

                                          S/S Coopers & Lybrand, L.L.P.

Chicago, Illinois
February 27, 1998

                         CORCOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                           ASSETS                              1997     1996
                           ------                             -------  -------
Current Assets:
  Cash and cash equivalents.................................. $ 8,232  $ 4,789
  Accounts receivable, net of allowance for uncollectible
   accounts of $60 in 1997 and $76 in 1996...................   4,599    4,688
  Inventories................................................   6,192    6,691
  Deferred income tax asset, net.............................     885    2,000
  Other current assets.......................................     596      682
                                                              -------  -------
    Total current assets.....................................  20,504   18,850
                                                              -------  -------
Property, plant and equipment:
  Land.......................................................     340      340
  Buildings and improvements.................................     844      936
  Leasehold improvements.....................................     456      516
  Machinery and equipment....................................  16,206   15,017
  Furniture and fixtures.....................................   1,477    1,582
                                                              -------  -------
                                                               19,323   18,391
  Less: accumulated depreciation.............................  14,849   14,014
                                                              -------  -------
                                                                4,474    4,377
                                                              -------  -------
    Total assets............................................. $24,978  $23,227
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current Liabilities:
  Current maturities of long-term debt....................... $    62  $    59
  Accounts payable...........................................     767    1,368
  Other accrued liabilities..................................   2,077    1,728
                                                              -------  -------
    Total current liabilities................................   2,906    3,155
                                                              -------  -------
Long-term debt, net of current maturities....................      40      102
                                                              -------  -------
Commitments (Note 7)
Stockholders' Equity:
  Common stock, no par value; 10,000,000 shares authorized;
   3,863,543 (1997) and 3,815,543 (1996) issued and
   outstanding...............................................  14,134   14,057
  Retained earnings..........................................   9,026    6,023
  Accumulated exchange rate adjustments......................    (283)    (110)
  Less treasury shares at cost; 98,300 (1997) and 0 (1996)...    (845)       0
                                                              -------  -------
    Total stockholders' equity...............................  22,032   19,970
                                                              -------  -------
                                                                  --       --
    Total liabilities and stockholders' equity............... $24,978  $23,227
                                                              =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                         CORCOM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                       1997     1996     1995
                                                      -------  -------  -------
Net Sales............................................ $36,788  $33,166  $30,660
                                                      -------  -------  -------
Costs and expenses:
  Cost of sales......................................  22,394   20,582   19,287
  Engineering expenses...............................   1,333    1,220    1,247
  Selling, administrative and other expenses.........   8,344    7,799    7,095
                                                      -------  -------  -------
                                                       32,071   29,601   27,629
                                                      -------  -------  -------
  Operating income...................................   4,717    3,565    3,031
  Interest expense...................................      10       16       71
  Interest income....................................    (306)    (134)      (7)
                                                      -------  -------  -------
Income before provision for income taxes.............   5,013    3,683    2,967
Provision (benefit) for income taxes.................   2,010   (1,789)     181
                                                      -------  -------  -------
Net income........................................... $ 3,003  $ 5,472  $ 2,786
                                                      =======  =======  =======
Earnings-Per-Share Data:
Net Income:
  Basic EPS..........................................    $.79    $1.45     $.76
  Diluted EPS........................................    $.76    $1.38     $.72



   The accompanying notes are an integral part of the consolidated financial statements.

                         CORCOM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS EXCEPT SHARE INFORMATION)

                                 COMMON STOCK              ACCUMULATED COST OF
                                    ISSUED       RETAINED   EXCHANGE    COMMON
                               ----------------- EARNINGS     RATE     STOCK IN
                                SHARES   AMOUNT  (DEFICIT) ADJUSTMENTS TREASURY
                               --------- ------- --------- ----------- --------
Balance at January 1, 1995.... 3,619,543  13,749  (2,235)      (82)         0
  Stock options exercised for
   $1.00 to $2.50 per share...   121,000     193
  Net income..................                      2,786
  Exchange rate adjustments...                                   54
                               --------- -------  -------     -----     -----
Balance at December 31, 1995.. 3,740,543 $13,942  $   551     $ (28)    $   0
  Stock options exercised for
   $1.00 to $3.00 per share...    75,000     115
  Net income..................                      5,472
  Exchange rate adjustments...                                  (82)
                               --------- -------  -------     -----     -----
Balance at December 31, 1996.. 3,815,543 $14,057  $ 6,023     $(110)    $   0
  Purchase of 98,300 shares
   for treasury...............                                           (845)
  Stock options exercised for
   $1.13 to $3.25 per share...    48,000      77
  Net income..................                      3,003
  Exchange rate adjustments...                                 (173)
                               --------- -------  -------     -----     -----
Balance at December 31, 1997.. 3,863,543 $14,134  $ 9,026     $(283)    $(845)
                               ========= =======  =======     =====     =====




   The accompanying notes are an integral part of the consolidated financial statements.

                         CORCOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                      1997     1996     1995
                                                     -------  -------  -------
Cash flows from operating activities:
  Net income........................................ $ 3,003  $ 5,472  $ 2,786
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for uncollectible accounts receivable.      26       33       77
    Restructuring costs.............................     (36)     (25)    (263)
    Depreciation....................................   1,189    1,028    1,105
    Deferred tax expense (benefit)..................   1,117   (2,000)
    Changes in operating assets and liabilities:
      Trade accounts receivable.....................      63      436   (1,009)
      Inventories...................................     326      298     (599)
      Other current assets..........................      86     (151)      41
      Accounts payable..............................    (601)     345     (212)
      Accrued liabilities...........................     385       63      696
                                                     -------  -------  -------
        Net cash provided by operating activities...   5,558    5,499    2,622
                                                     -------  -------  -------
Cash flows from investing activities:
  Expenditures for property, plant and equipment....  (1,288)  (1,657)  (1,454)
                                                     -------  -------  -------
        Net cash used in investing activities.......  (1,288)  (1,657)  (1,454)
                                                     -------  -------  -------
Cash flows from financing activities:
  Common stock purchased for treasury...............    (845)
  Net payments under bank line of credit............                      (483)
  Stock options exercised...........................      77      115      193
  Principal payments on long-term debt..............     (59)     (55)     (63)
  Decrease in cash overdraft........................       0        0     (130)
                                                     -------  -------  -------
        Net cash (used in) provided by financing
         activities.................................    (827)      60     (483)
                                                     -------  -------  -------
Net increase in cash and cash equivalents...........   3,443    3,902      685
Cash and cash equivalents at beginning of year......   4,789      887      202
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $ 8,232  $ 4,789  $   887
                                                     =======  =======  =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest........................................ $    10  $    16  $    71
    Income taxes....................................     824      223      181


   The accompanying notes are an integral part of the consolidated financial statements.

                                 CORCOM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Corcom, Inc. and its wholly-owned subsidiaries (the Company). Intercompany accounts and transactions have been eliminated in consolidation.

 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market. The first-in, first-out method is used to determine cost.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets or terms of the related leases for leasehold improvements, if shorter. Estimated useful lives range from three to eight years.

  Amounts incurred for maintenance and repairs are charged to operations as incurred. Expenditures for improvements are capitalized. Upon sale or retirement, the related cost and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in the consolidated statements of income.

 Treasury Stock

  In March, 1997 the board of directors authorized the repurchase, at management's discretion, of up to 200,000 shares of the Company's stock. Shares repurchased under this authorization were used to offset the dilution caused by the Company's employee stock option plan. The Company's repurchases of shares of common stock are recorded as "Treasury Stock" and result in a reduction of "Stockholders' Equity."

 Income Taxes

  Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the basis of assets and liabilities for income tax and for financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be fully realized.

 Translation of Foreign Currencies

  The Company measures foreign assets, liabilities, equity, and results of operations in the functional currencies of the countries in which it operates except for its operations in Mexico for which the U.S. dollar is the functional currency. The Company translates foreign currency financial statements by translating balance sheet accounts at the current exchange rate in effect at year-end and income statement accounts at the average exchange rates during the year.

  Translation adjustments result from the process of translating foreign currency financial statements into U.S. dollars. These translation adjustments, which are generally not included in the determination of net income, are reported separately as a component of stockholders' equity.

                                 CORCOM, INC.

 Revenue Recognition

  Sales to customers are recorded at the time of shipment net of estimated discounts and allowances.

 Earnings per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Pronouncements

  The Company will implement the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income Summary" (SFAS
130) for financial statements issued for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Management does not believe this statement will have a material impact on its financial statements.

  The Company will implement the provisions of Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) for financial statements issued for periods beginning after December 15, 1997. SFAS 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. Management does not believe this statement will have a material impact on its financial statements.

  Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132), effective for fiscal years beginning after December 15, 1997, standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligation and fair values of plan assets and eliminates certain disclosures that are no longer useful. Management has yet to determine the impact of this pronouncement on its financial statements.

2. INVENTORIES

  The Company's inventories consist of the following at December 31 (in thousands):

                                                                   1997   1996
                                                                  ------ ------
      Finished products.......................................... $2,188 $2,693
      Raw materials and work-in-process..........................  4,004  3,998
                                                                  ------ ------
                                                                  $6,192 $6,691
                                                                  ====== ======

                                 CORCOM, INC.

3. ACCRUED LIABILITIES

  Accrued liabilities consist of the following at December 31 (in thousands):

                                                                   1997   1996
                                                                  ------ ------
      Accrued payroll, incentive bonus and commissions........... $1,430 $1,045
      Other......................................................    647    683
                                                                  ------ ------
                                                                  $2,077 $1,728
                                                                  ====== ======

4. BANK NOTES PAYABLE

  The Company has a loan agreement with a bank which provides for a revolving line of credit through April 30, 1998, of up to $4,000,000, limited by a borrowing base calculated as a percentage of eligible accounts receivable, with interest at the bank's base rate (8.5% at December 31, 1997) or LIBOR plus 1.5%. There were no borrowings in 1997 or 1996. Under the provisions of the agreement the Company is subject to certain covenants which, among other things, restrict the payment of dividends to a calculation based upon net income.

5. INCOME TAXES

  Income before provision for income taxes consisted of the following as of December 31:

                                                             1997   1996   1995
                                                            ------ ------ ------
                                                               (IN THOUSANDS)
      Domestic............................................. $4,349 $3,138 $2,184
      Foreign..............................................    664    545    783
                                                            ------ ------ ------
                                                            $5,013 $3,683 $2,967
                                                            ====== ====== ======

  The provision (benefit) for income taxes is comprised of the following:

                                                            1997   1996    1995
                                                           ------ -------  ----
                                                             (IN THOUSANDS)
      Current income tax expenses:
        State............................................. $   41 $     1  $  1
        Domestic..........................................    615      65    80
        Foreign...........................................    237     145   100
                                                           ------ -------  ----
                                                           $  893 $   211  $181
      Deferred income tax expenses(credits)
        Domestic..........................................  1,117  (2,000)  --
                                                           ------ -------  ----
                                                           $2,010 $(1,789) $181
                                                           ====== =======  ====

  The provision (benefit) for income tax differs from a provision computed at the U.S. statutory rate as follows:

                                                         1997   1996     1995
                                                        ------ -------  ------
                                                           (IN THOUSANDS)
      Statutory rate provision......................... $1,704 $ 1,252  $1,008
      State taxes, net.................................    256     188     151
      Effect of utilization of net operating loss
       carryforwards...................................         (1,309)   (998)
      Reduction of valuation allowance.................         (2,000)
      Other............................................     50      80      20
                                                        ------ -------  ------
                                                        $2,010 $(1,789) $  181
                                                        ====== =======  ======

                                 CORCOM, INC.

  The components of the deferred tax asset and the tax effect are as follows at December 31:

                                                 1997               1996
                                           -----------------  -----------------
                                           TEMPORARY   TAX    TEMPORARY   TAX
                                           DIFFERENCE EFFECT  DIFFERENCE EFFECT
                                           ---------- ------  ---------- ------
Inventory valuation.......................   $  479   $  192    $  322   $  129
Fixed assets..............................       72       29       158       63
Reserve for lease cancellation............       57       23        94       37
Self-insurance............................       30       12        30       12
Allowance for doubtful accounts...........       60       24        60       24
Foreign NOL carryforwards.................    1,894      388     1,296      280
Domestic NOL carryforwards................      --       --      3,870    1,548
Other.....................................       61       24        58       24
Alternative minimum tax credit............      --       581       --       163
                                             ------   ------    ------   ------
Subtotal..................................   $2,653    1,273    $5,888    2,280
                                             ======             ======
Valuation allowance.......................              (388)              (280)
                                                      ------             ------
Total.....................................            $  885             $2,000
                                                      ======             ======

  As of December 31, 1997, the Company maintained a valuation allowance with respect to the deferred tax asset as a result of the uncertainty of ultimate realization of foreign NOL carryforwards. The Company had foreign income tax carryforwards of $1,894,000, principally in Hong Kong, Mexico and the West Indies. Approximately $1,485,000 of the foreign NOL carryforwards have no expiration date.

6. EMPLOYEE BENEFIT PLANS

  The Company has established certain stock-based compensation plans, described below, for the benefit of certain officers, key employees, and directors. The Company accounts for these plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Accordingly, no compensation expense has been recognized related to these plans. Under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), compensation expense is measured based on the fair value method. The Company has adopted the disclosure-only provisions of SFAS 123.

  The Company has stock option plans which provide for the granting of options to certain officers, key employees, and directors. The option price per share is not less than the market price at the date of grant. Options granted under the officer and key employee plan become exercisable at 40% one year from date of grant and an additional 20% per year thereafter. Options granted under the directors' plan become exercisable six months after date of grant. All unexercised options expire five years after the date of grant.

  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:
(1) expected volatility of 57.6%, (2) risk-free interest rate of 6.9% in 1995 and 5.9% in 1994, and (3) expected life of 4.13 to 4.26 years. The Company has declared no cash dividends during 1997, 1996, and 1995.

  There were no stock options granted in 1997. The weighted average fair value of stock options, calculated using the Black-Scholes option pricing model, granted during 1996 and 1995, respectively, was $3.68 and $1.63. Had the Company elected to apply the provisions SFAS 123 regarding recognition of compensation expense to

                                 CORCOM, INC.

the extent of the calculated fair value of compensatory options, or shares, the Company's net income would have been reduced to the following pro-forma amounts:

                                                              1996       1995
                                                           ---------- ----------
      Net Income
        As reported....................................... $5,472,000 $2,786,000
        Pro Forma......................................... $5,361,600 $2,671,600

  A summary of the status of the Company's stock options as of December 31, 1997, 1996, and 1995 and changes during the year ended on those dates is presented below:

                                   1997                   1996                   1995
                          ---------------------- ---------------------- ----------------------
                                     WEIGHTED               WEIGHTED               WEIGHTED
                                     AVERAGE                AVERAGE                AVERAGE
                          SHARES  EXERCISE PRICE SHARES  EXERCISE PRICE SHARES  EXERCISE PRICE
                          ------- -------------- ------- -------------- ------- --------------
Outstanding at beginning
 of year................  248,000     $2.55      293,000     $1.84      350,000     $1.49
Granted.................                          30,000     $7.00       70,000     $3.19
Exercised...............   48,000     $1.61       75,000     $1.54      121,000     $1.60
Forfeited...............
Expired.................                                                  6,000     $2.25
Outstanding at end of
 year...................  200,000     $2.78      248,000     $2.55      293,000     $1.84
Options exercisable at
 year end...............  168,000     $2.83      178,000     $2.71      168,000     $1.65

  Under the Company's defined contribution incentive savings plan, covering substantially all United States employees, Company contributions are based on varying percentages of the participants' total contributions. The aggregate contributions made by the Company to the savings plan and charged to operations were $42,000 (1997), $38,000 (1996), and $34,000 (1995).

7. LEASES

  The Company leases certain facilities and equipment under operating leases. The leases generally require the company to pay real estate taxes, insurance, and maintenance costs. Rental expense amounted to $544,000 (1997), $547,000
(1996), and $597,000 (1995).

  Future minimum rental commitments as of December 31, 1997 for noncancelable leases (principally real estate) are as follows:

                                                                  (IN THOUSANDS)
      1998.......................................................     $  528
      1999.......................................................        317
      2000.......................................................        188
                                                                      ------
                                                                      $1,033
                                                                      ======

8. BUSINESS INFORMATION BY GEOGRAPHIC AREA

  The Company's operations consist of one business segment: the design, manufacture, and sale of radio frequency interference filters for digital electronic equipment to the commercial, military, and facility filter markets. Operations are conducted principally in the United States, Mexico, and Germany. The net assets of the Company's operations located outside the United States at December 31 were: $2,727,000 (1997), $3,080,000 (1996), and
$2,660,000 (1995).

                                 CORCOM, INC.

  Foreign sales and operations may be subject to various risks including, but not limited to, possible unfavorable exchange rate fluctuations, governmental regulations (including import and export controls), restrictions on currency repatriation and labor relations laws.

  Intercompany transactions consist of the transfer of raw material between the United States parent and its manufacturing subsidiaries and the purchase of finished goods by the United States parent or its German subsidiary. Raw materials are transferred at cost. Finished goods are purchased at predetermined transfer prices that allow the parent or its manufacturing subsidiaries to recover cost plus an operating profit.

  No single customer accounted for 10% of net sales for any of the years presented.

  Interest and dividend income, interest expense and general corporate expenses are not allocated to specific geographic areas. Corporate assets consist of cash and cash equivalents.

                               UNITED STATES (A)            GERMANY
                            ----------------------- --------------------------
                             1997    1996    1995    1997     1996      1995
                            ------- ------- ------- -------  -------  --------
                                             (IN THOUSANDS)
Revenues:
  Net sales................ $28,901 $24,935 $24,098 $ 7,650  $ 7,445  $  5,424
  Intercompany transfers...   5,004   5,840   4,013      28        8         3
                            ------- ------- ------- -------  -------  --------
  Geographic area totals... $33,905 $30,775 $28,111 $ 7,678  $ 7,453  $  5,427
                            ======= ======= ======= =======  =======  ========
  Operating income (loss).. $ 5,311 $ 4,411 $ 3,458 $   119  $   108  $    215
                            ======= ======= ======= =======  =======  ========
Identifiable assets at
December 31:
  Operating Assets......... $13,710 $14,877 $13,249 $ 1,815  $ 2,101    $1,640
                            ======= ======= ======= =======  =======  ========
  Corporate Assets.........
    Total Assets...........
                                     OTHER                CONSOLIDATED
                            ----------------------- --------------------------
                             1997    1996    1995    1997     1996      1995
                            ------- ------- ------- -------  -------  --------
Revenues:
  Net sales................ $   237 $   786 $ 1,138 $36,788  $33,166  $ 30,660
  Intercompany transfers...   4,287   3,607   3,079   9,319    9,455     7,095
                            ------- ------- ------- -------  -------  --------
  Geographic area totals... $ 4,524 $ 4,393 $ 4,217 $46,107  $42,621  $ 37,755
                            ======= ======= =======
  Elimination of
   intercompany transfers..                          (9,319)  (9,455)   (7,095)
                                                    -------  -------  --------
  Net sales................                         $36,788  $33,166  $ 30,660
                                                    =======  =======  ========
  Operating income......... $   287 $    75 $   255   5,717    4,594    $3,928
                            ======= ======= =======
  Interest income
   (expense)...............                             296      118       (64)
  General corporate
   expenses................                          (1,000)  (1,029)     (897)
                                                    -------  -------  --------
  Income before income
   taxes...................                         $ 5,013  $ 3,683  $  2,967
                                                    =======  =======  ========
Identifiable assets at
 December 31:
  Operating Assets......... $ 1,221 $ 1,460 $ 1,618 $16,746  $18,438   $16,507
                            ======= ======= =======
  Corporate Assets.........                           8,232    4,789       887
                                                    -------  -------  --------
    Total Assets...........                         $24,978  $23,227  $ 17,394
                                                    =======  =======  ========

  Direct export sales of $2,046,000, $1,259,000, and $1,126,000 for 1997,
1996, and 1995, respectively, are included under "United States."

                                 CORCOM, INC.

9. EARNINGS PER SHARE DATA

  The following is a reconciliation of the numerators and the denominators of the basic and diluted EPS computation for net income.

                                                 NET      WEIGHTED AVG    PER
                                               INCOME        SHARES      SHARE
                                             (NUMERATOR)  (DENOMINATOR) AMOUNTS
                                             -----------  ------------- -------
      Year ended December 31, 1997:
      Basic EPS
      Income available to common
       stockholders.........................  $3,003,000   3,817,217     $ .79
      Effect of Dilutive Options............                 134,291
      Diluted EPS
      Income available to common
       stockholders plus assumed
       conversions..........................  $3,003,000   3,951,508     $ .76
      YEAR ENDED DECEMBER 31, 1996:
      Basic EPS
      Income available to common
       stockholders.........................  $5,472,000   3,784,844     $1.45
      Effect of Dilutive Options............                 172,000
      Diluted EPS
      Income available to common
       stockholders plus assumed
       conversions..........................  $5,472,000   3,956,844     $1.38
      YEAR ENDED DECEMBER 31, 1995:
      Basic EPS
      Income available to common
       stockholders.........................  $2,786,000   3,686,605     $ .76
      Effect of Dilutive Options............                 180,004
      Diluted EPS
      Income available to common
       stockholders plus assumed
       conversions..........................  $2,786,000   3,866,609     $ .72

SUBSEQUENT EVENT [UNAUDITED]

  On March 10, 1998 the Company entered into an Agreement and Plan of Merger by and among Communications Instruments, Inc., a North Carolina corporation ("CII"), RF Acquisition Corp., an Illinois corporation and wholly owned subsidiary of CII ("Merger Sub") and the Company (the "Merger Agreement"). CII is owned by Code Hennessy & Simmons, LLC, a Chicago based private investment firm, and CII management. Pursuant to the Merger Agreement, (a) CII will acquire all of the Company's issued and outstanding shares of common stock for $13.00 per share in cash, or approximately $51.2 million, and (b) Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger.

  The closing of the Merger is subject to the satisfaction of certain conditions, including, among other matters, approval by the holders of two-thirds of the issued and outstanding shares of common stock of the Company, certain regulatory approvals and receipt by CII of debt financing necessary to consummate the Merger, a commitment for which has been provided by Bank of America National Trust and Savings Association. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America.

  CII also entered into an agreement with Werner E. Neuman, the President and Chairman of the Board of Directors of the Company, and James A. Steinback, a Director of the Company, whereby such individuals agreed to vote in favor of the Merger. These two individuals hold approximately 31% of the shares outstanding.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                         CORCOM, INC. AND SUBSIDIARIES

              COLUMN A                 COLUMN B   COLUMN C   COLUMN D  COLUMN E
              --------                ---------- ---------- ---------- --------
                                                 ADDITIONS  DEDUCTIONS
                                                 ---------- ----------
                                                                       BALANCE
                                      BALANCE AT CHARGED TO             AT END
                                      BEGINNING  COSTS AND                OF
             DESCRIPTION              OF PERIOD   EXPENSES   DESCRIBE   PERIOD
             -----------              ---------- ---------- ---------- --------
Year ended December 31, 1997:
  Allowance for doubtful accounts....    $ 76       $ 26      $ 42(A)    $ 60
  Reserve for excess and obsolete
   inventories.......................     558        252       319(B)     491
Year ended December 31, 1996:
  Allowance for doubtful accounts....    $ 80       $ 33      $ 37(A)    $ 76
  Reserve for excess and obsolete
   inventories.......................     583        386       411(B)     558
Year ended December 31, 1995:
  Allowance for doubtful accounts....    $145       $ 77      $142(A)    $ 80
  Reserve for excess and obsolete
   inventories.......................     523        489       429(B)     583

--------
Note A--Uncollectible accounts written off, net of recoveries

Note B--Obsolete inventories disposed of and written off

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

Date: March 18, 1998

                                          Corcom, Inc.
                                          (Registrant)

                                                     /s/ Thomas J. Buns
                                          By: _________________________________
                                                       Thomas J. Buns
                                                 Vice President & Treasurer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/ Werner E. Neuman*          President and Director
____________________________________  (Principal Executive
         (Werner E. Neuman)           Officer)

       /s/ Thomas J. Buns            Vice President and Treasurer
____________________________________  (Principal Financial and
          (Thomas J. Buns)            Accounting Officer)

     /s/ Bruce P. Anderson*          Director
____________________________________
        (Bruce P. Anderson)

      /s/ Carolyn A. Berry*          Director                        March 18, 1998
____________________________________
         (Carolyn A. Berry)

      /s/ Herbert L. Roth*           Director
____________________________________
         (Herbert L. Roth)

     /s/ James A. Steinback*         Director
____________________________________
        (James A. Steinback)

      /s/ Gene F. Straube*           Director
____________________________________
         (Gene F. Straube)

       /s/ Renato Tagiuri*           Director
____________________________________
          (Renato Tagiuri)


    /s/ Thomas J. Buns
*By____________________________
        Thomas J. Buns
       Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  2.1    Agreement and Plan of Merger dated as of March 10, 1998 by and among Corcom, Inc., Communications Instruments, Inc. and RF
         Acquisitions Corp, filed as Exhibit 2.1 to registrant's Current
         Report on Form 8-K (date of report March 10, 1998)
         and hereby incorporated by reference.
  3.1    Registrant's Articles of Incorporation and all amendments
         thereto, filed as Exhibit 3.1 to registrant's 10-Q for the quarter ended July 2, 1994 and hereby incorporated by
         reference.
  3.2    Registrant's By-laws, as amended, filed as Exhibit 3 (ii) to registrant's Form 10-Q for the quarter ended July 3, 1993 and hereby incorporated by reference.
 10.1    Office space lease between registrant and Komotsu Dresser
         Corporation, filed as Exhibit 10.1 to registrant's Form 10-Q for the quarter ended July 2, 1994 and hereby incorporated by reference.
 10.2*   Medical reimbursement plan, filed as Exhibit 13.11 to
         registrant's registration statement on Form S-1, Reg. No. 2-
         67474, and hereby incorporated by reference.
 10.3*   CORCOM, Inc. 1985 Key Employee's Incentive Stock Option Plan,
         filed as Exhibit 10.7 to registrant's Form 10-K for 1985, and hereby incorporated by reference.
 10.4*   CORCOM, Inc. 1991 Director's Stock Option Plan, filed as
         Exhibit 10.5 to registrant's Form 10-K for 1990, and hereby incorporated by reference.
 10.5*   Amendment to CORCOM, Inc. 1991 Director's Stock Option Plan as
         adopted in March, 1992, filed as Exhibit 10.7 to registrant's
         Form 10-K for 1991, and hereby incorporated by reference.
 10.6*   Amendments to 1985 Key Employees' Incentive Stock Option Plan,
         as adopted in February, 1987, filed as Exhibit 10.9 to
         registrant's Form 10-K for 1986 and hereby incorporated by reference.
 10.7*   CORCOM, Inc. 1988 Key Employees' Incentive Stock Option Plan,
         filed as Exhibit 10.13 to registrant's Form 10-K for 1987, and hereby incorporated by reference.
 10.8*   Employment agreement between Werner E. Neuman and registrant, dated November 9, 1988, filed as Exhibit 10.15 to registrant's
         Form 10-K for 1988, and hereby incorporated by reference.
 10.9*   Amendment to employment agreement between Werner E. Neuman and registrant dated August 15, 1990, filed as Exhibit 19.2 to registrant's Form 10-Q for the quarter ended September 29, 1990 and hereby incorporated by reference.
 10.10*  Employment agreement between Thomas J. Buns and registrant dated November 18, 1991, filed as exhibit 10.19 to registrant's
         Form 10-K for 1991 and hereby incorporated by reference.
 10.11*  Executive bonus plan for 1995, filed as Exhibit 10.11 to registrant's Form 10-K for 1994 and hereby incorporated by reference.
 10.12*  Executive bonus plan for 1996, filed as Exhibit 10.10 to registrant's Form 10-K for 1995 and hereby incorporated by reference.
 10.13*  Executive bonus plan for 1997, filed as Exhibit 10.14 to registrant's Form 10-K for 1996 and hereby incorporated by reference.
 10.14*  Executive bonus plan for 1998.
 10.15*  CORCOM, Inc. 1994 Directors' Stock Option Plan, filed as
         Exhibit 10.24 to registrant's Form 10-K for 1993, and hereby incorporated by reference.

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
 10.16   Credit Agreement with American National Bank and Trust Company of Chicago dated December 31, 1996, filed as Exhibit 10.16 to registrant's Form 10-K for 1996 and hereby incorporated by reference.
 10.17*  CORCOM, Inc. 1997 Key Employees' Incentive Stock Option Plan,
         filed as Exhibit 10.1 to registrants Form 10-Q for the quarter ended June 28, 1997 and hereby incorporated by reference.
 10.18   ABN AMRO engagement letter dated March 7, 1996 as amended
         January 16, 1998.
 22.1    Significant subsidiaries of the registrant are listed below:
         SubsidiaryState or Other Jurisdiction of Incorporation or
         Organization
         Corcom S.A. de C.V.Mexico
 23.1    Consent of Coopers & Lybrand, LLP
 24.1    Power of Attorney
 27.1    Financial Data Schedule (EDGAR only)
 99.1    Voting Agreement dated as of March 10, 1998 by and among RF
         Acquisition Corp, James A. Steinback, and Werner E. Neuman
         filed as Exhibit 99.1 to registrant's Current Report on Form 8-
         K (date of report March 10, 1998) and hereby incorporated by reference.
 99.2    Press Release dated March 11, 1998 filed as Exhibit 99.2 to registrant's Current Report on Form 8-K (date of report March
         10, 1998) and hereby incorporated by reference

--------
*--Management contract or compensatory plan

                                                                  EXHIBIT 10.14

                           1998 EXECUTIVE BONUS PLAN

  If the pre-tax, pre-bonus earnings of Corcom, Inc. exceed $3,939,000, the bonus pool is six percent (6%) of such pre-tax, pre-bonus earnings. In addition, once Corcom's pretax, pre-bonus earnings exceed $5,000,000, there will be allocated an additional three percent (3%) of all pre-tax, pre-bonus earnings to the bonus pool.

                                                                  EXHIBIT 10.18

  ABN AMRO ENGAGEMENT LETTER DATED MARCH 7, 1996 AS AMENDED JANUARY 16, 1998

Chicago Dearborn Company
One First National Plaza, Suite 3350
Chicago, IL 60603

                                                                   March 7,1996

Mr. Werner E. Neuman
President
Corcom, Inc.
844 East Rockland Road
Libertyville, IL 60048-3375

Dear Mr. Neuman:

  The Chicago Dearborn Company ("Chicago Dearborn") is pleased to set forth the terms of this engagement letter agreement (the "Agreement") relating to its retention for financial advisory services by Corcom, Inc. ("Corcom").

  1. Description of Engagement. Chicago Dearborn agrees to act as the exclusive financial advisor and agent for Corcom to provide financial advisory and investment banking services in connection with a financial evaluation of Corcom and a review of financial and strategic alternatives.

  The terms of this Agreement shall extend from the date of this letter for a period of twelve months thereafter, and may be extended on a quarter-to-quarter basis by mutual written consent of the parties hereto, hereinafter referred to as the "Term."

  2. Services to be Provided. In connection with its financial evaluation of Corcom, a review of financial and strategic alternatives and a Transaction, as defined herein, Chicago Dearborn will, or will stand ready to:

    Review the businesses, operations and assets of Corcom; Analyze the historical and projected financial performance of Corcom;

    Prepare an information package describing the business and prospects of Corcom;

    Formulate a strategy for discussions and negotiations with potential partners;

    Compile a list of potential partners and, at Corcom's request, contact potential partners to present the opportunity and distribute the information package;

    Coordinate and assist in due diligence meetings with potential partners;

    Assist in the negotiations and execution of a definitive purchase agreement pursuant to a Transaction, as defined herein;

    Render an opinion to the Board of Directors of Corcom, if requested, as to the fairness of any Transaction, as defined herein, to the shareholders of Corcom from a financial point of view; and

    Provide, as deemed appropriate by Chicago Dearborn, additional financial advisory services related to a Transaction, as defined herein.

  3. Compensation. In consideration of Chicago Dearborn providing, or standing ready to provide, the financial advisory services described in paragraph 2 above, Corcom agrees to pay to Chicago Dearborn the following:

    a) a non-refundable Retainer of $25,000 per quarter, due and payable in advance, with the first quarter payable upon signing of this Agreement, and with such Retainer to be credited against any Financial Advisory Fee payable pursuant to paragraph 3b below, and

    b) in the event there is a transaction or series of transactions ("Transaction") whereby, directly or indirectly, control or a material interest in the stock or assets of Corcom is transferred for consideration, including, without limitation, by means of a merger, consolidation, sale of assets, sale of stock, stock or rights offering, tender or exchange offer, leveraged buyout, the formation of a joint venture or partnership, recapitalization, restructuring, business combination or investment by another entity involving Corcom, Corcom agrees to pay Chicago Dearborn a Financial Advisory Fee equal to:

      (i) $150,000 on the first $10.0 million of the Transaction Value, as defined in paragraph 4 below, and

      (ii) 1.50% of the Transaction Value, as defined in paragraph 4 below, in excess of $10.0 million.

    c) If so requested by the Board of Directors of Corcom, Chicago Dearborn shall render one or more opinions ("Opinions"), verbal or written, regarding the terms of any proposed Transaction, from a financial point of view. In such an event, Corcom will pay Chicago Dearborn a one time opinion fee (the "Opinion Fee") of $100,000 in cash upon delivery of the first of such Opinions. Corcom agrees that (a) the Opinions shall be used solely by the Board of Directors of Corcom, including any Committee thereof, in considering the terms of the proposed Transaction and (b) Corcom shall not furnish the Opinions or any summaries or excerpts thereof to any other person or persons or use the Opinions for any other purpose without the prior written approval of Chicago Dearborn; provided, however, that in any event, Corcom is hereby authorized to use or introduce into evidence or otherwise refer to the Opinions in connection with any litigation relating to the proposed Transaction or as otherwise required, in the reasonable judgment of counsel for Corcom, by law. Corcom also may, in its discretion, publish or refer to the Opinions in any proxy statement or otherwise in connection with the proposed Transaction, so long as Chicago Dearborn gives its prior written consent to such publication or reference, which consent shall not be unreasonably withheld. The Opinion Fee shall be credited against the Financial Advisory Fee payable under paragraph 3b above.

  Subject to the provisions set forth in paragraph 11 herein, this Financial Advisory Fee shall be payable in immediately available funds on the closing date of a Transaction regardless of whether such closing occurs during the Term or such Transaction is initiated during the Term and is closed within nine months of the Term. Corcom's obligation to pay the Financial Advisory Fee shall be contingent solely upon closing of a Transaction. The Financial Advisory Fee shall not include any fees earned by Chicago Dearborn or others for furnishing services other than as provided herein, such as fees payable in connection with the placement or arrangement of any debt or equity financing necessary to consummate a Transaction or advisory work unrelated to the Transaction including, without limitation, advisory fees associated with any divestitures of assets by Corcom following a Transaction.

  4. Definition of Transaction Value. "Transaction Value" shall be defined as the total consideration paid for the stock (including stock options or stock issuable pursuant to stock options) or assets of Corcom and will be the sum of all cash, the market value of any securities issued (if the securities are not readily marketable, the market value will be established at fair value or by mutual agreement) as consideration towards the purchase of such stock or assets, the present value of (i) any non-compete payments payable pursuant to a Transaction, (ii) any post-closing adjustments, (iii) any contingent future payments (such amounts to be determined in good faith negotiations between Corcom and Chicago Dearborn) using a discount rate of 10% per annum, and the unpaid principal amount of any funded-debt obligation (debt for borrowed money including, without limitation, any interest-bearing debt or capitalized lease obligation) of Corcom assumed or discharged pursuant to a Transaction, or in the case of a purchase of stock of Corcom, the amount of such obligations at the time of closing of a Transaction.

  5. Expenses. In addition to the Financial Advisory Fee and Retainer described in paragraph 3 above, Corcom agrees to promptly reimburse Chicago Dearborn, upon request, for all reasonable travel and external legal fees and other out-of-pocket expenses incurred in performing the financial advisory services hereunder regardless of whether a Transaction is consummated. Corcom will not reimburse out-of-pocket expenses in excess of $20,000 without having granted its prior approval, provided such approval will not be unreasonably withheld.

  6. Indemnification. Corcom agrees to: (i) indemnify and hold harmless Chicago Dearborn, its directors, officers, agents, employees, and any individual(s) who may be deemed to control Chicago Dearborn (collectively "Indemnified Persons") against all losses, claims, damages, penalties, judgments, liabilities and expenses of every kind whatsoever (including, without limitation, all reasonable expenses of litigation or preparation therefor, including reasonable attorney's fees, whether or not an Indemnified Person is a party thereto) (collectively, "Liabilities"), which any of the Indemnified Persons may pay or incur arising out of or relating to this Agreement or the Transaction; and (ii) expressly and irrevocably waive any and all rights and objections which it may have against any Indemnified Persons in respect of any Liabilities arising out of or relating to this Agreement or the Transaction, except, in each case, to the extent that such Liabilities arise primarily from an Indemnified Person's gross negligence or willful misconduct.

  Corcom further agrees not to settle any claim, litigation or proceeding (whether or not any Indemnified Person is a party thereto) relating to this Agreement or Transaction without Chicago Dearborn's prior written consent unless: (i) such settlement releases all the Indemnified Persons from any and all Liabilities related to this Agreement or the Transaction; and (ii) the entire settlement amount and all costs of settlement are borne by Corcom.

  An Indemnified Person shall have the right to employ his own counsel in any suit, action or proceeding arising from the Agreement or the Transaction if the Indemnified Person reasonably concludes, based on advice of counsel, that a conflict of interest exists between Corcom and the Indemnified Person which would materially impact the effective representation of the Indemnified Person. In the event that the Indemnified Person concludes that such a conflict of interest exists, the Indemnified Person shall have the right to:
(i) assume and direct the defense of such suit, action, or proceeding on his own behalf; and (ii) to select counsel which will represent him in any such action, suit or proceeding, and Corcom shall indemnify the Indemnified Person for the reasonable legal fees and expenses of such counsel and other out-of-pocket expenses reasonably incurred by the Indemnified Person.

  7. Referral. Corcom acknowledges that, although The First National Bank of Chicago (the "Bank") has referred Corcom to Chicago Dearborn, neither the Bank nor any of its affiliates, officers, directors or employees shall have any responsibility or liability of any kind whatsoever in connection with the services rendered pursuant to this Agreement. Furthermore, Corcom acknowledges that Chicago Dearborn is not an affiliate of the Bank.

  8. Persons Entitled to Reliance. Corcom recognizes that Chicago Dearborn has been retained only by the undersigned, and that its engagement of Chicago Dearborn is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of Corcom or any other person not a party hereto as against Chicago Dearborn or any of Chicago Dearborn's affiliates, the respective directors, officers, agents and employees of Chicago Dearborn's affiliates or each other person, if any, controlling Chicago Dearborn or any of Chicago Dearborn's affiliates. Unless otherwise expressly stated in an opinion letter issued by Chicago Dearborn or otherwise expressly agreed to by Chicago Dearborn, no one other than Corcom is authorized to rely upon this engagement of Chicago Dearborn or any statements or conduct by Chicago Dearborn.

  9. Cooperation. In connection with Chicago Dearborn's activities pursuant to this Agreement, Corcom will cooperate with Chicago Dearborn and will, to the extent possible, furnish Chicago Dearborn with all information and data concerning the Transaction and Corcom which Chicago Dearborn deems appropriate and will, to the extent possible, provide Chicago Dearborn with access to Corcom's respective officers, directors, employees, financial advisors, independent accountants and legal counsel. Corcom represents and warrants that all information made available to Chicago Dearborn by Corcom or contained in any filing by Corcom with any court or governmental regulatory agency, commission or instrumentality with respect to any Transaction will, at all times during the period of the engagement of Chicago Dearborn hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. Corcom further represents and warrants that any projections provided by it to Chicago Dearborn will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. Corcom acknowledges and agrees that, in rendering its services hereunder, Chicago Dearborn will be using and relying on information provided by Corcom or information available from public sources and other sources deemed reliable by Chicago Dearborn without independent verification thereof by Chicago Dearborn or independent appraisal by Chicago Dearborn. Chicago Dearborn does not assume responsibility for the accuracy or completeness of any of this information regarding Corcom.

  10. Confidentiality

    a) Chicago Dearborn agrees to keep confidential non-public information which it receives from Corcom concerning Corcom and the Transaction and to disclose that information only with the consent of Corcom or as required by law or legal process.

    b) Corcom agrees to keep confidential non-public information which it receives from Chicago Dearborn (including, without limitation, opinions and advice) and to disclose that information only with the consent of Chicago Dearborn; provided that Corcom may disclose the fact that it has retained Chicago Dearborn as an advisor, and as required by regulation, law or legal process.

TERMINATION

  This Agreement shall become effective upon Corcom's acceptance of this letter. This Agreement may be terminated during the Term by either Chicago Dearborn or Corcom giving thirty days prior written notice of termination to the other. Neither termination of this Agreement nor consummation of the Transaction contemplated herein shall affect i) any compensation earned by Chicago Dearborn up to and including the date of termination or consummation;
ii) the reimbursement of expenses incurred by Chicago Dearborn up to the date of termination or consummation; and iii) paragraphs 3-12, inclusive, of this Agreement. If this Agreement is terminated by Corcom or this Agreement is terminated by Chicago Dearborn after a breach of the Agreement by Corcom or the Agreement's Term expires without renewal, and if a Transaction is consummated during the period of nine months following a termination for any of the three foregoing reasons, then the Financial Advisory Fee in respect of such Transaction shall become due and payable. Notwithstanding anything to the contrary contained herein, Chicago Dearborn shall not be entitled to any Financial Advisory Fee pursuant to this Agreement if Chicago Dearborn terminates this Agreement, other than termination due to Corcom's breach of terms of this Agreement.

  12. Miscellaneous.

    a) Corcom may not assign this Agreement. Chicago Dearborn may not assign this Agreement to any party other than a related affiliate.

    b) Corcom agrees that, upon consummation of a Transaction, Chicago Dearborn has the right to publish a tombstone advertisement in financial publications at its own expense describing its services hereunder.

    c) The Agreement represented by this letter shall be governed by the laws of the State of Illinois.

  Please confirm that the foregoing is in accordance with your understanding of this Agreement by signing and returning to us a copy of this letter.

                                          Very truly yours,

                                          The Chicago Dearborn Company

                                          S/s William C. Steinmetz
                                          -------------------------------------
                                          William C. Steinmetz Senior Managing
                                           Director

                                          ACCEPTED AND AGREED:

                                          Corcom, Inc.

                                          S/s Werner E. Neuman
                                          -------------------------------------
                                          President

Dated: March 7, 1996

                         ABN AMRO CHICAGO CORPORATION
                              208 S. LASALLE ST.
                               CHICAGO, IL 60604

                                                               January 16, 1998

Mr. Werner E. Neuman
President
Corcom, Inc.
844 E. Rockland Rd.
Libertyville, IL 60048

Dear Mr. Neuman;

  ABN AMRO Chicago Corporation ("AACC") is pleased to set forth terms of this amendment agreement (the "Amendment") relating to the engagement letter (the "Agreement") dated March 7, 1996 between The Chicago Dearborn Company (the predecessor firm to AACC) and Corcom, Inc. ("Corcom").

  All capitalized terms not otherwise defined in this Amendment have the meanings provided in the Agreement.

  Corcom and AACC agree to amend the Agreement as follows:

  The Agreement will be assigned by The Chicago Dearborn Company to AACC;

  The Financial Advisory Fee will be $150,000 plus 1.75% of the Transaction Value in excess of $10 million; and

  Corcom and AACC acknowledge that the Term of the Agreement expired without renewal. Corcom and AACC agree to renew the Agreement and be bound by its terms and conditions effective as of the date of Corcom's execution of this Amendment (the "Renewed Agreement"). The Term of the Renewed Agreement shall extend until June 15, 1998. AACC acknowledges that no quarterly Retainers will be owed following the effectiveness of the Renewed Agreement. Finally, AACC acknowledges that the quarterly Retainers paid by Corcom in the past pursuant to the Agreement will be credited against any Financial Advisory Fee paid to AACC pursuant to the Renewed Agreement.

  All terms and conditions in the Agreement not amended herein remain in effect. Please confirm that the foregoing is in accordance with your understanding of this Amendment by signing and returning to us a copy of this letter

                                          Very truly yours,

                                          ABN AMRO Chicago Corporation

                                            s/s Christopher C. McMahon
                                          By: _________________________________
                                            Christopher C. McMahon
                                            Managing Director

                                          Accepted and agreed:

                                          CORCOM, INC.

                                            s/s Werner E. Neuman
                                          By: _________________________________
                                            Werner E. Neuman
                                            Its: President

Dated: January 16, 1998

                                                                   EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Corcom, Inc. on Form S-8 (File No. 2-96731, 33-22257, 33-41142, 33-80204,
and 333-28873) of our report dated February 27, 1998, on our audits of the consolidated financial statement schedules of Corcom, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.

                                          s/s Coopers & Lybrand, L.L.P.
                                          Chicago, Illinois

March 19, 1998

                                                                   EXHIBIT 24.1

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of CORCOM, INC., an Illinois corporation (the "Company"), does hereby constitute and appoint Werner E. Neuman, Thomas J. Buns and Walter Roth, and each of them severally, the true and lawful attorneys and agents of the undersigned, each with full power to act without any other and with full power of substitution and resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable the Company to comply with the Securities Exchange Act of 1934, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder in connection with the filing under the Act of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all related matters, including specifically, but without limiting the generality of the foregoing, power and authority to sign the names of the undersigned directors and officers in the capacities indicated below to said Form 10-K to be filed with the Securities and Exchange Commission, to any and all amendments to said Form 10-K, and to any and all instruments or documents filed as part of or in connection with any of the foregoing and any and all amendments thereto; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

  IN WITNESS WHEREOF, each of the undersigned has subscribed these presents this 16th day of March, 1998.

                SIGNATURES                                  CAPACITIES
                ----------                                  ----------
          /s/ Werner E. Neuman              President and Director
___________________________________________ (Principal Executive Officer)
             Werner E. Neuman

           /s/ Thomas J. Buns               Vice President and Treasurer
___________________________________________ (Principal Financial and Accounting
              Thomas J. Buns                Officer)

          /s/ Bruce P. Anderson             Director
___________________________________________
             Bruce P. Anderson

          /s/ Carolyn A. Berry              Director
___________________________________________
             Carolyn A. Berry

           /s/ Herbert L. Roth              Director
___________________________________________
              Herbert L. Roth

         /s/ James A. Steinback             Director
___________________________________________
            James A. Steinback

           /s/ Gene F. Straube              Director
___________________________________________
              Gene F. Straube

           /s/ Renato Tagiuri               Director
___________________________________________
              Renato Tagiuri


                                  APPENDIX E

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q
(MARK ONE)

[X]           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED APRIL 4, 1998

                                      OR

[_]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-9487

                                 CORCOM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               ILLINOIS                              36-2307626
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

         844 E. ROCKLAND ROAD,                          60048
        LIBERTYVILLE, ILLINOIS                       (ZIP CODE)

              (ADDRESS OF

     PRINCIPAL EXECUTIVE OFFICES)
       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (847) 680-7400

                                NOT APPLICABLE

              FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT.

                               ----------------

  Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                Yes   X    No

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the last practical date.

  Common Stock, No Par Value--3,823,243 Shares as of April 24, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            Exhibit Index on Page 9

                                  CORCOM, INC.

                                     INDEX

PART I--FINANCIAL INFORMATION

                                                                        PAGE NO.
                                                                        --------
    Item 1. Financial Statements.....................................
            Consolidated Balance Sheets--April 4, 1998 (unaudited)
            and December 31, 1997....................................       3
            Consolidated Statements of Income (unaudited)--for the 13
            weeks ended April 4, 1998 and March 29, 1997.............       4
            Consolidated Statements of Cash Flows (unaudited)--for
            the 13 weeks ended April 4, 1998 and March 29, 1997......       5
            Notes to Consolidated Financial Statements...............       6
    Item 2. Management's Discussion and Analysis of Financial
            Condition and Results of Operations......................       7
            Quantitative and qualitative disclosures about market
    Item 3. risk.....................................................     N/A

PART II--OTHER INFORMATION

    Item 6. Exhibits and Reports on Form 8-K..............................    9
            Signatures....................................................    9
            Exhibit 10.1--Revolving Line of Credit Note...................   10
            Exhibit 27.1--Financial Data Schedule (EDGAR ONLY)............  N/A

                         PART I. FINANCIAL INFORMATION

                                  CORCOM, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           APRIL 4,   DECEMBER 31,
                                                             1998         1997
                         ASSETS                           ----------- ------------
                                                          (UNAUDITED)
Current Assets
Cash & cash equivalents..................................   $ 8,151     $ 8,232
Accounts receivable (net)................................     5,250       4,599
Inventories--Note B......................................     5,883       6,192
Deferred income tax benefit, net.........................       760         885
Other current assets.....................................       806         596
                                                            -------     -------
    Total current assets.................................    20,850      20,504
                                                            -------     -------
Property, Plant & Equipment--At Cost.....................    19,804      19,323
Less accumulated depreciation & amortization.............    15,156      14,849
                                                            -------     -------
                                                              4,648       4,474
                                                            -------     -------
Total Assets.............................................   $25,498     $24,978
                                                            =======     =======
           LIABILITIES & STOCKHOLDERS' EQUITY
           ----------------------------------
Current Liabilities
Current portion of long-term debt........................   $    62     $    62
Accounts payable.........................................     1,515         767
Other accrued liabilities................................     1,133       2,077
                                                            -------     -------
    Total current liabilities............................     2,710       2,906
                                                            -------     -------
Long Term Debt...........................................        25          40
                                                            -------     -------
Stockholders' Equity
Common stock, no par value:
  Authorized 10,000,000 shares; issued 3,921,543 shares
   in 1998 and 3,863,543 shares in 1997..................    14,217      14,134
Retained Earnings........................................     9,726       9,026
Accumulated exchange rate adjustments....................      (335)       (283)
Less cost of common stock in treasury:...................      (845)       (845)
                                                            -------     -------
  98,300 shares in 1998 and 1997
    Total stockholders' equity...........................    22,763      22,032
                                                            -------     -------
Total Liabilities & Stockholders' Equity.................   $25,498     $24,978
                                                            =======     =======

                 See notes to Consolidated Financial Statements

                                  CORCOM, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              THIRTEEN WEEKS
                                                                   ENDED
                                                            -------------------
                                                            APRIL 4,  MARCH 29,
                                                              1998      1997
                                                            --------- ---------
Net Sales.................................................. $   9,385 $   8,993
Costs and expenses
  Cost of sales............................................     5,862     5,624
  Engineering expenses.....................................       425       338
  Selling, administrative and other expenses...............     2,042     1,976
  Interest expense.........................................         2         3
  Interest income..........................................     (114)      (49)
                                                            --------- ---------
                                                                8,217     7,892
Income before income tax...................................     1,168     1,101
Income tax provision.......................................       468       360
                                                            --------- ---------
Net income................................................. $     700 $     741
                                                            ========= =========
Weighted average shares outstanding (Basic)................ 3,782,425 3,825,708
Weighted average shares outstanding (Diluted).............. 3,875,393 3,971,246
Net earnings per share (Basic)--Note C..................... $     .19 $     .19
Net earnings per share (Diluted)--Note C................... $     .18 $     .19
                                                            ========= =========

  Cash dividends have not been declared in the periods covered by these statements


                 See notes to Consolidated Financial Statements

                                  CORCOM, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                THIRTEEN WEEKS
                                                                    ENDED
                                                               -----------------
                                                               APRIL
                                                                 4,    MARCH 29,
                                                                1998     1997
                                                               ------  ---------
Operating Activities
Net cash flows from operating activities...................... $  346   $1,556
Investing Activities
Additions to property, plant, & equipment (net)...............   (495)    (524)
Financing Activities
Stock options exercised.......................................     83       26
Repayments of notes payable and long-term debt................   (15)     (16)
                                                               ------   ------
Total Financing Activities....................................     68       10
(Decrease) Increase in Cash and Cash Equivalents..............    (81)   1,042
Cash and cash equivalents at beginning of period..............  8,232    4,789
Cash and Cash Equivalents at End of Period.................... $8,151   $5,831
                                                               ======   ======




                 See notes to Consolidated Financial Statements

                                 CORCOM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in a format provided by the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen weeks ended April 4, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

NOTE B--INVENTORIES

  Major classes of the Company's inventories are as follows (in thousands):

                                                             APRIL
                                                               4,   DECEMBER 31,
                                                              1998      1997
                                                             ------ ------------
      Finished products..................................... $1,758    $2,188
      Materials and work-in-process.........................  4,125     4,004
                                                             ------    ------
                                                             $5,883    $6,192
                                                             ======    ======

NOTE C--EARNINGS PER SHARE

  Basic earnings per share are based upon the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share are based upon the weighted average number of shares of common stock and common stock equivalents (dilutive stock options) outstanding during the each period.

  The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computation for net income:

                                                          WEIGHTED AVG    PER
                                              NET INCOME     SHARES      SHARE
                                              (NUMERATOR) (DENOMINATOR) AMOUNTS
                                              ----------- ------------- -------
   THIRTEEN WEEKS ENDED APRIL 4, 1998:
   BASIC EPS
   Income available to common shareholders...  $700,000     3,782,425    $.19
   Effect of dilutive options................                  92,968
   DILUTED EPS
   Income available to common shareholders
    plus assumed conversions.................  $700,000     3,875,393    $.18
   THIRTEEN WEEKS ENDED MARCH 29, 1997:
   BASIC EPS
   Income available to common shareholders...  $741,000     3,825,708    $.19
   Effect of dilutive options................                 145,538
   DILUTED EPS
   Income available to common shareholders
    plus assumed conversions.................  $741,000     3,971,246    $.19

NOTE D--INCOME TAXES

  The components of the net deferred tax asset, tax effected, recognized in the accompanying balance sheet as of April 4, 1998 and December 31, 1997 are as follows (in thousands):

                                                            APRIL
                                                              4,    DECEMBER 31,
                                                             1998       1997
                                                            ------  ------------
      Deferred tax assets.................................. $1,148     $1,273
      Less: valuation reserve..............................   (388)      (388)
                                                            ------     ------
      Net deferred tax assets.............................. $  760     $  885
                                                            ======     ======

NOTE E--MERGER

  On March 10, 1998, the Company entered into an Agreement and Plan of Merger by and among Communications Instruments, Inc., a North Carolina corporation ("CII"), RF Acquisition Corp., an Illinois corporation and wholly owned subsidiary of CII ("Merger Sub") and the Company (the "Merger Agreement"). CII is owned by Code Hennessy & Simmons, LLC, a Chicago based private investment firm, and CII management. Pursuant to the Merger Agreement, (a) CII will acquire all of the Company's issued and outstanding shares of common stock for $13.00 per share in cash, or approximately $51.2 million, and (b) Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger.

  The closing of the Merger is subject to the satisfaction of certain conditions, including, among other matters, approval by the holders of two-thirds of the issued and outstanding shares of common stock of the Company, certain regulatory approvals and receipt by CII of debt financing necessary to consummate the Merger, a commitment for which has been provided by Bank of America National Trust and Savings Association. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America.

  CII also entered into an agreement with Werner E. Neuman, the President and Chairman of the Board of Directors of the Company, and James A. Steinback, a Director of the Company, whereby such individuals agreed to vote in favor of the Merger. These two individuals hold approximately 31% of the shares outstanding.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS.

RESULTS OF OPERATIONS--FIRST QUARTER 1998 VS. FIRST QUARTER 1997

  CORCOM's net sales for the first quarter of 1998 were $9,385,000, an increase of 4.4% from the $8,993,000 reported for the first quarter of 1997. This increase was the result of volume increases in the Company's North American commercial filter business. There were no appreciable price changes year to year.

  Cost of sales for the current quarter were 62.5% of net sales, about the same as the year ago period. A portion of the Company's manufacturing costs are Mexican peso-based. While this currency has been relatively stable over the past year versus the US dollar, the Company's manufacturing costs could rise if the value of the peso increases relative to the dollar, or if inflation in Mexico escalates.

  Engineering expenses, at $425,000 in the first quarter of 1998, were 26% higher than the $338,000 reported in the first quarter of 1997, the result of an increased commitment to new product development. Selling, administrative and other expenses rose in 1998 to $2,042,000 from the $1,976,000 reported in the first quarter of 1997. The largest component of this increase were higher commission expenses on the higher level of sales volume.

  Interest income in first quarter of 1998 period was $114,000 compared with $49,000 in the first quarter of 1997. This was the result of higher cash investments in the 1998 period.

  The Company's pre-tax earnings for the first quarter of 1998 were $1,168,000 as compared with $1,101,000 for the first quarter of 1997. The reasons for the improvement are discussed above.

  The Company recorded a provision for income taxes of $468,000, or 40% of pretax income, in the first quarter of 1998 as compared to a provision of $360,000, or 33% of pretax income, in the first quarter of 1997.

  After tax, the Company's net earnings for the first quarter of 1998 were $700,000 ($.19 per share basic, $.18 per share diluted). This compares to net earnings in the year ago period of $741,000 ($.19 per share basic, $.19 per share diluted).

LIQUIDITY AND CAPITAL RESOURCES

  As of April 4, 1998, the company had cash reserves on hand of $8,151,000 as compared to $8,232,000 as of December 31, 1997. In addition to current cash reserves, the Company's loan agreement with American National Bank and Trust Company of Chicago is still in place. This agreement is an unsecured line of credit with maximum borrowings of $4,000,000, or 80% of eligible accounts receivable, whichever is less. Interest on this loan is the Company's choice of either LIBOR plus one hundred fifty basis points, or the Bank's prime rate. This agreement, which was to have expired April 30, 1998, has been extended through June 30, 1998 (see exhibit 10.1). There were no borrowings against this agreement as of April 4, 1998.

  The Company does not believe it will need to identify additional sources of capital over the next year and feels that current cash reserves, cash provided by operating activities, and the existing credit facility will be sufficient to meet its operating needs and capital resource requirements.

YEAR 2000 ISSUES

  In 1997, the Company began converting its computer systems to be year 2000 compliant. Most of the Company's business software consists of externally written, generic "packages" which have already been upgraded to be year 2000 compliant by their publishers. These upgraded versions have been made available to the Company as part of its normal software licensing and/or maintenance agreements. In certain cases, installation of the upgraded systems may require additional purchased hardware or software which would be recorded as assets and amortized. In addition to its main purchased business software, but to a much lesser extent, the Company also has some internally developed systems and subsystems which are in the process of being made year 2000 compliant. The company does not believe it will encounter any material problems with this conversion. Management does not feel that the cost of this conversion will be material.

                           PART II. OTHER INFORMATION

                                  CORCOM, INC.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a)

     EXHIBIT NO.                        DESCRIPTION                         PAGE
     -----------                        -----------                         ----
     10.1        Revolving Line of Credit Note............................   10
     27.1        Financial Data Schedule (EDGAR only).....................  N/A

  The Company filed a Current Report on Form 8-K (date of report March 10,
1998) during the thirteen week period ended April 4, 1998, covering items 5 and 7 to report the execution of the Merger Agreement.

                                  CORCOM, INC.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 4, 1998

                                          Corcom, Inc.
                                           (Registrant)

                                                     /s/ Thomas J. Buns
                                          By: _________________________________
                                                      Thomas J. Buns
                                                Vice President & Treasurer
                                               (Principal Financial Officer)

                                                                   EXHIBIT 10.1

              AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO

                   REVOLVING LINE OF CREDIT NOTE (UNSECURED)

$4,000,000.00                  Chicago, Illinois                 April 30, 1998
                                                             Due: June 30, 1998

  For Value Received, the undersigned jointly and severally (if more than one) ("Borrower"), promises to pay to the order of American National Bank and Trust Company of Chicago ("Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may designate from time to time hereafter, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) or such lesser principal sum as may then be owed by Borrower to Bank hereunder, such payment to occur on June 30, 1998. Borrower's obligations under this Note shall be defined and referred to herein as "Borrower's Liabilities".

  This Note restates and replaces a Revolving Line of Credit Note in the principal amount of $4,000,000.00, dated December 31, 1996 executed by Borrower in favor of Bank (the "Prior Note") and is not a repayment or novation of the Prior Note.

  Borrower may prepay all or part of the principal, together with accrued interest on the amount so prepaid, without penalty during the term of the Note. All prepayments shall be applied upon installments of the most remote maturity.

  The principal amount of this Note is available to the Borrower on a revolving basis. The undersigned may borrow, repay and reborrow any amount, subject to the limitations contained in the Loan Agreement dated December 27, 1995, as amended from time to time, executed by and between Corcom, Inc. and Bank (the "Loan Agreement"), provided that the total outstanding principal balance does not exceed the principal amount of this Note and that Borrower has complied with all the terms of this Note and the Loan Agreement. The books and records of the Bank shall be determinative of the unpaid balance of this Note from time to time outstanding, absent manifest error.

  Reference is hereby made to the Loan Agreement for a statement of the terms and conditions under which the loan evidenced hereby has been made, is to be repaid and for a statement of Bank's remedies upon the occurrence of an "Event of Default" as defined in the Loan Agreement. The terms and conditions of the Loan Agreement are incorporated herein by reference in their entirety.

  Borrower's Liabilities unpaid from time to time shall bear interest (computed on the basis of a 360-day year and actual days elapsed) from the date hereof until paid at a per annum rate at all times equal to the Bank's Base Rate or equivalent as announced or published publicly from time to time (the "Base Rate"). Therefore, interest shall be calculated for each day at 1/360th of the applicable per annum rate. The Base Rate is not indicative of the lowest or best rate offered by the Bank to any customer or group of customers. A change in the Base Rate shall constitute a corresponding change in the interest rate hereunder effective on and as of the date of such change in the Base Rate. The above notwithstanding, Borrower may elect to and cause all or a portion of the principal outstanding on this Note to bear interest at a daily rate equal to one and one-half percent (1.5) in excess of the London Interbank Offered Rate ("LIBOR") as announced by Bank from time to time pursuant to the terms and conditions of that certain London Interbank Offered Rate Borrowing Agreement between Borrower and Bank dated March 28, 1995. Interest accruing prior to maturity shall be payable by Borrower to Bank monthly, or as billed by Bank to Borrower, at Bank's principal place of business, or at such other place as Bank may designate from time to time hereafter. All unpaid interest at maturity shall be paid with the principal amount of Borrower's Liabilities due hereunder.

  Upon the occurrence of an Event of Default, as hereinafter defined, interest on the unpaid principal balance shall accrue at a rate equal to the then existing Base Rate plus three percent (3%) per annum.

  Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the amount recorded on the books and records of the Bank shall be prima facie evidence of the unpaid principal balance of the Note; provided that the failure of the Bank to record any advance hereunder shall not limit or otherwise affect the obligation of the Company to repay the principal amount owing on this Note together with accrued interest thereon.

  If any payment becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Illinois, the due date of such payment shall be extended to the next business day. If the date for any payment of principal is thereby extended or is extended by operation of law or otherwise, interest thereon shall be payable at the then applicable rate of interest for such extended time.

  Borrower warrants and represents to Bank that Borrower shall use the proceeds represented by this Note solely for the proper business purposes, and consistently with all applicable laws and statutes.

  All of Bank's rights and remedies under this Note are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities become due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment thereof. Bank's failure to require strict performance by Borrower of any provision of this Note shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrower and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Bank may do in this regard. Borrower further waives and all notice or demand to which Bank might to entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

  Borrower agrees to pay, upon Bank's demand therefore, any and all reasonable costs, fees and expenses (including attorneys' fees, costs and expenses) incurred in enforcing any of Bank's rights hereunder, and to the extent not paid the same shall become part of Borrower's Liabilities hereunder.

  If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance.

  This Note is submitted by Borrower to Bank at Bank's principal place of business and shall be deemed to have been made there at. This Note shall be governed and controlled by the laws of the State of Illinois as to interpretation, validity, construction, affect, choice of law and in all other respects.

  No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought.

  TO INDUCE BANK TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SMD CITY AND STATE AND WAIVES ANY OBJECTION IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER.

  BORROWER AND BANK IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS NOTE OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

                                          Signed

                                          Corcom, Inc.,
                                          an Illinois corporation

                                                    /s/ Thomas J. Buns
                                          By: _________________________________
                                                      Thomas J. Buns,
                                                      Vice President

                                APPENDIX F

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                  FORM 10-K/A

                               ----------------

                                AMENDMENT NO. 1

  [X]    AMENDMENT TO ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997

                                      OR

  [_]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-9487

                                 CORCOM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

  The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report for the year ended December 31, 1997 on Form 10-K as set forth in the pages attached hereto:

    (List all such items, financial statements, exhibits or other portions amended)

      PART I
        Item  Business
         1.
        Item  Management's Discussion and Analysis of Financial Condition and
         7.   Results of Operations

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CORCOM, INC.
                                           (Registrant)

                                                    /s/ Thomas J. Buns
                                          By: _________________________________
                                                       Thomas J. Buns
                                                 Vice President & Treasurer
                                                  (Principal Financial and
                                                    Accounting Officer)

Date: May 6, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART I

ITEM 1. BUSINESS

  CORCOM, Inc. is an Illinois corporation incorporated in March, 1955. Except as otherwise indicated by the context, references herein to "CORCOM" or the "Company" mean CORCOM, Inc. and its subsidiaries. CORCOM's business consists of the design, manufacture, and sale of radio frequency interference filters to the commercial, facility, and military filter markets. The Company also manufactures and sells a broad line of power entry devices that are used to connect electronic equipment to an external power source.

 Products

  Radio frequency interference (RFI) filters are electronic components used to protect electronic equipment from radio frequency interference conducted through the AC power cord. They are also used to control the emission of the RFI generated by electronic equipment so these emissions do not interfere with other electronic devices. Customers purchase RFI filters for emission control purposes to bring their equipment into compliance with government regulations that limit the amount of radio frequency interference that can be emitted by digital computing devices. The Company also manufactures a complete line of Signal Sentry(c) products, filtered modular RJ jacks designed to solve RFI problems on signal lines.

  CORCOM maintains a catalog of standard commercial filters that contains approximately 500 designs, offering a variety of sizes, electrical configurations, current ratings and environmental capabilities. These filters consist of electronic circuits utilizing passive electrical components: inductance coils, capacitors, and resistors. These are enclosed in a metal or plastic case having terminals, lead wires, or an integral connector, for attachment to associated equipment. Sales of commercial filters, including Signal Sentry(c) products, accounted for approximately 72% of net sales in 1997, 75% in 1996, and 70% in 1995.

  CORCOM also manufactures and sells RFI filters for the military and facility markets. Both product lines are similar to commercial filters in their basic function and design. However, military filters are subject to extremely high performance requirements as described by military specification. Facility filters are larger versions of the Company's line of commercial filters and are used to control RFI conducted through the main power line feeding secure facilities. Together they represented 5% of 1997 sales, 4% of 1996 sales, and 5% of 1995 sales.

  The Company also distributes a line of power entry products that are used to connect electronic equipment with a power source. These devices come in a variety of configurations and may include an on-off switch, voltage selector, fuse holder, and an IEC connector. Some power entry products also contain an RFI filter. CORCOM's line of power entry products contains items of its own design, plus some products obtained under a private label agreement. Sales of power entry devices accounted for 23% of net sales in 1997, 21% in 1996, and 25% in 1995.

  In addition to filters and power entry products, the Company distributes a variety of A/C power cords for use with filters and power entry products having integral power connectors plus a series of line to line capacitors used for RFI suppression.

  All of the Company's products are marketed under its federally registered trademark, "CORCOM".

  CORCOM filters are designed to meet the requirements of one or more safety and reliability specifications, such as those of Underwriters Laboratories
(UL), the Canadian Standards Association (CSA), the Verband Deutscher Electrotechniker (VDE) in Germany, and the Schweizerischer Elektrotechnischer Verein (SEV) in Switzerland.

  All CORCOM filters are designed and built to operate continuously for at least five years when connected across a live A/C power line. CORCOM filters must perform without interruption because in most cases they are energized even when the equipment in which they are installed is switched off.

 Markets

  CORCOM power line RFI filters are used as electronic pollution control devices by manufacturers of digital electronic equipment all over the world. In addition, many filters are used by field service organizations for installation in sensitive equipment which was manufactured without an effective filter. Power entry products are sold into the same markets and through the same channels of distribution. Military filters are sold to defense contractors and U.S. government agencies for use in sensitive electronic devices. Facility filters are sold principally to contractors for installation in screen room test facilities, computer installations, or other locations containing sensitive electronic equipment.

  Over 4,000 customers in the United States and more than 100 customers in other countries purchased filters and power entry products from CORCOM or its distributors in 1997. No single customer accounted for more than 10% of sales in 1997, 1996, or 1995.

 Distribution

  Sales of CORCOM products in the United States are obtained by 18 independent sales representative firms which call on major original equipment manufacturers (OEM's), government contractors, U.S. government agencies, and independent electronic parts distributors. There are 28 United States distributor firms which carry the Company's products; these distributors service the smaller OEM's and the service organizations. Both representatives and distributors handle other types of products, and some distributors carry competing lines.

  Export sales are conducted through combination representative/distributor organizations. Representative sales are on a commission basis with shipments directly to OEM's. On a distributor basis, filters and power entry products are imported and sold to customers within their countries.

  The Company has 35 international representative/distributors plus wholly-owned subsidiaries in Germany and Mexico. This network sold into 24 countries in 1997. Primary export markets include Canada, Germany, the United Kingdom, France, Italy, Spain, Sweden, Japan, South Korea, Taiwan, and Hong Kong. International catalogs are published in German and English. During 1997 the Company closed its direct sales office in Hong Kong but continues to serve this market through local distributors. Total international sales, which include the sales from Corcom's German subsidiary, totaled $9,933,000 in 1997 (27.0% of net sales), $9,490,000 in 1996 (28.6% of net sales) and $7,688,000 in 1995 (25.1% of net sales). For further business information by geographic area, reference is made to note 8 to the Consolidated Financial Statements.

  Export sales from the United States are invoiced in United States dollars while sales of the Company's German subsidiary are invoiced in German Deutschmarks. All international sales are subject to factors such as changes in foreign exchange rates, protective tariffs, tax policy and export/import controls.

  CORCOM supports the marketing of its products by wide distribution of its catalogs, by advertising in technical publications, and via an informational internet site on the worldwide web. Advertising and catalog costs for the Company were approximately $289,000, $284,000, and $209,000 in 1997, 1996, and
1995, respectively.

 Backlog

  The Company's backlog of orders with firm delivery schedules was approximately $8,260,000 on January 31, 1998, compared to $9,296,000 on January 31, 1997. The backlog consists principally of special orders and scheduled increments of volume contracts. Most catalog items are shipped from inventory. Typical lead time for special orders is 12-14 weeks. Over 80% of all orders are scheduled for delivery within 6 months. The Company does not believe that its business is subject to seasonal variations.

 Competition

  Although industry statistics generally are not available, CORCOM believes that in the United States it accounts for approximately 25% of commercial and industrial power line interference filters, exclusive of military applications. Competition principally includes Schaffner A.G. of Switzerland; Delta of Taiwan; Aerovox, Inc.; Stanford Applied Engineering, Inc.; as well as a number of lesser participants. CORCOM believes that its sales volume is approximately equal to the aggregate volume of its three principal United States competitors. In Europe the principal competitors are Schaffner A.G., Siemens, Timonda and Eichoff. In the Far East CORCOM's principal competitor is Delta. Many of the competitors are firms much larger than CORCOM, with far greater financial resources, broader product lines and larger marketing organizations.

  CORCOM believes that its position in the commercial and industrial power line interference filter market results from a number of factors, including the Company's concentration on this market sector, its emphasis on application engineering to meet individual customer requirements, its reputation for high product reliability and quality, its broad catalog line, and its ability to provide standard items from inventory and/or local distributor stock. The Company believes that these factors have to date enabled CORCOM products to achieve high acceptance in the marketplace.

  Because the Company's products are an integral part of the digital electronic equipment produced by its OEM customers, there will always be the possibility of a customer electing to produce its own RFI filters and power entry products rather than purchase the Company's products.

  CORCOM's major competitor in power entry products is Schaffner A.G. of Zurich, Switzerland. The Company believes that the two companies comprise approximately half the market for these devices in the United States, with each company having approximately the same market share.

 Production, Testing, and Assembly

  CORCOM's products are composed of electrical components such as capacitors and inductors and connectors which are wired into specific circuit configurations, soldered, assembled into metal or plastic housings, and tested. Materials and components generally are available from multiple sources, and loss of a particular supplier would not be expected to have a materially adverse effect on the Company's operations.

 Engineering

  The Engineering Department is divided into four sections--Applications, Catalog, Support, and Manufacturing Engineering. Applications Engineering provides assistance to key OEM accounts as well as customers within specific geographic regions. Catalog Engineering develops new products based on input from Marketing, and maintains and improves existing catalog products through new technologies. Support Engineering consists of Safety Engineering, which ensures compliance with safety regulations worldwide, and Test Engineering, which develops and maintains all testing and inspection equipment. Manufacturing Engineering verifies that the necessary equipment, tooling and processes are in place, and updates manufacturing on new and developing techniques and processes. The costs associated with the Engineering Department were $1,333,000 in 1997. This compares to $1,220,000 in 1996 and $1,247,000 in
1995.

 ISO Registration

  CORCOM's manufacturing facilities were granted ISO 9001 registration in 1995 by Underwriters Laboratories. This registration validates a company's management system to the internationally accepted ISO 9001 standard relative to the design, manufacturing, and quality of the products it manufactures. ISO registration is seen as a benefit to CORCOM's customers, as well as a vehicle to promote a continuous improvement philosophy within the Company.

 Government Regulations

  The Federal Communications Commission (FCC) has adopted regulations to reduce the interference potential of electronic equipment having circuitry "that generates and uses timing signals or pulses at a rate in excess of 10,000 pulses (cycles) per second and uses digital techniques." This definition includes essentially all A/C powered computers and other digital equipment. Although the FCC has exempted several specific types of devices, compliance with these rules has been required for most types of A/C powered digital equipment since October, 1983.

  CORCOM believes that in most cases compliance with the FCC requirements will require the suppression of conducted RFI through the use of power line interference filters, and these are now considered a standard component in most A/C powered digital electronic equipment.

  Outside the United States, RFI is controlled by national and regional regulation. In Europe, the European Union (EU) has established directives to control RFI which, in most respects, take into account the recommendations of the special committee on radio interference (CISPR) of the International Electrotechnical Commission (IEC). As of January 1, 1996, all electrical or electronic products under the scope of the EU directives intended for sale or distribution in the EU countries must display the CE marking for proof of compliance with the EU specifications. These specifications in many respects are similar to the FCC rules. It is therefore possible for a manufacturer using a CORCOM filter to produce equipment in such a manner that it complies with both FCC and international interference control regulations as well as domestic and foreign safety requirements.

 Patents

  The Company holds 12 patents. It may be possible for competitors of CORCOM to copy aspects of its products even though the Company regards these as proprietary. However, the Company believes that patent protection is of less importance than the knowledge and experience of its management and personnel and their ability to develop and market the Company's products. The Company will apply for patents if and when it develops patentable processes or products. The Company is not aware that the manufacture and sale of its products, including those presently under development, require it to obtain any licenses from others, although it may be necessary or desirable in the future to obtain licenses for one or more of its future products.

 Employees

  On January 31, 1998, CORCOM had 672 full-time employees, of whom 576 were engaged in production activities, 19 in product development and related activities, 23 in sales and marketing, and 54 in general and administrative capacities. The Company considers its employee relations to be excellent. The Company has not experienced any work stoppage due to a labor dispute in over 31 years.

 Recent Development

  On March 10, 1998 Corcom, Inc. (the "Registrant") entered into an Agreement and Plan of Merger by and among Communications Instruments, Inc., a North Carolina corporation ("CII"), RF Acquisition Corp., an Illinois corporation and wholly owned subsidiary of CII ("Merger Sub") and the Registrant (the "Merger Agreement"). CII is owned by Code Hennessy & Simmons, LLC, a Chicago based private investment firm, and CII management. Pursuant to the Merger Agreement, (a) CII will acquire all of the Registrant's issued and outstanding shares of common stock for $13.00 per share in cash, or approximately $51.2 million, and (b) Merger Sub will merge with and into Registrant (the "Merger"), with Registrant being the surviving corporation in the Merger.

  The closing of the Merger is subject to the satisfaction of certain conditions, including, among other matters, approval by the holders of two-thirds of the issued and outstanding shares of common stock of the Registrant, certain regulatory approvals and receipt by CII of debt financing necessary to consummate the Merger, a commitment for which has been provided by Bank of America National Trust and Savings Association. This financing is subject to certain conditions, including the execution of a definitive credit agreement satisfactory to Bank of America. A copy of the Merger Agreement is attached as
Exhibit 2.1 to the registrant's Current Report on Form 8-K (date of report March 10, 1998) and is hereby incorporated by reference.

  CII also entered into an agreement with Werner E. Neuman, the President of the Registrant, and James A. Steinback, a Director of the Registrant, whereby such individuals agreed to vote in favor of the Merger. These two individuals hold approximately 31% of the shares outstanding. A copy of this voting agreement is attached as Exhibit 99.1 to the aforesaid Form 8-K and is hereby incorporated by reference.

  A copy of the press release of the Registrant, dated March 11, 1998, is attached as Exhibit 99.2 to the aforesaid Form 8-K and is hereby incorporated by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  CORCOM's net sales for 1997 were $36,788,000, an increase of 10.9% from the $33,166,000 reported for the previous year. The bulk of the increase came in the form of a volume increase in the Company's North American commercial filter business, the result of an increase in the overall electronics market. Volume increases represented approximately $3,258,000 of the total increase of $3,622,000. There were no appreciable price changes year to year. Between 1995 and 1996, sales increased 8.2%. Most of this increase came as a result of volume increases in the Company's North American and European commercial filter businesses. The increase in North America was the result of an increase in the overall electronics market. The increase in Europe was principally attributable to more stringent European RFI/EMI testing regulations which went into effect January 1, 1996. There were no appreciable price changes in this period either.

  The Company's backlog of orders with firm delivery schedules was $8,260,000 as of January 31, 1998, compared to $9,296,000 as of January 31, 1997 and $10,346,000 on January 31, 1996. There has been a reduction in the last two years of very long lead time orders by certain of the Company's customers; however the value of orders deliverable in the upcoming 13 week period has remained relatively constant over the last two years.

  In 1997 the Company's gross margins improved to 39.1% of sales from the 37.9% reported in 1996. This was primarily the result of cost reductions in certain raw materials used by the Company, coupled with the leveraging impact of higher production levels on the Company's fixed production-related costs. The period 1995 to 1996 also showed an improvement in gross margins from 37.1% in 1995 to 37.9% in 1996. This improvement was due to a shift in mix to more profitable European sales partially offset by an increase in the peso-based costs at the Company's Mexican production facility as a result of the inflation in that currency during 1996. Since a portion of the Company's costs are Mexican peso- based, should the value of that currency increase relative to the dollar, or if inflation in Mexico escalates, the Company's manufacturing costs could rise.

  Engineering expenses in 1997, at $1,333,000, were about 9.3% higher than the $1,220,000 incurred in 1996, the result of resources added to this area in 1997 to keep up with rising demand. In 1996, engineering expenses were approximately the same as they were in 1995. As a percent of revenue, engineering expenses remained about the same in 1997, at 3.6% of sales, as they were in 1996.

  Selling, administrative and other expenses were $545,000, or 7%, higher in 1997 than in 1996, the majority of which was due to higher commission and sales expenses on the higher 1997 revenue and higher incentive compensation costs on higher 1997 pretax income. Sales, administrative and other expenses increased $704,000, or 10%, from 1995 to 1996. The major components of this increase were higher sales commission and sales expenses on the higher levels of sales in 1996.

  Interest expense was $10,000 in 1997 as compared with $16,000 and $71,000 for 1996 and 1995 respectively. Interest expense for 1997 and 1996 represents the interest portion of lease payments on certain equipment leases only. Interest expense for 1995 includes not only the interest portion of the Company's lease payments, but interest expense on cash borrowings against the Company's line of credit for a portion of that year. There have been no cash borrowings since 1995.

  The Company recorded interest income from its cash and investments of $306,000 in 1997. This was $172,000 higher than in 1996 as a result of the increase in the Company's cash balances in this period. Interest income in 1996 was $127,000 higher than 1995, also the result of an increase in the Company's level of cash.

  The Company's pre-tax earnings for 1997 were $5,013,000. This compares to pre-tax earnings of $3,683,000 and $2,967,000 in 1996 and 1995 respectively. The primary reasons for the improvement are discussed above.

  The Company recorded a provision for income tax expense of $2,010,000 in 1997. This represents approximately 40% of pretax earnings. In 1996, the Company recorded a net income tax benefit of $1,789,000. The principal component of this benefit was a $2,000,000 reversal of part of the valuation allowance which existed as of December 31, 1995 as related to existing tax net operating loss (NOL) carryforwards. Since it became apparent in 1996 that there were no longer any uncertainties surrounding the ultimate utilization of these NOL's, the valuation allowances against this deferred asset were removed, resulting in the negative income tax expense in the period. In 1995, the Company had recorded a minimal provision for income tax expense of $181,000, or 6.1% of pretax earnings.

The Company's net income after tax in 1997 was $3,003,000 ($.76 per share, diluted). This compares to net earnings of $5,472,000 ($.1.38 per share, diluted) and $2,786,000 ($.72 per share, diluted) in 1996 and 1995 respectively. The decrease from 1996 to 1997 is due to the effect of the 1996 tax credit described in the paragraph above. If both 1995 and 1996 earnings were taxed at the full statutory 40% rate, proforma diluted earnings per share for these two periods would have been $.46 and $.56, respectively. Weighted average shares outstanding (diluted) for 1997 were 3,952,000, a decrease of 5,000 shares from the 3,957,000 weighted average shares outstanding reported for 1996. The decrease was the net effect of the issuance of the 48,000 shares on exercise of stock options by certain key employees in 1996, the dilutive effect of existing unexercised stock options, and the purchase by the Company throughout 1997 of 98,300 shares for the treasury. Weighted average shares outstanding in 1996 were 3,957,000, an increase of 90,000 shares from the 3,867,000 reported in 1995. This increase was the joint result of the issuance of 75,000 shares on exercise of stock options by certain key employees in 1996, and the dilutive effect of existing unexercised stock options.

 Liquidity and Capital Resources

  As of December 31, 1997, the Company had cash reserves on hand of $8,232,000 as compared with $4,789,000 cash on hand as of December 31, 1996. As detailed in the Consolidated Statements of Cash Flow presented on page F-6 of this Form 10-K, this increase in cash was the net result of cash provided by operating activities (principally net income plus depreciation) of $5,558,000, less cash invested in property, plant, and equipment of $1,288,000, less cash used in financing activities (principally the repurchase of Corcom common shares for treasury) of $827,000. This cash is invested in money-market, Eurodollar, and other conservative and liquid vehicles. In addition to current cash reserves, the Company's loan agreement with American National Bank and Trust Company of Chicago was renewed on December 31, 1996 and is now in effect until April 30, 1998. This agreement is an unsecured line of credit with maximum borrowings of $4,000,000, or 80% of eligible accounts receivable, whichever is less. Interest on this loan is the Company's choice of either LIBOR plus 150 basis points, or the Bank's prime rate. There were no borrowings against this agreement as of either December 31, 1997 or 1996.

  As of December 31, 1997, the Company had foreign income tax carryforwards of $1,894,000, principally in Hong Kong, Mexico and the West Indies.
Approximately $1,485,000 of the foreign NOL carryforwards have no expiration date. The company had no domestic income tax NOL carryforwards remaining as of December 31, 1997.

  Management feels that existing cash balances and the existing bank line of credit will be sufficient to support its cash needs through 1998. Except for a significant change in general economic conditions affecting the Company, its suppliers, and/or its customers, the Company is not aware of any trends which would be reasonably likely to result in the Company's liquidity increasing (other than as a result of profitable operations) or decreasing in a material manner.

  In 1997, the Company began converting its computer systems to be year 2000 compliant. Most of the Company's business software consists of externally written, generic "packages" which have already been upgraded to be year 2000 compliant by their publishers. These upgraded versions have been made available to the Company as part of its normal software licensing and/or maintenance agreements. In certain cases, installation of the upgraded systems may require additional purchased hardware or software which would be recorded as assets and amortized. In addition to its main purchased business software, but to a much lesser extent, the Company also has some internally developed systems and subsystems which are in the process of being made year 2000 compliant. The Company does not believe it will encounter any material problems with this conversion. Management does not feel that the cost of this conversion will be material.

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